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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ----------------

                            SCHEDULE 14A INFORMATION

                               ----------------

                 PROXY STATEMENT PURSUANT TO SECTION 14A OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

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                               HOOK-SUPERX, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
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                               HOOK-SUPERX, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)
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Payment of Filing Fee (Check the appropriate box):

[_]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
[_]$500 per each party to the controversy pursuant to Exchange Act Rule
   14a-6(i)(3)
[X]Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11:

   1) Title of each class of securities to which transaction applies:

          HOOK-SUPERX, INC. COMMON STOCK, PAR VALUE $.01 PER SHARE
          --------------------------------------------------------

   2) Aggregate number of securities to which transaction applies:

            20,938,195 (OUTSTANDING SHARES OF HOOK-SUPERX, INC.
               COMMON STOCK ON CLOSE OF TRADING JUNE 15, 1994)
                    ----------------------------------

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

  $13.75 IN CASH FOR ALL OF THE SECURITIES TO WHICH THE TRANSACTION APPLIES
  -------------------------------------------------------------------------

   4) Proposed maximum aggregate value of transaction: $287,900,182

[X]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

   1) Amount Previously Paid:
                                   $57,401.04
                                   --------

   2) Form, Schedule or Registration Statement No.:

                 SCHEDULE 14A (COMMISSION FILE NO. 1-11122)
                 ------------------------------------------
   3) Filing Party:

                              HOOK-SUPERX, INC.
                              -----------------
   4) Date Filed:

                               APRIL 26, 1994
                               --------------

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

[LOGO OF HOOK-SUPERX, INC. APPEARS HERE]

                               HOOK-SUPERX, INC.
                              175 TRI-COUNTY PARKWAY
                          CINCINNATI, OHIO 45246-3222
                                                                   June 17, 1994

DEAR FELLOW STOCKHOLDER:

  You are cordially invited to attend a Special Meeting of Stockholders of Hook-SupeRx, Inc. (the "Company"), to be held at One New York Plaza, New York, New York, 27th Floor, on July 8, 1994, at 10:00 a.m., local time. A Notice of the Special Meeting, a proxy and a Proxy Statement containing information about the matters to be acted upon are enclosed. All holders of the Company's outstanding shares of common stock as of the close of business on June 7, 1994 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting.

  At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of March 31, 1994 (the "Merger Agreement"), between the Company, Revco D.S., Inc., a Delaware corporation ("Revco"), and HSX Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Revco ("Merger Sub"), and the transactions contemplated thereby. Pursuant to the terms of the Merger Agreement, among other things, (i) Merger Sub will be merged with and into the Company, with the Company being the surviving corporation (the "Merger"), and
(ii) each outstanding share of the common stock, par value $.01 per share ("Common Stock"), of the Company (other than shares of Common Stock held by the Company as treasury stock or held by stockholders, if any, who properly exercised their dissenters' rights under Delaware law) will be cancelled and converted into the right to receive $13.75 in cash.

  Details of the Merger and other important information are set forth in the accompanying Proxy Statement, which you are urged to read carefully before voting.

  The Kroger Co., Bridge Street Fund 1986, Stone Street Fund 1986, Goldman Sachs & Co., The Goldman Sachs Group, L.P. and Broad Street Investment Fund, L.P., which beneficially owned, in the aggregate, approximately 49.0% of the outstanding shares of Common Stock as of the Record Date, have agreed with Revco to vote their shares FOR the approval and adoption of the Merger. In addition, Philip E. Beekman, Chairman of the Board, President and Chief Executive Officer of the Company, who beneficially owned approximately 5.8% of the outstanding shares of Common Stock as of the Record Date, has informed the Company that he intends to vote all of his shares of Common Stock FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby. Although the aforementioned stockholders have sufficient voting power to approve and adopt the Merger Agreement, your Board of Directors nevertheless believes that your representation at the Special Meeting is important and urges you to vote your shares of Common Stock.

  Your Board of Directors has determined that the terms of the Merger are fair to, and in the best interests of, the Company and its stockholders, has approved and adopted the Merger Agreement and the transactions contemplated thereby and recommends that the stockholders of the Company vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby. The Board has received a written opinion of Goldman, Sachs & Co., who has acted as financial advisor to the Company in connection with the Merger, as to the fairness of the consideration to be received by the Company's stockholders in the Merger. Furthermore, Salomon Brothers Inc has also furnished a written opinion to the Board as to the fairness, from a financial point of view, of the consideration to be received by the Company's stockholders in the Merger.

  Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope as soon as possible so that your shares will be represented at the Special Meeting. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card.

                                         Sincerely,

                                         /s/Philip E. Beekman

                                         Philip E. Beekman
                                         Chairman of the Board, President and
                                          Chief Executive Officer

                               HOOK-SUPERX, INC.
                             175 TRI-COUNTY PARKWAY
                          CINCINNATI, OHIO 45246-3222

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                                                   June 17, 1994

TO THE STOCKHOLDERS OF HOOK-SUPERX, INC.:

  Notice is hereby given that a Special Meeting of the stockholders of Hook-SupeRx, Inc. (the "Company") will be held at One New York Plaza, New York, New York, 27th Floor, on Friday, July 8, 1994 at 10:00 a.m., local time, for the following purpose:

    To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 31, 1994 (the "Merger Agreement"), between the Company, Revco D.S., Inc., a Delaware corporation ("Revco"), and HSX Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Revco ("Merger Sub"), and the transactions contemplated thereby, pursuant to which, among other things, (i) Merger Sub will be merged with and into the Company, with the Company being the surviving corporation (the "Merger"), and (ii) each outstanding share of the common stock, par value $.01 per share (the "Common Stock"), of the Company (other than shares of Common Stock owned by the Company as treasury stock immediately prior to the Effective Time (as defined in the Merger Agreement), which shares will be cancelled, and other than shares of Common Stock held by stockholders, if any, who properly exercised their dissenters' rights under Delaware law) will be cancelled and converted into the right to receive $13.75 in cash as more fully described in the accompanying Proxy Statement.

  A copy of the Merger Agreement is attached as Annex A to the Proxy Statement that accompanies this Notice of Special Meeting.

  Your Board of Directors has determined that the terms of the Merger are fair to, and in the best interests of, the Company and its stockholders, has approved and adopted the Merger Agreement and the transactions contemplated thereby and recommends that the stockholders of the Company vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

  The Board of Directors of the Company has fixed the close of business on June 7, 1994 as the record date (the "Record Date") for determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE PROMPTLY IN ORDER TO ASSURE THAT YOUR SHARES OF COMMON STOCK WILL BE REPRESENTED. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

  Under Delaware law, holders of shares of Common Stock have the right to dissent from the Merger and to receive payment of the fair value of their shares upon compliance with Section 262 of the Delaware General Corporation Law. This right is explained more fully in the accompanying Proxy Statement in the section headed "APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS." Section 262 of the Delaware General Corporation Law is attached to the Proxy Statement as Annex B.

                                          By order of the Board of Directors,

                                          /s/ Raymond W. Rizzo
                                          Raymond W. Rizzo
                                          Secretary

Cincinnati, Ohio
June 17, 1994

                                   IMPORTANT

  PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   3
THE SPECIAL MEETING.......................................................  10
  Date, Place and Time....................................................  10
  Matters to be Considered at the Meeting.................................  10
  Record Date; Voting at the Meeting......................................  10
  Vote Required...........................................................  10
  Solicitation, Revocation and Use of Proxies.............................  11
THE MERGER................................................................  11
  Background; Reasons for the Merger......................................  11
  Recommendation of the Board of Directors................................  12
  Evaluation By Certain Executive Officers................................  13
  Opinions of Investment Bankers..........................................  14
THE MERGER AGREEMENT......................................................  20
  In General; Payment of Purchase Price...................................  20
  Representations and Warranties..........................................  21
  Certain Covenants.......................................................  22
  Agreements with Respect to Company Stock Option Plans...................  24
  Revco's Agreements with Respect to Certain Employee Benefits............  24
  Amendment of Merger Agreement...........................................  25
  Conditions to Closing...................................................  25
  Termination.............................................................  26
  Payment of Expenses.....................................................  27
  Regulatory Approval.....................................................  27
  Financing...............................................................  27
CERTAIN FEDERAL INCOME TAX CONSEQUENCES; ACCOUNTING TREATMENT.............  28
  Certain Federal Income Tax Consequences.................................  28
  Accounting Treatment....................................................  29
CERTAIN OTHER AGREEMENTS..................................................  29
  Voting Agreement........................................................  29
  Stockholders Rights Agreement...........................................  29
INTERESTS OF CERTAIN PERSONS IN THE MERGER................................  29
  Employment Agreement....................................................  29
  Protective Compensation and Benefit Agreements; Supplemental Executive
   Retirement Plan........................................................  30
  Company Bonus Plans.....................................................  31
  Indemnification and Insurance...........................................  32
  Financial Advisor.......................................................  33
APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS...............................  33
PRICE RANGE OF STOCK......................................................  36
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT...............  37
SELECTED FINANCIAL DATA...................................................  39
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.....................  42

                                                                            PAGE
                                                                            ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   44
CERTAIN PROJECTED FINANCIAL INFORMATION...................................   54
BUSINESS..................................................................   55
INDEPENDENT ACCOUNTANTS...................................................   60
STOCKHOLDER PROPOSALS FOR THE 1995 MEETING................................   60
OTHER MATTERS.............................................................   60
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................................  F-1
ANNEX A Agreement and Plan of Merger......................................  A-1
ANNEX B Section 262 of the Delaware General Corporation Law...............  B-1
ANNEX C Voting Agreement..................................................  C-1
ANNEX D Fairness Opinion of Goldman, Sachs & Co...........................  D-1
ANNEX E Fairness Opinion of Salomon Brothers Inc..........................  E-1

                  [LOGO OF HOOK-SUPERX, INC. APPEARS HERE]

                             175 TRI-COUNTY PARKWAY
                          CINCINNATI, OHIO 45246-3222

                         ----------------------------

                                PROXY STATEMENT

                         ----------------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 8, 1994

                         ----------------------------

  This Proxy Statement is furnished to holders of common stock, par value $.01 per share ("Common Stock"), of Hook-SupeRx, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors" or the "Board") of proxies to be used at the Special Meeting of Stockholders of the Company to be held on July 8, 1994 at 10:00 a.m., local time, at One New York Plaza, New York, New York, 27th Floor, and at any adjournments or postponements thereof (the "Special Meeting"). The date on which this Proxy Statement and the enclosed proxy are being first sent to stockholders is on or about June 17, 1994.

  At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of March 31, 1994 (the "Merger Agreement"), between the Company, Revco D.S., Inc., a Delaware corporation ("Revco"), and HSX Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Revco ("Merger Sub"), and the transactions contemplated thereby. A copy of the Merger Agreement is attached hereto as Annex A. Pursuant to the terms of the Merger Agreement, among other things, (i) Merger Sub will be merged with and into the Company, with the Company being the surviving corporation (the "Merger"), and (ii) each outstanding share of Common Stock and each associated preferred stock purchase right attached thereto (other than shares of Common Stock held by the Company as treasury stock immediately prior to the Effective Time (as defined herein), will be cancelled, and other than shares of Common Stock held by stockholders, if any, who properly exercised their dissenters' rights under Delaware law) will be cancelled and converted into the right to receive $13.75 in cash (the "Purchase Price"). Upon the consummation of the Merger, stockholders of the Company will have no further interest in the Company. No additional consideration will be paid by Revco for the preferred stock purchase rights attached to each share of Common Stock.

  Stockholders of record at the close of business on June 7, 1994 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. At the Record Date there were outstanding 20,932,865 shares of Common Stock, each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting and all adjournments and postponements thereof.

  The By-laws of the Company provide that a majority of the shares of Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Any stockholder present in person or by proxy (including broker non-votes) at the Special Meeting, but who abstains from voting, shall be counted for purposes of determining whether a quorum exists.

  The Merger Agreement is conditioned, among other things, upon the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes will be counted as votes against the proposal to approve the Merger Agreement. The Kroger Co., Bridge Street Fund 1986, Stone Street Fund 1986, Goldman, Sachs & Co., The Goldman Sachs Group, L.P.

and Broad Street Investment Fund, L.P. (collectively, the "Voting Agreement Stockholders"), which beneficially owned, in the aggregate, approximately 49.0% of the outstanding shares of Common Stock as of the Record Date, have entered into a Voting Agreement (the "Voting Agreement"), dated as of March 31, 1994, with Revco pursuant to which the Voting Agreement Stockholders have agreed, among other things, to vote their shares of Common Stock in favor of the Merger. A copy of the Voting Agreement is attached as Annex C. In addition, Philip E. Beekman, Chairman of the Board, President and Chief Executive Officer of the Company, who beneficially owned approximately 5.8% of the outstanding shares of Common Stock as of the Record Date, has informed the Company that he intends to vote all of his shares of Common Stock FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby. Accordingly, the Voting Agreement Stockholders and Mr. Beekman have sufficient voting power to approve and adopt the Merger Agreement, regardless of the vote of any other stockholder of the Company.

  If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Special Meeting, the shares of Common Stock represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the approval and adoption of the Merger Agreement.

  The presence of a stockholder at the Special Meeting will not automatically revoke such stockholder's proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company (2800 Enterprise Street, Indianapolis, Indiana 46219) a written notice of revocation, by delivering to the Company a duly executed proxy representing such shares of Common Stock and bearing a later date, or by voting in person at the Special Meeting.

  The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and regular employees (who will receive no compensation therefor in addition to their regular salaries), may also solicit proxies personally, by telephone, by facsimile or by other means of communication. The Company has retained Georgeson & Company Inc. ("Georgeson") to assist in the solicitation of proxies. The Company will pay to Georgeson a fee for proxy solicitation services in the amount of $6,000 plus out-of-pocket expenses. The Company also will request brokers, custodians and other nominees or fiduciaries to send proxy materials to, and to obtain proxies from, beneficial owners of stock and will reimburse such parties for their reasonable expenses in doing so.

  PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement and the documents incorporated herein by reference. This summary does not contain a complete statement of all material information relating to the Merger and the transactions related thereto. Reference is made to, and this summary is qualified in its entirety by, the more detailed information appearing in this Proxy Statement and the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings set forth elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement and the Annexes hereto in their entirety.

                                  THE PARTIES


Hook-SupeRx, Inc..............  The Company operates one of the largest retail drug store chains in the United States in terms of store count. The Company's approximately 1,150 drug stores are located over a diverse geographic area consisting of 22 states, pri-marily in the Midwestern and Northeastern re-gions of the United States. The Company also operates 33 home health care centers primarily in the Midwestern region of the United States. The principal executive offices of the Company are located at 175 Tri-County Parkway, Cincin-nati, Ohio 45246-3222 and the telephone number is (513) 782-3000.

Revco D.S., Inc...............  Revco operates one of the largest retail drug store chains in the United States with approxi-mately 1,150 stores located in nine contiguous eastern states. The principal executive offices of Revco are located at 1925 Enterprise Park-way, Twinsburg, Ohio 44087 and the telephone number is (216) 425-9811.

                              THE SPECIAL MEETING

Date, Place and Time..........  The Special Meeting of stockholders of the Com-
                                pany is to be held at One New York Plaza, New York, New York, 27th Floor, on July 8, 1994 at 10:00 a.m., local time. See "THE SPECIAL MEET-ING--Date, Place and Time."

Matters to be Considered at
 the Meeting..................  The purpose of the Special Meeting is to con-
                                sider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. See "THE SPECIAL MEET-ING--Matters to be Considered at the Meeting."

Record Date; Voting at the
 Meeting......................  Holders of record of shares of Common Stock at the close of business on June 7, 1994 are enti-tled to notice of and to vote at the Special Meeting. At the Record Date, there were out-standing 20,932,865 shares of Common Stock, each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting and all adjournments and postponements thereof. See "THE SPECIAL MEETING--Record Date; Voting at the Meeting."

Vote Required.................  The affirmative vote of holders of a majority of the outstanding shares of Common Stock is required under applicable law to approve and adopt the Merger Agreement. The Kroger Co., Bridge Street Fund 1986, Stone Street Fund 1986, Goldman, Sachs & Co., The Goldman Sachs Group, L.P. and Broad Street Investment Fund I, L.P. (collectively, the "Voting Agreement Stockholders"), which beneficially owned, in the aggregate, approximately 49.0% of the out-standing shares of Common Stock as of the Rec-ord Date, have entered into the Voting Agree-ment, dated as of March 31, 1994 (the "Voting Agreement"), with Revco. Pursuant to the Voting Agreement, the Voting Agreement Stockholders have agreed, among other things, to vote their shares of Common Stock in favor of the Merger. A copy of the Voting Agreement is attached as Annex C to this Proxy Statement. In addition, Philip E. Beekman, President, Chairman of the Board and Chief Executive Officer of the Com-pany ("Mr. Beekman"), who beneficially owned approximately 5.8% of the outstanding shares of Common Stock as of the Record Date, has in-formed the Company that he intends to vote all of his shares of Common Stock FOR the approval and adoption of the Merger Agreement. Accord-ingly, the Voting Agreement Stockholders and Mr. Beekman have sufficient voting power to ap-prove and adopt the Merger Agreement, regard-less of the vote of any other stockholder of the Company. See "THE SPECIAL MEETING--Vote Re-quired."

Solicitation, Revocation and
 Use of Proxies...............  All expenses of the solicitation of the stock-
                                holders of the Company in connection with this Proxy Statement will be borne by the Company. The Company has retained Georgeson to assist in the solicitation of proxies. Any proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by the execution of a proxy signed at a later date, by the fil-ing of a written notice of revocation with the Secretary of the Company at any time before the taking of the vote at the Special Meeting or by voting in person at the Special Meeting. See "THE SPECIAL MEETING--Solicitation, Revocation and Use of Proxies."

                                   THE MERGER

Recommendation of the Board
 of Directors.................  On April 1, 1994, the Board of Directors of the
                                Company approved the Merger Agreement and the transactions contemplated thereby. The Board recommends that the holders of Common Stock vote FOR the approval and adoption of the Merger Agreement and the transactions contem-plated thereby. For a discussion of the factors considered by the Board of Directors in reach-ing its decision, see "THE

                                MERGER--Background; Reasons for the Merger,"
                                "THE MERGER--Recommendation of the Board of Di-rectors," "THE MERGER--Evaluation by Certain Executive Officers" and "CERTAIN PROJECTED FI-NANCIAL INFORMATION."

Opinions of Investment
 Bankers......................  On April 1, 1994, Goldman, Sachs & Co.
                                ("Goldman Sachs"), the financial advisor of the Company, delivered its oral opinion to the Board of Directors to the effect that, based on various considerations and assumptions, the Purchase Price to be paid to the holders of Common Stock pursuant to the Merger was fair to such holders. Goldman Sachs subsequently con-firmed its oral opinion by delivery of its written opinion dated as of the date of this Proxy Statement. Goldman Sachs and certain of its affiliates beneficially owned approximately 24.5% of the shares of Common Stock outstanding as of the Record Date and have agreed, pursuant to the Voting Agreement, to vote in favor of the Merger. Howard A. Silverstein, a general partner of Goldman Sachs, and Michael H. Coles, a limited partner of Goldman Sachs, are direc-tors of the Company.

                                On April 1, 1994, Salomon Brothers Inc ("Salo-mon Brothers") provided its oral opinion to the Board of Directors to the effect that, based on various considerations and assumptions, the Purchase Price to be paid to the holders of Common Stock pursuant to the Merger was fair, from a financial point of view, to such hold-ers. Salomon Brothers subsequently confirmed such opinion by delivery of its written opinion dated as of April 1, 1994.

                                Copies of the full text of the written opinions of Goldman Sachs and Salomon Brothers, which set forth the assumptions made, procedures fol-lowed, matters considered and limits of their respective reviews, are attached to this Proxy Statement as Annexes D and E, respectively, and should be read carefully in their entirety. See "THE MERGER--Opinions of Investment Bankers."

                              THE MERGER AGREEMENT

General.......................  Upon the terms and subject to the conditions of the Merger Agreement, (i) Merger Sub will be merged with and into the Company, with the Com-pany being the surviving corporation (the "Sur-viving Corporation") and (ii) each outstanding share of Common Stock (other than shares of Common Stock held by the Company as treasury stock immediately prior to the Effective Time, which shares will be cancelled, and other than shares of Common Stock held by stockholders, if any, who properly exercised their dissenters' rights of appraisal under Delaware law) will be cancelled and converted into the right to re-ceive $13.75 in cash. A closing (the

                                "Closing") will be held on the first business day immediately following the day on which the last of the required conditions to the Closing has been satisfied or waived, or on such other date as is agreed upon by the Company and Revco. The date on which the Closing occurs is referred to herein as the "Closing Date." The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law (the "DGCL") or at such later time as is provided in such Certificate (the "Effective Time"). See "THE MERGER AGREEMENT--In General; Payment of Purchase Price."

Conditions to the Merger......  The respective obligations of the Company and
                                Revco to consummate the Merger are subject to the satisfaction or, where applicable, waiver of the following conditions, among others: (i) the approval of the Merger by the holders of at least a majority of the outstanding shares of Common Stock, (ii) the expiration or termina-tion of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (iii) neither the Company nor Revco shall be subject to any order or injunc-tion of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Merger Agreement, (iv) other than as specified in the Merger Agree-ment, the making or obtaining of all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body, (v) compliance by the other party with its agree-ments contained in the Merger Agreement to be performed on or prior to the Closing Date, (vi) the representations and warranties of the other party contained in the Merger Agreement or in any other document delivered pursuant to the Merger Agreement shall be true and correct as of the Closing Date (unless the failure of any representation and warranty to be so true and correct would not have or would not be reasona-bly likely to have a material adverse effect, in the case of Revco, on the business, results of operations or financial condition of the Company (a "Company Material Adverse Effect") or, in the case of the Company, on the ability of Revco to perform its obligations under the Merger Agreement (a "Revco Material Adverse Ef-fect")), or (vii) from the date of the Merger Agreement through the Effective Time, there shall have not occurred any change in the fi-nancial condition, business, operations or prospects of the other party which would or would be reasonably likely to have a Company Material Adverse Effect or a Revco Material Ad-verse Effect, as the case may be. See "THE MERGER AGREEMENT--Conditions to Closing."

Termination of the Merger
 Agreement....................  The Merger Agreement may be terminated (i) by the mutual consent of the Company and Revco;
                                (ii) by either the Company or Revco if (a) the Merger shall not have been consummated by Sep-tember 30, 1994, (b) the approval of holders of a majority of the shares of Common Stock shall not have been obtained at the Special Meeting or any adjournment thereof, (c) a United States Federal or state court of competent jurisdic-tion or United States Federal or state govern-mental, regulatory or administrative agency or commission prohibits the transactions contem-plated by the Merger Agreement, (d) the other party has breached any representations or war-ranties contained in the Merger Agreement which would have or would be reasonably likely to have a Company Material Adverse Effect or a Revco Material Adverse Effect, as the case may be, or (e) the other party has materially breached any covenants or agreements set forth in the Merger Agreement, which breach is either not curable or, if curable, is not cured within 30 days after notice thereof; or (iii) by the Company if, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, the Board of Di-rectors determines that such termination is re-quired by reason of a proposal or offer being made with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant por-tion of the assets of, the Company or any of its significant subsidiaries (an "Acquisition Proposal"). See "THE MERGER AGREEMENT--Termina-tion."

                             CERTAIN FEDERAL INCOME
                     TAX CONSEQUENCES; ACCOUNTING TREATMENT

Certain Federal Income Tax
 Consequences.................  The receipt of cash by a stockholder of the
                                Company pursuant to the Merger or pursuant to the exercise of dissenters' rights under Dela-ware law will generally be a taxable transac-tion for Federal income tax purposes for stock-holders subject to Federal income tax. The gain or loss recognized thereon generally will be treated as a capital gain or capital loss, and such transaction may also be taxable under ap-plicable state, local and foreign tax laws and may be subject to backup withholding. All stockholders are urged to consult their own tax advisors. See "CERTAIN FEDERAL INCOME TAX CON-SEQUENCES; ACCOUNTING TREATMENT."

Accounting Treatment..........  The Company understands that the Merger will be accounted for by Revco as a "purchase" under generally accepted accounting principles. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES; AC-COUNTING TREATMENT."

                            CERTAIN OTHER AGREEMENTS

The Voting Agreement..........  Concurrently upon entering into the Merger
                                Agreement, Revco, Merger Sub and the Voting
                                Agreement Stockholders entered into the Voting Agreement pursuant to which the Voting Agree-ment Stockholders agreed, among other things, to vote all of their shares of Common Stock in favor of the Merger. A copy of the Voting Agreement is attached to this Proxy Statement as Annex C.

Stockholders Rights
 Agreement....................  The Company is a party to a Rights Agreement, dated as of June 3, 1992 (the "Rights Agree-ment"), pursuant to which each outstanding share of Common Stock has attached to it one preferred stock purchase right (a "Right") that entitles the holder to purchase from the Com-pany one one-hundredth of a share of Series A Preferred Stock at a price of $64 per one-hun-dredth of a share. Immediately prior to the ex-ecution of the Merger Agreement, the definition of an "Acquiring Person" under the Rights Agreement was amended to exclude Revco and Merger Sub if they obtained the Beneficial Own-ership (as defined in the Rights Agreement) of more than the permitted percentage of Common Stock under the Rights Agreement solely as a result of the execution, delivery and perfor-mance of the Voting Agreement and the Merger Agreement. Consistent with the terms of the Rights Agreement, this amendment was adopted by the Board and is set forth in an Amendment to Rights Agreement. No additional consideration will be paid by Revco for the Rights and, at the Effective Time, the Rights will be can-celled. See "CERTAIN OTHER AGREEMENTS--Stock-holders Rights Agreement."

                   INTEREST OF CERTAIN PERSONS IN THE MERGER

General Statement.............  In considering the recommendation of the Board of Directors with respect to the Merger Agree-ment, stockholders should be aware that certain members of the Board of Directors and the Company's management may have certain interests in the Merger that are in addition to or dif-ferent from the interests of stockholders of the Company generally. Under existing agree-ments (the "Protective Compensation and Benefit Agreements"), 43 employees of the Company, in-cluding Mr. Beekman, will be entitled to pay-ments totaling approximately $12,267,133, ex-cluding payment for excise taxes, in the event their employment with the Company is terminated within a specified period following the Effec-tive Time. Under the terms of an employment agreement, Mr. Beekman will be entitled, under certain circumstances, to a severance payment of approximately $1,237,500 upon the consumma-tion of the Merger. Mr. Beekman, however, is not entitled to any duplication of pay-ment under his employment agreement and his Protective Compensation and Benefit Agreement. Since Mr. Beekman would be entitled to a higher severance pay benefit under his Protective Com-pensation and Benefit Agreement, no severance payment will be made to him under his employ-ment agreement as a result of the Merger. Under the terms of the HSI Supplemental Executive Re-tirement Plan, the Company would be obliged to pay the 35 participants thereunder a total of $3,939,149 upon the consummation of the Merger. The aforementioned amounts were determined as-suming that they had become payable on February 28, 1994. Furthermore, Revco has agreed that bonuses paid under the Company's bonus plans (the "Bonus Plans") for the fiscal year ending August 31, 1994 ("Fiscal 1994") to all execu-tive officers and administrative employees cov-ered by Bonus Plans and who are employed by the Company on August 31, 1994 will equal 30% of the total potential bonus that had been payable thereunder (regardless of actual performance by the Company). Revco has also agreed to pay to such employees whose employment is terminated prior to August 31, 1994 and on or after the Effective Time a bonus equal to the product of
                                (x) 30% of such employee's total potential bo-nus under the Bonus Plans for Fiscal 1994 and
                                (y) a percentage equal to the number of days such employee was employed by the Company (in-cluding days employed by the Surviving Corpora-
                                tion) during Fiscal 1994, divided by 365. Revco also agreed to indemnify and hold harmless to the fullest extent permitted under applicable law officers, directors, employees, trustees and agents of the Company for certain losses, claims, damages, liabilities, costs, expenses, judgments, fines, penalties and other matters arising from actions or omissions incurred in their capacity as such. See "INTERESTS OF CER-TAIN PERSONS IN THE MERGER." The Board of Di-rectors was aware of these interests and con-sidered them, among other matters, in approving and adopting the Merger Agreement.

                                APPRAISAL RIGHTS


Appraisal Rights..............  Pursuant to the DGCL, holders of shares of Com-
                                mon Stock will be entitled to dissenters' rights of appraisal in connection with the Merger. See "APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS" and Annex B hereto.

                              THE SPECIAL MEETING

DATE, PLACE AND TIME

  The Special Meeting will be held at One New York Plaza, New York, New York, 27th Floor, on Friday, July 8, 1994 at 10:00 a.m., local time.

MATTERS TO BE CONSIDERED AT THE MEETING

  At the Special Meeting, holders of Common Stock as of the Record Date will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.

  The Board of Directors has approved the Merger Agreement and the transactions contemplated thereby and recommends a vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of the Company.

RECORD DATE; VOTING AT THE MEETING

  The Board of Directors has fixed June 7, 1994 as the Record Date for the determination of the stockholders of the Company entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. On the Record Date, there were 20,932,865 shares of Common Stock outstanding, which shares were held by approximately 784 holders of record. Shares of Common Stock are the only authorized and outstanding voting securities of the Company. Each holder of record of Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, upon each matter properly submitted for the vote of the stockholders at the Special Meeting. The presence, in person or by properly executed proxy, of holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. THE BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  Holders of Common Stock on the Record Date will be entitled to dissenters' appraisal rights under the DGCL in connection with the Merger. Stockholders of the Company who vote in favor of the Merger, however, will waive their dissenters' appraisal rights. See "APPRAISAL RIGHTS OF DISSENTING
STOCKHOLDERS."

  This Proxy Statement is being furnished to stockholders of the Company in connection with the solicitation of proxies by and on behalf of the Board of Directors for use at the Special Meeting. All shares of Common Stock which are entitled to vote and are represented at the Special Meeting by properly executed proxies received and not duly and timely revoked will be voted at the Special Meeting in accordance with the instructions contained therein. In the absence of contrary instructions, such shares will be voted FOR the approval and adoption of the Merger Agreement.

VOTE REQUIRED

  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required under applicable law to approve and adopt the Merger Agreement. The Voting Agreement Stockholders beneficially owned, in the aggregate, approximately 49.0% of the outstanding shares of Common Stock as of the Record Date and have entered into the Voting Agreement with Revco pursuant to which they have agreed, among other things, to vote their shares of Common Stock in favor of the Merger. In addition, Mr. Beekman, who beneficially owned approximately 5.8% of the outstanding shares of Common Stock as of the Record Date, has informed the Company that he intends to vote all of his shares of Common Stock FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby. Accordingly, the Voting Agreement Stockholders and Mr. Beekman have sufficient voting power to approve and adopt the Merger Agreement, regardless of the vote of any other stockholder of the Company.

SOLICITATION, REVOCATION AND USE OF PROXIES

  All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, facsimile or by other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to the beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, Georgeson has been retained by the Company to solicit proxies for a fee estimated at $6,000 and reimbursement of out-of-pocket expenses.

  Any proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by the execution of a proxy signed at a later date or by the giving of written notice of revocation to the Secretary of the Company at any time before the taking of the vote at the Special Meeting. Furthermore, a stockholder giving a proxy may revoke such proxy by attending the Special Meeting and voting his or her shares in person. Any written notice of revocation should be delivered to Hook-SupeRx, Inc., 2800 Enterprise Street, Indianapolis, Indiana 46219, Attention: Secretary, at or before the taking of the vote at the Special Meeting.

  STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

BACKGROUND; REASONS FOR THE MERGER

  The Company was incorporated in Delaware on October 8, 1986 for the purpose of acquiring, on a leveraged basis, a major portion of the retail drug store business then owned by The Kroger Co. ("Kroger"). On December 9, 1986, Hook Drugs, Inc., then a wholly-owned subsidiary of Kroger, was merged into the Company, and upon consummation of the merger, became a division of the Company. The Company also acquired certain assets and assumed certain liabilities of Superx Drugs Corporation, another wholly-owned subsidiary of Kroger. On June 15, 1988, the Company acquired all of the outstanding common stock of Brooks Drug, Inc. ("Brooks"), then a wholly-owned subsidiary of Andrews Group Incorporated. Upon consummation of this transaction, Brooks became a wholly-owned subsidiary of the Company. In June of 1992, the Company completed a public offering of 7,900,000 shares of Common Stock at a per share price of $13.00 (the "Initial Public Offering"). The Initial Public Offering was part of a recapitalization plan of the Company (the "Recapitalization Plan"), which included a concurrent offering of senior notes, the restructuring of bank debt and the redemption of the Company's then outstanding debentures.

  The Company's earnings before interest, taxes and restructuring charges declined from $68,279,000 for the fiscal year ended August 31, 1992 ("Fiscal 1992") to $47,501,000 for the fiscal year ended August 31, 1993 ("Fiscal 1993"). In Fiscal 1993, the Company also recorded a pre-tax restructuring charge of $19,704,000 as a result of its decision to dispose of approximately 60 unproductive stores and its reorganization of its store operations and marketing departments. Several factors contributed to this decline in earnings. Some of these factors were the decrease in the rate of sales growth due to the significant decline in the level of price inflation on pharmaceuticals as a result of the increased emphasis placed by the manufacturers of pharmaceuticals on limiting price increases. In addition, the Company's performance was adversely affected by the erosion of gross margins for prescription drugs resulting largely from the continued migration of non-third party prescription sales to third party payors who typically pay a lower price for prescription drugs than do non-third party payors. During Fiscal 1993, the Company also experienced increased competitive pressures. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Comparison of the Six Months Ended February 28, 1994 with the Six Months Ended February 28, 1993."

  In light of the factors noted in the preceding paragraph and the Board of Director's belief that, given the current competitive environment and the Company's leveraged capitalization, the Company lacked the capital resources necessary in the long-term to compete effectively in its industry (in particular, the Company's ongoing need to remodel existing stores, open new stores and implement technological innovations), the Board of Directors concluded that the growth prospects of the Company had diminished. In order to seek to maximize the value of the stockholders' investment in the Company, the Board decided to examine certain financial and strategic alternatives to the Company remaining independent. In July 1993, the Board retained Goldman Sachs as its financial advisor to examine these alternatives and to contact certain potential strategic and financial partners with respect to a transaction with the Company.

  On March 28, 1994, Goldman Sachs, as agent for the Company, received a proposal from Revco to acquire the Company at $13.75 per share, subject to the negotiation of a merger agreement containing customary terms and conditions. On March 29, 1994, the Board of Directors authorized management to seek to negotiate a definitive agreement with Revco. Prior to that time, the Company had received from several other parties indications of interest to acquire the Company, but these indications of interest were at proposed acquisition prices less than the Purchase Price. On April 1, 1994, after extensive negotiations with Revco and several telephonic Board meetings, the Board of Directors approved the Merger Agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  In reaching its decision to enter into the Merger Agreement with Revco and not to remain as an independent company, the Board of Directors considered a number of factors, including the following:

    (i) The premium which the Purchase Price represents over the historical and then current market prices for shares of the Common Stock (as described in greater detail under "PRICE RANGE OF STOCK"), including the fact that the Purchase Price (a) represents a premium of approximately 50.7% over the $9 1/8 market price of the Common Stock at the close of trading on March 31, 1994 (the day immediately preceding the execution of the Merger Agreement), (b) represents a premium of approximately 70.6% over the average closing price of the Common Stock as of the end of each of the 52 weeks prior to the public announcement of the Merger Agreement and (c) is in excess of the highest closing price of the Common Stock as reported on The New York Stock Exchange Composite Tape since the Common Stock has been publicly traded.

    (ii) The prices and premiums paid in comparable acquisition transactions involving other retail drug store chains, which transactions are listed under "--Opinions of Investment Bankers--Opinion of Goldman Sachs-- Comparable Transactions Analysis."

    (iii) The Board's familiarity with and review of the Company's business, results of operations, financial condition and prospects (including, without limitation, the decline in the Company's earnings in Fiscal 1993, as discussed under "--Background; Reasons for the Merger"), as well as retail drug store chain industry conditions generally and its changing environment.

    (iv) The oral opinions of Goldman Sachs and Salomon Brothers delivered on April 1, 1994 to the effect that, as of the date of such opinions, the Purchase Price to be received by the holders of Common Stock pursuant to the Merger Agreement was fair to such holders.

    (v) The presentations by each of Goldman Sachs and Salomon Brothers that discussed, among other things, the relationship of the Purchase Price to be received pursuant to the Merger Agreement to the historical market prices for the Common Stock and the historical, current and projected financial condition, results of operations, assets, liabilities and prospects of the Company.

    (vi) The alternative of the Company remaining an independent entity and the possible further downsizing of the number of stores operated by the Company.

    (vii) The fact that the Voting Agreement Stockholders, who owned an aggregate of approximately 49.0% of the Common Stock as of the Record Date, were willing to enter into the Voting Agreement pursuant to which they agreed to vote the shares of Common Stock owned by them in favor of the Merger; it being noted by the Board of Directors that the Voting Agreement Stockholders were being treated the same as all other stockholders in the Merger.

    (viii) The likelihood that Revco will be able to complete the Merger and the fact that the Merger Agreement provides for limited conditions to the obligations of Revco to consummate the Merger. In this regard the Board noted that the only financing condition relating to the Merger is that Revco's obligation to consummate the Merger is subject to Revco issuing at least $175 million in senior subordinated notes at or prior to the Closing (which condition has been waived by Revco). See "THE MERGER AGREEMENT-- Conditions to Closing."

    (ix) The efforts in exploring the financial and strategic alternatives for the Company since July 1993 as discussed under "--Background; Reasons for the Merger."

    (x) The diminished growth prospects of the Company due to, among other things, the erosion of gross margins, decrease in price inflation for pharmaceuticals, increased competition from competitors with greater financial resources (and less leverage), the Company's lack of financial ability to make on an ongoing basis the capital improvements and commitments necessary for the Company to remain competitive and the uncertainties of health care reform.

    (xi) A review of the terms and conditions of the Merger Agreement.

  In view of the wide variety of factors considered in connection with its evaluation of the proposed Merger, the Board of Directors did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

  Based upon all of these factors, the Board of Directors approved the Merger Agreement and recommends that the stockholders of the Company approve and adopt the Merger.

EVALUATION BY CERTAIN EXECUTIVE OFFICERS

  At the March 29, 1994 Board of Directors meeting, the Board discussed the proposed Merger with certain of the Company's executive officers. Notwithstanding the Company's recent financial difficulties (as described under "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS"), these executive officers generally believed that, to the extent the Company had the financial ability to make on an ongoing basis the capital improvements and commitments necessary for it to remain competitive, the Company could have positive long-term growth prospects. These executive officers generally stated that $13.75 represented a fair purchase price for the Company at this time, although the Chief Financial Officer stated that, given the Company's long-term growth prospects, the price was not fair and another executive officer reserved judgment. See "CERTAIN PROJECTED FINANCIAL INFORMATION." In making its decision to approve the Merger Agreement, the Board of Directors took into account these views.

OPINIONS OF INVESTMENT BANKERS

 Opinion of Goldman Sachs.

  The Board of Directors retained Goldman Sachs as the Company's exclusive financial advisor in connection with the possible sale of the Company. Goldman Sachs has performed various investment banking services for the Company from time to time, including having acted as managing underwriter of a $145,000,000 senior note offering in June 1992 and the Initial Public Offering, and having acted as the Company's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Goldman Sachs and certain of its affiliates acquired 500,000 shares of Common Stock in the secondary market after completion of the distribution of the shares in the Initial Public Offering at an average purchase price of $12.65 per share. On December 8, 1986, Goldman Sachs and certain of its affiliates invested $13,875,000 in exchange for approximately 37.5% of the outstanding shares of Common Stock of the Company in connection with the Company's acquisition of a major portion of the retail drug store business then owned by Kroger. Goldman Sachs and certain of its affiliates currently hold 5,124,998 shares of Common Stock or approximately 24.5% of the shares of Common Stock currently outstanding, and have agreed, pursuant to the Voting Agreement to, among other things, vote such shares of Common Stock in favor of the Merger. See "CERTAIN OTHER AGREEMENTS--Voting Agreement." In addition, Howard A. Silverstein, a general partner of Goldman Sachs, and Michael H. Coles, a limited partner of Goldman Sachs, have served on the Board of Directors since December of 1986. The Board selected Goldman Sachs to act as the Company's exclusive financial advisor based on Goldman Sachs' familiarity with the Company and Goldman Sachs' substantial experience in mergers and acquisitions and in securities valuation generally.

  On April 1, 1994, Goldman Sachs delivered its oral opinion to the Company's Board to the effect that, based on various considerations and assumptions, the Purchase Price was fair to the holders of the Common Stock. Goldman Sachs subsequently confirmed its oral opinion by delivery of its written opinion dated the date of this Proxy Statement. The full text of Goldman Sachs' written opinion, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached hereto as Annex D and is incorporated by reference herein. HOLDERS OF THE COMMON STOCK ARE URGED TO AND SHOULD READ SUCH OPINION IN ITS ENTIRETY.

  In connection with its written opinion dated the date of this Proxy Statement, Goldman Sachs reviewed, among other things, the Merger Agreement; the Voting Agreement; this Proxy Statement; Annual Reports to stockholders of the Company for the two fiscal years ended August 31, 1993; Annual Reports on Form 10-K of the Company for the five fiscal years ended August 31, 1993; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. See "CERTAIN PROJECTED FINANCIAL INFORMATION." In addition, Goldman Sachs reviewed the reported price and trading activity for the Common Stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the drug store industry specifically and in other industries generally and performed such other studies and analyses as Goldman Sachs considered appropriate.

  Goldman Sachs relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it for the purposes of its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries nor has Goldman Sachs been furnished with any such evaluation or appraisal.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its oral opinion to the Company's Board on April 1, 1994. Goldman Sachs utilized substantially the same types of financial analyses in preparing its written opinion dated the date of this Proxy Statement.

  Historical Stock Trading Analysis. Goldman Sachs reviewed and analyzed selected historical trading prices and volumes for the Common Stock since the Initial Public Offering both separately and in comparison to the Standard & Poor's 400 Index and an index of selected companies in the drug store industry (including Arbor Drugs, Inc., Big B, Inc., Eckerd Corporation, Fay's Inc., Genovese Drug Stores, Inc., Long's Drug Stores Corp., Perry Drug Stores, Inc., Rite-Aid Corporation and Walgreen Co.). Such analysis indicated that in the period commencing July 1, 1992 and ending January 1, 1994, the trading price of the Common Stock underperformed as compared with the trading prices of the analyzed indices. In the period commencing January 1, 1994 and ending March 31, 1994, the trading price of the Common Stock performed better than the trading prices of the analyzed indices. Such analysis indicated that, except for a brief period in December of 1992, the Common Stock has traded at a discount to the price at which it was initially offered to the public and that the Common Stock's all-time high closing price was $13.375 on December 2-4, 1992.

  Analysis of Purchase Price. Goldman Sachs prepared a financial analysis of the Merger and calculated the aggregate consideration and various financial multiples based upon the cash consideration of $13.75 per share. The multiples were as follows, in each case for Fiscal 1992, latest twelve months ("LTM") and Fiscal 1994, respectively: (i) sales--0.31x, 0.29x, and 0.28x; (ii) earnings before interest, taxes, depreciation and amortization ("EBITDA") (adjusted on a first-in, first-out basis)--6.0x, 7.7x and 6.4x, and (iii) earnings before interest and taxes ("EBIT")--8.5x, 13.0x and 11.3x. Such analysis also indicated that such cash consideration of $13.75 per share as a multiple of calendar 1994 and 1995 estimated EPS (excluding accreted income relating to a major contract the Company and a major supplier entered into in January 1994) was 19.6x and 14.4x, respectively, and that the Purchase Price represented a 48.6% premium over the closing price of the Common Stock on March 28, 1994.

  Valuation Summary of Selected Publicly Traded Companies. Goldman Sachs reviewed and compared certain financial, operating and stock market information of the Company and selected publicly traded companies in the drug store industry. Selected drug store companies analyzed included Walgreen Co., Eckerd Corporation, Rite-Aid Corporation, Long's Drug Stores Corp., Revco, Fay's Inc., Perry Drug Stores, Inc., Big B, Inc., Arbor Drugs, Inc. (without taking into account its provision for settlement of certain third-party claims) and Genovese Drug Stores, Inc. (the "Goldman Sachs Comparable Companies"). Goldman Sachs examined and compared various valuation methods and calculated various financial multiples and ratios. The multiples of the Company were calculated using a price of $9.25 per share, which was the closing price of the Common Stock on the New York Stock Exchange on March 25, 1994. The multiples and ratios for LTM for the Company were based on information provided by the Company's management and the multiples for each of the Goldman Sachs Comparable Companies were based on the most recent publicly available information. The multiples were as follows: (i) 1994 and 1995 estimates for the price to earnings ratio (which ratio was based on calendarized analysts' estimates)-- 12.2x and 10.0x, respectively, for the Company, compared to medians for the Goldman Sachs Comparable Companies of 12.7x and 11.3x, respectively, (ii) LTM sales--0.22x for the Company, compared to the median for the Goldman Sachs Comparable Companies of 0.44x, (iii) LTM EBITDA--6.1x for the Company, compared to the median of the Goldman Sachs Comparable Companies of 6.4x, and (iv) LTM EBIT--10.6x for the Company, compared to the median for the Goldman Sachs Comparable Companies of 9.0x. The ratios were as follows: (i) LTM EBITDA margin--3.7% for the Company, compared to the median for the Goldman Sachs Comparable Companies of 5.5%, and (ii) LTM EBIT margin--2.1% for the Company, compared to the median for the Goldman Sachs Comparable Companies of 3.7%. The review also indicated that the LTM median revenue per square foot of stores of the Goldman Sachs Comparable Companies was $389, compared to $241 for the Company, and that the median percentage of total debt to total book capitalization was 38.5% for the Goldman Sachs Comparable Companies, compared to 78.8% for the Company.

  Comparable Transactions Analysis. Goldman Sachs reviewed and compared the consideration paid in selected mergers and acquisitions transactions in the drug store industry since 1988, including Thrifty Holdings Inc.'s then pending acquisition of Payless Drugs (using $950 million for the aggregate consideration, based on Thrifty Holdings' filing on Form S-1 on December 30,
1993), Zell/Chilmark Fund, L.P.'s acquisition of a 18.3% stake in Revco, Rite-Aid Corporation's acquisition of Wellby Super Drug Stores, Inc. (owned by Hannaford Bros. Company), Fay's Inc.'s acquisition of Carls Drug Co., Inc. (owned by Victory Markets Inc.), and Victory Markets, Inc.'s acquisition of Carls Drug Co., Inc. (then a subsidiary of Revco) (the "Comparable Transactions"). Such review indicated that, for the Comparable Transactions, aggregate consideration as a multiple of LTM earnings per share/net income ranged from 13.1x to 44.6x, leveraged consideration as a multiple of LTM sales ranged from .30x to .76x, leveraged consideration as a multiple of LTM EBIT ranged from 6.6x to 13.4x, and leveraged consideration as a multiple of LTM EBITDA ranged from 5.0x to 7.2x, as compared to the aggregate consideration payable in the Merger of 19.6x calendar 1994 EPS, .29x LTM sales, 13.0x LTM EBIT, and 7.7x LTM EBITDA. Such review also indicated that, for the Comparable Transactions, the aggregate consideration paid in such transactions represented a premium ranging from 4.2% to 33.8% over the tangible book value of the acquired entity, as compared to a premium for the Merger of 270% over the tangible book value of the Company (see "--Analysis of Purchase Price").

  Discounted Cash Flow Analyses. Goldman Sachs performed a discounted cash flow analysis using the financial projections prepared by the management of the Company. Using such discounted cash flow analysis, Goldman Sachs estimated the present value of the future cash flows set forth in the Company's projections. Goldman Sachs calculated a net present value of free cash flows (defined as earnings before interest after taxes plus depreciation and amortization less capital expenditures and any increase in net working capital) for the years 1994 through 2000 using discount rates ranging from 10% to 18%. Such analyses were based on the Company attaining 100%, 90% and 80% of its projected earnings as contained in the Company's projections. Goldman Sachs calculated the Company's terminal values in the year 1999 based on multiples ranging from 8x to 12x year 2000 projected net income, as well as the Company's terminal values in the year 2000 based on multiples ranging from 5x to 7x year 2000 projected EBITDA. Based on the financial projections prepared by the Company's management, the discounted cash flow analyses indicated (i) when net income terminal values were utilized, a net present value per share of Common Stock ranging from $5.19 to $20.36 (assuming earnings at 100% of projected levels), $4.54 to $19.58 (assuming earnings at 90% of projected levels), $3.89 to $18.79 (assuming earnings at 80% of projected levels) and a percent of value from the terminal value ranging from 62% (assuming earnings at 100% of projected levels) to 75% (assuming earnings at 80% of projected levels) and (ii) when EBITDA terminal values were utilized, a net present value per share of Common Stock ranging from $5.83 to $24.80 (assuming earnings at 100% of projected levels), $5.18 to $24.02 (assuming earnings at 90% of projected levels), and $4.54 to $23.23 (assuming earnings at 80% of projected levels) and a percent of value from the terminal value ranging from 58.6% (assuming earnings at 100% of projected levels) to 73.8% (assuming earnings at 80% of projected levels).

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used as a comparison in the analyses is identical to the Company or the contemplated transaction. The analyses were prepared solely for the purposes of Goldman Sachs providing its opinion to the Board of Directors as to the fairness of the Purchase Price to holders of Common Stock, and do not purport to be appraisals or necessarily reflect the prices at which the Company or its securities actually may be sold. As described above, certain of the analyses performed by Goldman Sachs relied on estimates of future financial performance provided by the management of the Company. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, Goldman Sachs' opinion and presentation to the Board of Directors was one of the several factors taken into consideration by the Board of Directors in making its determination to approve the Merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex D hereto, which stockholders are urged to read in its entirety.

  The terms of the Company's engagement of Goldman Sachs are set forth in a letter agreement, dated March 23, 1994, between Goldman Sachs and the Company (the "Goldman Sachs Engagement Letter"). Pursuant to the terms of the Goldman Sachs Engagement Letter, the Company will pay Goldman Sachs upon consummation of the Merger a transaction fee based on the total consideration paid for the Common Stock, including amounts paid to holders of options (the "Aggregate Consideration"). The transaction fee will be 1.125% of the Aggregate Consideration. In addition, the Company has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, plus any sales, use, or similar taxes (including additions to such taxes, if any) arising in connection with its engagement, and to indemnify Goldman Sachs against certain liabilities relating to or arising out of its engagement, including liabilities under the Federal securities laws.

 Opinion of Salomon Brothers.

  The Board of Directors retained Salomon Brothers to render an opinion to the effect that the Purchase Price to be paid to the holders of Common Stock pursuant to the Merger is fair, from a financial point of view, to such stockholders. On April 1, 1994, Salomon Brothers provided its opinion to the Board to the effect that, based on various considerations and assumptions, the Purchase Price was fair, from a financial point of view, to the holders of the Common Stock. The full text of Salomon Brothers' written opinion, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached as Annex E to this Proxy Statement. HOLDERS OF THE COMMON STOCK ARE URGED TO AND SHOULD READ SUCH OPINION IN ITS ENTIRETY.

  In connection with rendering such opinion, Salomon Brothers reviewed and analyzed, among other things, certain publicly available information concerning the Company; certain internal information, primarily financial in nature, including projections, prepared by the management of the Company (see "CERTAIN PROJECTED FINANCIAL INFORMATION"); certain publicly available information with respect to other companies comparable to the Company and trading markets for such other companies' common stock; the trading and ownership characteristics of the Common Stock; drafts and final versions of the Merger Agreement and the Voting Agreement; certain publicly available information with respect to transactions involving the sale of other companies comparable to the Company; and other analyses and studies it deemed appropriate. Salomon Brothers also had discussions with certain senior management of the Company regarding the Company's past and current business operations, financial condition and future prospects as well as other matters which it believed to be relevant to its inquiry.

  Salomon Brothers relied without independent verification upon the accuracy and completeness of all financial and other information reviewed by it for purposes of its opinion. With respect to financial projections, Salomon Brothers has assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company, and expressed no view as to such forecasts or the assumptions on which they are based. Salomon Brothers did not conduct a physical inspection of any of the properties or facilities of the Company (other than certain office facilities) nor did it make or obtain any independent evaluations or appraisals of any of such properties or facilities.

  The following is a summary of certain of the financial analyses used by Salomon Brothers in connection with providing its written opinion to the Board of Directors.

 Historical Stock Trading and Ownership Analysis.

  Salomon Brothers reviewed and analyzed selected historical trading prices and volumes for the Common Stock since the Initial Public Offering. Salomon Brothers also analyzed the present ownership characteristics of the Common Stock as compared to such characteristics at the time of the Initial Public Offering. Salomon Brothers noted that except for a brief period in December 1992, the Common Stock has traded at a discount to the price at which it was initially offered and that the historically highest closing price was $13.375 in December 1992. The Purchase Price per share exceeded the highest historical closing price for the Common Stock. Salomon Brothers also reviewed the ownership characteristics of the Common Stock and observed that there was a perception of market overhang as a result of the combined ownership position of Goldman Sachs and its affiliates and Kroger in the stock. This position represented approximately 336 days of average daily trading volume in the Common Stock based on average daily trading volume during calendar 1993. Also, in the opinion of Salomon Brothers, this resultant overhang of the Common Stock could have a depressive effect on the future performance of the Common Stock.

 Comparative Operating Performance and Valuation of Selected Publicly Traded Companies.

  Salomon Brothers compared financial, operating and stock market information of the Company and other publicly traded companies in the drug store industry. Selected publicly traded drug store companies analyzed included Walgreen Co., Rite-Aid Corporation, Eckerd Corporation, Revco, Perry Drug Stores, Inc., Arbor Drugs, Inc. and Big B, Inc. (the "Salomon Brothers Comparable Companies"). Salomon Brothers observed that the Company's sales and profit growth since the Initial Public Offering was below most of the Salomon Brothers Comparable Companies. In addition, the Company's profitability as measured by the ratio of EBIT to sales and the ratio of earnings before depreciation, interest, amortization and tax ("EBDIAT") to sales was also below most of the Salomon Brothers Comparable Companies. Finally, Salomon Brothers observed that the Company's financial leverage was above that of most of the Salomon Brothers Comparable Companies and that its capital expenditures were below that of most of the Salomon Brothers Comparable Companies. Salomon Brothers examined and compared various valuation methods and calculated various ratios for the stock of the Salomon Brothers Comparable Companies. Median valuation multiples for the stock of the Salomon Brothers Comparable Companies were as follows: stock price ratios to 1994 and 1995 earnings estimates (based on the Institutional Brokerage Estimate System analysts' estimates) were 15.4x and 13.2x, respectively; firm value to LTM sales was 45.1%; firm value to LTM EBIT was 10.9x; and firm value to LTM EBDIAT was 6.9x. Salomon Brothers considered these median multiples, and the historical and projected financial results for the Company (before non-recurring items), in rendering its opinion.

 Discounted Cash Flow.

  Salomon Brothers performed discounted cash flow analyses using the financial projections prepared by the management of the Company. Using such discounted cash flow analyses, Salomon Brothers estimated the present value of the future cash flows set forth in the Company's projections. Salomon Brothers calculated a net present value of free cash flows on an unleveraged basis, using unleveraged cash flows (defined as earnings before interest after tax and before non-recurring items, plus depreciation and amortization, less capital expenditures and any increase in net working capital) for the years 1994 through 2000 and using discount rates ranging from 10% to 14%. Salomon Brothers calculated the terminal value of the Company in the year 2000 based on multiples ranging from 5-7x estimated EBDIAT in the year 2000. Salomon Brothers also calculated the net present value of the Company's equity using fully leveraged cash flows (defined as net earnings before non-recurring items, plus depreciation and amortization, less capital expenditures and any increase in net working capital) for the years 1994 through 2000 and using equity discount rates ranging from 15% to 19%. Salomon

Brothers calculated the Company's terminal value in the year 2000 based on multiples ranging from 11-15x estimated net income in the year 2000.

 Comparable Transaction Analysis.

  Salomon Brothers reviewed and compared the consideration paid in selected mergers and acquisitions transactions in the drug store industry since 1990. Such review indicated that the median multiple of firm value to sales was 35.5%; the median multiple of firm value to EBDIAT was 9.8x and the median multiple of firm value to EBIT was 10.1x. The multiples for the acquisition of the Company, based on the Purchase Price, were as follows, in each case for Fiscal 1992, LTM and Fiscal 1994, respectively: (i) sales--0.31x, 0.29x, and 0.28x; (ii) EBDIAT (adjusted on a first-in, first-out basis)--6.0x, 7.7x and 6.4x, and (iii) EBIT--8.5x, 13.0x and 11.3x. Such analysis also indicated that such cash consideration of $13.75 per share as a multiple of calendar 1994 EPS (excluding accreted income relating to a major contract the Company and a major supplier entered into in December 1993) was 19.6x. Salomon Brothers placed greater emphasis on transactions that occurred during 1993, including Thrifty Holdings Inc.'s then pending acquisition of Payless Drugstore. Since April 1, 1994 (the date of Salomon Brothers' opinion letter), the consideration to be paid in the Payless Drugstore acquisition has changed. Salomon Brothers' analysis with respect to that acquisition was based on the consideration pending at April 1, 1994.

  In arriving at its fairness determination, Salomon Brothers considered the results of all such analyses. However, the preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Salomon Brothers' opinion. No company or transaction used as a comparison in the analyses is identical to the Company or the contemplated transaction. The analyses were prepared solely for the purposes of Salomon Brothers providing its opinion to the Board of Directors as to the fairness, from a financial point of view, of the Purchase Price to the holders of the Common Stock, and do not purport to be appraisals or necessarily reflect the prices at which the Company or its securities actually may be sold. As described above, certain of the analyses performed by Salomon Brothers relied on estimates of future financial performance provided by the management of the Company. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, Salomon Brothers' opinion and presentation to the Board of Directors was one of the several factors taken into consideration by the Board of Directors in making its determination to approve the Merger. The foregoing summary does not purport to be a complete description of the analyses performed by Salomon Brothers and is qualified by reference to the written opinion of Salomon Brothers set forth in Annex E hereto.

  The terms of the Company's engagement of Salomon Brothers are set forth in a letter agreement dated March 4, 1994, between Salomon Brothers and the Company (the "Salomon Brothers Engagement Letter"). Pursuant to the terms of the Salomon Brothers Engagement Letter, the Company has paid Salomon Brothers a fee of $500,000 for the preparation and delivery of its fairness opinion. In addition, the Company has agreed to reimburse Salomon Brothers for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel arising in connection with its engagement, and to indemnify Salomon Brothers against certain liabilities relating to or arising out if its engagement, including liabilities under the Federal securities laws.

  Salomon Brothers had previously rendered certain investment banking and financial advisory services to the Company including having acted as co-manager for the Initial Public Offering and as qualified independent underwriter in pricing the $145,000,000 senior note offering in June of 1992. In each case Salomon Brothers received customary compensation. Salomon Brothers trades the outstanding debt and equity securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

                              THE MERGER AGREEMENT

  The following is a summary of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Stockholders are urged to review the Merger Agreement carefully and in its entirety. Capitalized terms which are not otherwise defined in this summary have the meanings set forth in the Merger Agreement.

IN GENERAL; PAYMENT OF PURCHASE PRICE

  The Merger Agreement provides that, upon the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation (the Company, in such capacity, is sometimes referred to as the "Surviving Corporation").

  The Merger will become effective at the time of filing with the Secretary of State of the State of Delaware of a duly executed Certificate of Merger or at such later time as is provided in such Certificate.

  Pursuant to the Merger Agreement, at the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock held by the Company as treasury stock immediately prior to the Effective Time, which shares will be cancelled, and other than shares of Common Stock, held by stockholders, if any, who properly exercised their dissenters' rights under the DGCL) will be cancelled and converted into the right to receive cash in the amount of $13.75, without interest, payable to the holder thereof upon surrender of the certificate evidencing such share in the manner provided below.

  Promptly after the Effective Time, Revco has agreed to cause letters of transmittal to be mailed by Continental Bank, N.A. or such other party reasonably satisfactory to the Company (the "Exchange Agent") to each holder of record of a certificate (a "Certificate") which immediately prior to the Effective Time represented issued and outstanding shares of Common Stock, accompanied by instructions for use in effecting the surrender of the Certificates in exchange for payment of the Purchase Price. After receipt of such transmittal form, each holder of Certificates should surrender such Certificates together with a duly executed letter of transmittal, completed in accordance with the instructions thereto, to the Exchange Agent, and each such holder will receive in exchange therefor, in cash, the product of the Purchase Price and the number of shares of Common Stock represented by such Certificates so surrendered by such holder. The Certificates so surrendered shall forthwith be cancelled. STOCKHOLDERS OF THE COMPANY SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

  Upon consummation of the Merger, until so surrendered and exchanged, each Certificate will be deemed, for all purposes, to evidence the right to receive the Purchase Price in respect of the number of shares previously evidenced by such Certificate, without any interest thereon.

  The Closing will be held on the first business day immediately following the date on which the last of the required conditions to Closing (which include the approval and adoption of the Merger by the holders of a majority of the shares of Common Stock) has been satisfied or waived, or on such other date as is agreed upon by the Company and Revco.

  The Merger Agreement also provides that (i) the certificate of incorporation of Merger Sub, as in effect at the Effective Time, will be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law, (ii) the by-laws of Merger Sub, as in effect at the Effective Time, will be the by-laws of the Surviving Corporation, until duly amended in accordance with applicable law, (iii) the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation as of the Effective Time, and (iv) the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation as of the Effective Time.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the Company as to, among other things, (i) the due incorporation, existence, good standing, and licensing or qualification to do business of the Company; (ii) the authorization, execution and delivery of the Merger Agreement and all other agreements and documents contemplated thereby, and the validity and the enforceability thereof against the Company; (iii) the capitalization of the Company, including the number of shares of Common Stock outstanding and the number of shares of Common Stock reserved for issuance pursuant to the Company Outside Director Stock Option Plan, the 1987 Stock Option Plan and the 1992 Stock Plan (collectively, the "Company Stock Option Plans"); (iv) the Company's ownership of shares of capital stock of each of the Company's subsidiaries; (v) the Company's interest or investment in any corporation, partnership, joint venture, business, trust or entity; (vi) the non-contravention as a result of the execution, delivery and performance of the Merger Agreement by the Company with the certificate of incorporation or by-laws of the Company, or with any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, the non-contravention of any material applicable law, decree, injunction, writ, rule, regulation or order affecting or binding upon the Company, any of its subsidiaries or any of their respective properties; (vii) compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the Company Reports filed by the Company with the Securities and Exchange Commission (the "SEC"), the fair presentation of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports and the absence of undisclosed liabilities; (viii) the absence of material litigation; (ix) the absence of certain material adverse changes; (x) certain tax matters; (xi) certain employee benefit plans; (xii) certain labor matters; (xiii) certain environmental matters; (xiv) the lease of real property; (xv) the status of the Company's insurance policies; (xvi) certain matters relating to Intellectual Property; (xvii) the Company's compliance with certain contracts; (xviii) the Company's taking of all necessary actions so that neither the execution of the Merger Agreement nor the consummation of the Merger (including the execution and performance of the Voting Agreement by the parties thereto) will cause the Rights issued pursuant to the Rights Agreement to become exercisable, cause any person to become an Acquiring Person or give rise to a Distribution Date or a Triggering Date (each as defined in the Rights Agreement); (xix) certain matters relating to finder's fees, brokerage or agent's commissions or other like payments (collectively, "Brokerage Fees") in connection with the negotiations leading to the Merger Agreement or the consummation of the transactions contemplated thereby; and (xx) the receipt by the Company of opinions of Goldman Sachs and Salomon Brothers, to the effect that, as of April 1, 1994, the Purchase Price under the Merger Agreement is fair to the holders of Common Stock.

  The Merger Agreement also contains various representations and warranties of Revco and Merger Sub as to, among other things, (i) the due incorporation, existence, good standing, and licensing or qualification to do business of Revco and Merger Sub; (ii) the authorization, execution and delivery of the Merger Agreement and all other agreements and documents contemplated thereby and the validity and the enforceability thereof against Revco and Merger Sub;
(iii) the non-contravention as a result of Revco's and Merger Sub's execution, delivery and performance of the Merger Agreement with the certificate of incorporation or by-laws of Revco and Merger Sub or with any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Revco or any of its subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not have a Revco Material Adverse Effect, the creation of any liens upon any of the material properties of Revco or its subsidiaries, and the non-contravention with any material applicable law, decree, injunction, writ, rule, regulation or order affecting or binding upon Revco, any of its subsidiaries or any of their respective properties; (iv) the receipt of a written commitment of financing to provide Revco and Merger Sub with sufficient available funds to consummate the Merger and to perform their respective obligations under the Merger Agreement and that, at the Effective Time, Revco and Merger Sub will have available all funds necessary for the acquisition of all shares of Common Stock pursuant to the Merger and to perform their respective obligations under the Merger Agreement; (v) that, immediately after the Effective Time and after giving effect to any change in the Surviving Corporation's assets and liabilities as a result of the Merger, the Surviving Corporation will not be insolvent or have unreasonably small capital with which to engage in its business or have created liabilities beyond its ability to pay as they become due; (vi) that neither Revco nor Merger Sub owns, directly or indirectly, any Common Stock; (vii) certain matters relating to Brokerage Fees in connection with the negotiations leading to the Merger Agreement or the consummation of the transactions contemplated thereby; and (viii) the absence of material litigation.

CERTAIN COVENANTS

 Acquisition Proposals.

  Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, (a) neither it nor any of its subsidiaries shall, and the Company shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives not to, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to an Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to March 31, 1994 with respect to any of the foregoing and will inform the individuals or entities referred to above of the obligations so undertaken; and (c) it will notify Revco immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it. The Merger Agreement provides that the Board may, however, (i) furnish information to or enter into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors determines in good faith, based as to legal matters on the written opinion of outside legal counsel, that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Revco to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and provides Revco with a copy of any such written proposal, and (C) the Company keeps Revco informed of the status (not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

 Conduct of the Business of the Company Pending the Effective Date.

  The Company has agreed that, prior to the Effective Time (except as previously disclosed to Revco), unless Revco has consented in writing thereto, it (a) shall, and shall cause each of its subsidiaries to, conduct its operations according to its usual, regular and ordinary course in substantially the same manner as conducted prior to March 31, 1994; (b) shall use its reasonable efforts, and shall cause each of its respective subsidiaries to use its reasonable efforts, to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it; (c) shall confer on a regular basis with one or more representatives of Revco to report operational matters of materiality and any proposals to engage in material transactions;
(d) shall not amend its Certificate of Incorporation or By-laws; (e) shall promptly notify Revco of (i) any material emergency or other material change in the condition of the Company's or any subsidiary's business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, (ii) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (iii) the breach in any material respect of any representation or warranty contained in the Merger Agreement; (f) shall promptly deliver to Revco true and correct copies of any report, statement or schedule filed with the SEC subsequent to March 31, 1994;
(g) shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on March 31, 1994 and disclosed pursuant to the Merger Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on March 31, 1994, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on March 31, 1994 to acquire any shares of its capital stock from the Company, (iii) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, except for normal increases in compensation to employees not earning more than $75,000 in annual base compensation consistent with past practice and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs, or (iv) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect; (h) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock,
(ii) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based benefit or compensation plans or arrangements, including each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company or any of its subsidiaries (the "Company Benefit Plans"), directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries, or make any commitment for any such action, including the Rights, or (iii) split, combine or reclassify any of its capital stock; (i) shall not, and shall not permit any of its subsidiaries to, sell, lease or otherwise dispose of any of its assets which are material, except in the ordinary course of business; (j) shall not (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) except for obligations of wholly-owned subsidiaries of the Company, assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other person except in the ordinary course of business consistent with past practices in an amount not material to the Company and its subsidiaries, taken as a whole;
(iii) other than to wholly-owned subsidiaries of the Company, make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, or create or suffer to create any material mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset; (k) shall not acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practices which would be material to the Company and its subsidiaries taken as a whole; (l) except as may be required as a result of a change in law or in generally accepted accounting principles, shall not change any of the accounting principles or practices used by the Company; (m) shall not (i) acquire any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and its subsidiaries taken as a whole; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $1,500,000; provided, that none of the foregoing shall limit any capital expenditure within the aggregate amount previously authorized by the Company's Board of Directors for capital expenditures where written evidence thereof has been previously provided to Revco or Merger Sub; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited by the Merger Agreement; (n) shall not make any tax election or settle or compromise any income tax liability material to the Company and its subsidiaries taken as a whole; (o) shall not pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction of business of liabilities reflected or reserved against in, and contemplated by, the consolidated financial statements of the Company and its subsidiaries or incurred in the ordinary course of business consistent with past practice; and (p) shall not settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby. The Company has also agreed not to take, or agree in writing or otherwise to take, any of the actions described above or any action that would make any of the representations and warranties of the Company contained in the Merger Agreement untrue or incorrect as of the date when made.

AGREEMENTS WITH RESPECT TO COMPANY STOCK OPTION PLANS

  Pursuant to the Merger Agreement, Revco and the Company have agreed to take all actions necessary to provide that, immediately prior to the Effective Time,
(i) each outstanding option to purchase shares of Common Stock, each stock appreciation right, and each limited stock appreciation right or other similar right (individually, a "Company Option" and collectively, the "Company Options") granted under the Company Stock Option Plans, whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each Company Option which is then outstanding shall be cancelled and (iii) in consideration of such cancellation, Revco shall pay to each holder of a Company Option, net of any withholding taxes, an amount in respect of each such Company Option held by such holder equal to the product of (A) the excess, if any, of the Purchase Price over the exercise or strike price of such Company Option and
(B) the number of shares of Common Stock subject to such Company Option. The Company and Revco will use their best efforts to obtain any necessary consents of the holders of Company Options and to make any necessary amendments to the Company Stock Option Plans.

REVCO'S AGREEMENTS WITH RESPECT TO CERTAIN EMPLOYEE BENEFITS

  Pursuant to the Merger Agreement, Revco has agreed that from and after the Effective Time, subject to applicable law, and except as contemplated in the Merger Agreement with respect to the Company Stock Option Plans, Revco and its subsidiaries will honor in accordance with their terms, all of the Company's Benefit Plans; provided, however, that Revco may make the changes, if effected on a prospective basis, in any Company Benefit Plan that are permitted pursuant to the following sentence. For a period of not less than six months following the Effective Time, subject to applicable law, Revco and its subsidiaries will provide benefits (or cash compensation in lieu thereof) to Company employees who become employees of Revco and its subsidiaries which will, in the aggregate, be no less favorable than those provided by the Company and its subsidiaries to their employees immediately prior to the Effective Time. "Employees" means all current employees of the Company and its subsidiaries (including those on lay-off, disability or leave of absence, paid or unpaid). With respect to each employee benefit or compensation plan or arrangement, including each "employee benefit plan" as defined in Section 3(3) of ERISA maintained by Revco or any of its subsidiaries (the "Revco Benefit Plans"), Revco and the Surviving Corporation shall grant all Company employees from and after the Effective Time credit for all service with the Company and its affiliates and predecessors prior to the Effective Time for all purposes for which such service was recognized by the Company. To the extent the Revco Benefit Plans provide medical or dental welfare benefits after the Effective Time, such plans shall waive any pre-existing conditions and actively-at-work exclusions and shall provide that any expenses incurred on or before the Effective Time shall be taken into account under the Revco Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

  Revco has also agreed to employ at the Effective Time all employees of the Company and its subsidiaries who are employed on the Closing Date on terms consistent with the Company's current employment practices and at comparable levels of compensation and positions. Such employment shall be at will and Revco shall be under no obligation to continue to employ any individuals.

  For a discussion of the treatment under the Merger Agreement of the Protective Compensation and Benefit Agreements and the Bonus Plans, see "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

AMENDMENT OF MERGER AGREEMENT

  The Merger Agreement may be amended by the Company and Revco, by action taken by their respective Boards of Directors at any time before or after approval of the matters presented at the Special Meeting (providing that no amendment may be made after such approval without first obtaining such further approval from the Company's stockholders as may be required by law), only by an instrument in writing signed by or on behalf of Revco and the Company.

CONDITIONS TO CLOSING

  The respective obligations of the Company and Revco to consummate the Merger are subject to the satisfaction or, where applicable, waiver of the following conditions: (a) the approval of the Merger Agreement and the transactions contemplated thereby by the holders of at least a majority of the issued and outstanding shares of Common Stock; (b) the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act;
(c) neither the Company nor Revco shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Merger Agreement (in the event any such order or injunction shall have been issued, the Company and Revco have agreed to use their reasonable efforts to have any such injunction lifted); and (d) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Company Material Adverse Effect following the Effective Time.

  The obligation of the Company to consummate the Merger is subject to the fulfillment at or prior to the Closing Date of the following conditions: (a) Revco shall have performed its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Revco and Merger Sub contained in the Merger Agreement and in any document delivered in connection therewith shall be true and correct as of the Closing Date (this condition shall be deemed to have been satisfied even if such representations and warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have a Revco Material Adverse Effect); and (b) from the date of the Merger Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations prospects of Revco and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Revco Material Adverse Effect.

  The obligations of Revco and Merger Sub to consummate the Merger are subject to the fulfillment at or prior to the Closing Date of the following conditions:
(a) the Company shall have performed its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in the Merger Agreement and in any document delivered in connection therewith shall be true and correct as of the Closing Date (this condition shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have a Company Material Adverse Effect); and (b) from the date of the Merger Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of the Company and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Company Material Adverse Effect.

  On May 24, 1994, Revco waived the condition to its obligation to consummate the Merger that it complete and receive the proceeds from the issuance and sale of not less than $175,000,000 aggregate principal amount of Senior Subordinated Notes (as defined) pursuant to an underwritten public offering registered under the Securities Act or pursuant to a placement in compliance with Regulation 144A thereunder or in a private placement made in accordance with exemptions thereunder. In consideration for the waiver of this condition by Revco, the Company has agreed to permit Revco, at Revco's expense, to install prior to the Effective Time certain computer equipment at the Company's Midwestern warehouse and distribution facility.

TERMINATION

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval thereof by the stockholders of the Company at the Special Meeting, by the mutual consent of Revco and the Company.

  The Merger Agreement may also be terminated and the Merger may be abandoned by action of the Board of Directors of either Revco or the Company if (a) the Merger shall not have been consummated by September 30, 1994, or (b) the approval of the Company's stockholders shall not have been obtained at the Special Meeting or at any adjournment thereof, or (c) a United States Federal or state court of competent jurisdiction or United States Federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non- appealable; provided, that, the party seeking to terminate the Merger Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval thereof by the stockholders of the Company at the Special Meeting, by action of the Board of Directors of the Company, if (i) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law the Board of Directors determines that such termination is required by reason of an Acquisition Proposal being made, or (ii) there has been a breach by Revco or Merger Sub of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a Revco Material Adverse Effect, or (iii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Revco, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Revco. The Merger Agreement also provides that if, on or prior to April 29, 1994, Revco fails to either (A)(i) deposit or cause to be deposited with First Fidelity Bank, National Association, New Jersey (the "Trustee"), trustee under that certain Indenture (the "Indenture") dated as of January 1, 1993 between Revco and the Trustee, sufficient funds to defease (the "Defeasance") Revco's 9 1/8% Senior Notes due 2000 (the "Revco Notes") and (ii) take any other action required to effect the Defeasance at the earliest time permitted under the Indenture; or (B) obtain the consents (which may be in the form of waivers) of the holders of Revco Notes to certain covenants contained in the Revco Notes necessary to permit the consummation of the Merger in accordance with the terms of the Merger Agreement, including the incurrence of indebtedness and granting of liens resulting therefrom (clauses (A) and (B) above being hereinafter referred to as the "Revco Notes Condition"), then Revco shall pay the Company a fee in cash of $6,000,000, payable on or before the fifth business day following Revco's failure to satisfy the Revco Notes Condition; and the Company, by action of its Board of Directors taken within five business days of Revco's failure to satisfy the Revco Notes Condition, may terminate the Merger Agreement and the Merger. Revco has advised the Company that it received the requisite consents necessary to satisfy the Revco Notes Condition on April 20, 1994.

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Revco if (a) there has been a breach by the Company of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a Company Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Revco to the Company.

PAYMENT OF EXPENSES

  The Merger Agreement provides that, whether or not the Merger is consummated, all costs and expenses incurred in connection therewith and the transactions contemplated thereby shall be paid by the party incurring such expenses.

REGULATORY APPROVAL

  Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger could not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Revco and the Company filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on April 13, 1994 and April 15, 1994, respectively. On May 13, 1994, Revco and the Company received from the FTC a request under the HSR Act for additional information and documentary material regarding a limited number of markets served by both Revco and the Company. Revco and the Company are each in the process of seeking to comply with the request of the FTC. The waiting period under the HSR Act will not terminate until 20 days after the Company and Revco have each "substantially complied" (as such term is defined under the HSR Act) with such request unless the FTC voluntarily terminates the waiting period prior to substantial compliance. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Revco or the Company. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of the Company or businesses of Revco or the Company by Revco. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

FINANCING

  In the Merger Agreement, Revco and Merger Sub have represented to the Company that they have received a written commitment from certain banking institutions to enable them to consummate the Merger on the terms contemplated by the Merger Agreement and that, at the Effective Time, they will have available, in accordance with the Merger Agreement, all funds necessary for the acquisition of all shares of Common Stock and all outstanding Company Options.

  The Company understands that Revco has received a debt financing commitment from the agents under its current bank facility, Banque Paribas and Continental Bank N.A., providing for a credit facility of up to $805 million, consisting of both term and revolving credit loans, which would be guaranteed by certain of Revco's subsidiaries and secured by a pledge of the stock of certain of Revco's subsidiaries. In addition, Revco has commenced an equity rights offering to its existing stockholders pursuant to which, if the offer is fully solicited, Revco will raise $217 million gross proceeds. In connection with its equity rights offering, Revco has received a standby purchase commitment from Zell/Chilmark Fund, L.P., a principal stockholder of Revco.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES;
                              ACCOUNTING TREATMENT

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain federal income tax consequences of the Merger to stockholders of the Company. This summary does not purport to discuss all tax consequences of the Merger to all stockholders.

  The receipt of cash by a stockholder of the Company pursuant to the Merger or pursuant to the exercise of dissenters' rights of appraisal (see "APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS") will be a taxable event for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. In general, a stockholder will recognize a gain or loss equal to the difference, if any, between the stockholder's adjusted tax basis in his or her shares and the amount of cash received for such shares in the Merger. In general, a stockholder who is not exercising his or her dissenters' rights of appraisal will recognize such gain or loss at the Effective Time. In general, such gain or loss will be capital gain or loss, provided the shares are held as capital assets, and will be a long-term capital gain or loss if the stockholder's holding period for such shares exceeds one year.

  The receipt of cash by a stockholder pursuant to the Merger (or exercise of dissenter's rights of appraisal) may be subject to backup withholding at the rate of 31% unless the stockholder (i) is a corporation or comes within certain other exempt categories, or (ii) provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld may be credited against the federal income tax liability of the stockholder subject to the withholding.

  Pursuant to the Merger Agreement, all options to purchase shares of Common Stock, stock appreciation rights or limited stock appreciation rights or other similar rights granted under the Company Stock Option Plans, whether or not then exercisable or vested, shall be cancelled and Revco shall pay to each holder thereof, net of any withholding taxes, an amount in respect of each such option equal to the product of (a) the excess, if any, of the Purchase Price pursuant to the Merger over the exercise or strike price of such option and (b) the number of shares of Common Stock subject to such options. The cash realized by holders of such options will be taxed to such holder as ordinary income.

  EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN HIS OR HER OWN INDIVIDUAL CIRCUMSTANCES AND WITH RESPECT TO THE STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE MERGER. FURTHER, ANY STOCKHOLDER WHO IS A CITIZEN OR RESIDENT OF A COUNTRY OTHER THAN THE UNITED STATES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX TREATMENT IN SUCH COUNTRY OF THE MERGER AND WITH RESPECT TO THE QUESTION OF WHETHER TAX CONSEQUENCES OTHER THAN THOSE DESCRIBED ABOVE MAY APPLY BY REASON OF THE PROVISIONS OF THE INTERNAL REVENUE CODE APPLICABLE TO FOREIGN PERSONS OR THE PROVISIONS OF ANY TAX TREATY APPLICABLE TO SUCH STOCKHOLDER.

ACCOUNTING TREATMENT

  The Company understands that Revco will account for the Merger as a "purchase" under generally accepted accounting principles.

                            CERTAIN OTHER AGREEMENTS

VOTING AGREEMENT

  As an inducement to Revco to enter into the Merger Agreement, the Voting Agreement Stockholders, who in the aggregate beneficially owned approximately 49.0% of the outstanding Common Stock as of the Record Date, entered into the Voting Agreement. A copy of the Voting Agreement is attached to this Proxy Statement as Annex C. Pursuant to the Voting Agreement, the Voting Agreement Stockholders agreed that at the Special Meeting (or any other meeting of the stockholders of the Company, however called) they will (a) vote all of the shares of Common Stock held by them in favor of the Merger; (b) vote such shares against any action or agreement that would result in a breach in any material respect of any covenant, representation, warranty or any other obligation of the Company under the Merger Agreement; and (c) vote such shares against any action or agreement that would impede, interfere with or attempt to discourage the Merger, including, but not limited to: (i) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries; (ii) a sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; (iii) any change in the management of the Board of Directors, except as otherwise agreed to in writing by Merger Sub; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any material change in the Company's corporate structure or business.

  Agreements similar to the Voting Agreement have been the subject of a number of challenges in Delaware and other states. The Company cannot predict whether or not a Delaware court or other court of competent jurisdiction would enforce any or all of the terms of the Voting Agreement.

STOCKHOLDERS RIGHTS AGREEMENT

  Pursuant to the terms of the Rights Agreement, the holder of a Right thereunder is entitled to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a price of $64 per one-hundredth of a share. Immediately prior to the execution of the Merger Agreement, the definition of an "Acquiring Person" under the Rights Agreement was amended to exclude Revco and Merger Sub if they obtained the Beneficial Ownership (as defined in the Rights Agreement) of more than the permitted percentage of Common Stock under the Rights Agreement solely as a result of the execution, delivery and performance of the Merger Agreement and the Voting Agreement. Consistent with the terms of the Rights Agreement, this amendment was adopted by the Board and is set forth in an Amendment to Rights Agreement.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

EMPLOYMENT AGREEMENT

  Effective December 1, 1986, the Company entered into an employment agreement with Mr. Beekman (the "Beekman Employment Agreement") which initially ran through November 30, 1989 and presently expires on November 30, 1995. The Beekman Employment Agreement is automatically extended for successive additional three year terms unless either Mr. Beekman or the Company delivers notice of termination not less than one year before the then expiration date. On October 31,

1991, the Board approved an increase in Mr. Beekman's salary from $500,000 to $550,000, effective November 2, 1991. The agreement also provides for an annual bonus, not to exceed 100% of base salary, in accordance with the terms of the Company's Corporate Bonus Plan. Pursuant to the Beekman Employment Agreement, Mr. Beekman is entitled under certain circumstances to severance pay in a lump sum cash payment equal to two times the sum of his highest annual base salary and his average bonus compensation for the year of termination and the prior year. Such severance obligations are payable if, among other things, Mr. Beekman's employment is terminated due to the expiration of the Beekman Employment Agreement or any extension thereof, termination by Mr. Beekman for "good cause" (as defined in the Beekman Employment Agreement) or termination within one year after a "Change of Control" (which, as defined in the Beekman Employment Agreement, would occur upon the consummation of the Merger). At February 28, 1994, the total amount that Mr. Beekman would have been entitled to, assuming he had become entitled to severance payments under the Beekman Employment Agreement as of that date, would have been approximately $1,237,500. However, Mr. Beekman also has a Protective Compensation and Benefit Agreement with the Company as described under "--Protective Compensation and Benefit Agreements; Supplemental Executive Retirement Plan." Mr. Beekman is not entitled to receive any duplication of payment under the Beekman Employment Agreement and his Protective Compensation and Benefit Agreement and, in the event of a conflict, the agreement which provides for the most beneficial treatment to Mr. Beekman will take precedence. Since Mr. Beekman would be entitled to a higher severance pay benefit under his Protective Compensation and Benefit Agreement, no severance payment will be made to him under the Beekman Employment Agreement as a result of the Merger.

  Mr. Beekman is also entitled to an annual retirement income under the Beekman Employment Agreement, which provides for an annual cash retirement payment to be made to him by the Company from the day he attains age 65 up to and including the date of his death. The annual cash retirement income will be based upon Mr. Beekman's average cash compensation for the three years in which he was most highly compensated by the Company up to a maximum amount of 55% of such compensation. Benefits under this arrangement are reduced by amounts paid to Mr. Beekman under any other retirement or pension plan of the Company. The Company has established an irrevocable trust for the benefit of Mr. Beekman for the purpose of funding retirement benefits due him under the Beekman Employment Agreement. In the event of a Change of Control, the Company is required to fund this trust. If a Change of Control had occurred on February 28, 1994, the Company would have been required to pay $4,278,840 into this trust.

  Pursuant to the terms of the Merger Agreement, Revco has agreed to assume and perform the obligations of the Company under the Beekman Employment Agreement.

PROTECTIVE COMPENSATION AND BENEFIT AGREEMENTS; SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

  The Company maintains Protective Compensation and Benefit Agreements with 43 employees, including all of the executive officers of the Company. These agreements, in most instances, expire May 31, 1996. On each anniversary date of the agreements, unless notice of intent not to extend any agreement is given by either party thereto at least 60 days before such anniversary date, the agreements will continue in effect for an additional one year past the then expiration date. If a "Change of Control" (which, as defined in the agreements, would occur upon the consummation of the Merger) occurs while these agreements are in effect, such agreements shall not expire before the third anniversary of such Change of Control. The agreements are intended, in the event of a potential Change of Control, to induce key personnel to remain in the employment of the Company.

  The agreements provide that if the covered individual is terminated from employment by the Company within 36 months following a Change of Control (except for Death, Disability or Cause, each as defined in the agreements) or if the individual resigns for "good reason" (as defined in the agreements) within 18 months following the Change of Control, the Company, in addition to those payments to which the individual is otherwise entitled pursuant to the terms of the Company's benefit plans (other than any severance pay), will pay to the individual "Change of Control Compensation."

  Change of Control Compensation includes: (i) a lump sum cash payment in an amount equal to a multiple of the individual's annual compensation (base salary and bonus) in effect immediately prior to his or her termination of employment or the date of the Change of Control, if greater, (ii) benefit continuation for a period of up to three years, and (iii) a cash payment equal to the present value of the additional retirement benefit the individual would have accrued under certain retirement plans had he or she continued to be employed by the Company for the number of years equal to the multiple of annual compensation referred to above. The agreements also provide that the Company shall be required to make an additional payment to each covered individual to compensate for the effect of any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, that may be imposed on the Change of Control Compensation and any other payments received by the individual. At February 28, 1994, three individuals, Mr. Beekman, Mr. Gayl W. Doster, Executive Vice President; Strategic Planning and Administration, and Mr. Timothy M. Mooney, Senior Vice President; Chief Financial Officer, would be entitled to benefits based on three times their respective annual compensation; 7 individuals would be entitled to benefits based on two times their annual compensation; 12 individuals would be entitled to benefits based on one and one-half their annual compensation and 21 employees would be entitled to benefits based on their annual compensation. At February 28, 1994, the total cost to the Company, assuming all covered employees would have become entitled to Change of Control Compensation as of that date, would have been approximately $12,267,133, excluding payment for excise taxes, if any. Although Mr. Beekman is also a party to the Beekman Employment Agreement, Mr. Beekman is not entitled to receive any duplication of payment under the Protective Compensation and Benefit Agreement and the Beekman Employment Agreement and, as described under "--Employment Agreement," will not receive any severance payments under the Beekman Employment Agreement as a result of the Merger.

  Pursuant to the Merger Agreement, Revco has agreed to pay any Change of Control Compensation required to be paid under the terms of the Protective Compensation and Benefit Agreements.

  The Company also maintains the HSI Supplemental Executive Retirement Plan (the "HSI SERP") to provide additional retirement benefits on a non-qualified basis to 35 members of management (all of whom are also parties to Protective Compensation and Benefit Agreements). Under the HSI SERP, in the event of a Change of Control (which, as defined in the HSI SERP, would occur upon the consummation of the Merger), the Company will be obliged to pay to each eligible participant as of the date of the Change of Control an amount equal to the present value of the amount the participant would have been entitled to receive under the HSI SERP plus tax gross-ups at the highest marginal tax rate for Federal, state and local income taxes. Assuming all covered participants had become entitled to this HSI SERP payment on February 28, 1994, the total cost to the Company (including the aforementioned tax gross-ups) would have been approximately $3,939,149. Pursuant to the Merger Agreement, Revco has agreed to make any Change of Control payments that may be required under the HSI SERP.

COMPANY BONUS PLANS

  The Company's Bonus Plans were adopted to reward, annually, officers and selected management employees who have significant impact on the operating success of the Company. Rewards are based in part upon the achievement of annually preset performance goals keyed to sales, net working investments, and earnings before non-cash charges. The Bonus Plans provide that eligible employees shall be awarded a percentage of his or her base salary paid during the fiscal year or a specific amount determined at the beginning of the fiscal year. Under the terms of the Bonus Plans, an employee must remain in the employment of the Company on August 31 of the year to which the bonus relates.

  Pursuant to the terms of the Merger Agreement, as supplemented by a letter agreement dated May 16, 1994 (the "Letter Agreement"), Revco has agreed to assume and perform the obligations under the Bonus Plans in effect for Fiscal 1994 as modified as provided below. Revco has agreed that bonuses paid under the Bonus Plans for Fiscal 1994 to all executive officers and administrative employees covered by Bonus Plans and who are employed by the Company on August 31, 1994 will equal 30% of the total potential bonus payable thereunder (regardless of actual performance by the Company). Revco has also agreed to make payments to such employees whose employment is terminated prior to August 31, 1994 and on or after the Effective Time of a bonus equal to the product of
(x) 30% of such employee's total potential bonus under the Bonus Plans for Fiscal 1994 and (y) a percentage equal to the number of days such employee was employed by the Company (including days employed by the Surviving Corporation) during Fiscal 1994, divided by 365.

  Pursuant to the Letter Agreement, the Company agreed to permit Revco to communicate to the Company's existing associates Revco's intentions with respect to the employment of such associates for periods after the Effective Time. Revco agreed to make offers of full time employment to certain associates of the Company and to offer to certain other associates a stay bonus equal to 24 weeks base salary if those associates remained in the Company's employment for specified periods following the Effective Time. Revco agreed to provide the remaining associates with at least six weeks notice prior to termination, which termination shall not become effective until after the Effective Time, and agreed further that such notice shall not be given prior to June 7, 1994. The stay bonus arrangements and termination notice provisions do not apply to associates who are parties to Protective Compensation and Benefit Agreements.

INDEMNIFICATION AND INSURANCE

  Pursuant to the Merger Agreement, Revco has agreed that, from and after the Effective Time, it shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is now, or has been at any time prior to the date hereof, an officer, director, employee, trustee or agent of the Company (or any subsidiary or division thereof) (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by Indemnified Parties in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws in connection with the Merger (any such claim, action, suit, proceeding or investigation being hereinafter referred to as an "Action"). In the event of any Action, (i) Revco has agreed to pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Revco, in advance of the final disposition of any such Action to the full extent permitted by applicable law, upon receipt of any undertaking required by applicable law, and (ii) Revco has agreed that the Surviving Corporation will cooperate in the defense of any such matter. Revco, however, shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed) and Revco shall not be obligated to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action except under certain circumstances.

  Revco has also agreed that it will cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and By-laws providing for exculpation of director and officer liability and indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL.

  The Merger Agreement further provides that, for a period of four years after the Effective Time, Revco shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance. The Merger Agreement provides, however, that Revco shall not be required in order to maintain or procure the coverage contemplated in the immediately proceeding sentence to pay an annual premium in excess of two times the current annual premium paid by the Company for its existing coverage (the "Cap"). If equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Revco shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

  The Merger Agreement provides that Revco shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the above-discussed indemnity provisions. The rights of each Indemnified Party discussed above shall be in addition to any other rights such Indemnified Party may have under the Certificate of Incorporation or Bylaws of the Company, under the DGCL or otherwise.

FINANCIAL ADVISOR

  Goldman Sachs is acting as financial advisor to the Company in connection with the Merger. Goldman Sachs beneficially owned approximately 24.5% of the shares of Common Stock outstanding as of the Record Date and has, pursuant to the Voting Agreement, agreed to vote in favor of the Merger Agreement. Howard
A. Silverstein, a general partner of Goldman Sachs, and Michael H. Coles, a limited partner of Goldman Sachs, are directors of the Company. See "THE MERGER--Opinions of Investment Bankers."

                  APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

  Under the DGCL, any stockholder who does not wish to accept the Purchase Price provided for in the Merger Agreement has the right to dissent from the Merger and to seek an appraisal of, and to be paid the fair cash value (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for, his or her shares of Common Stock (the "Dissenting Shares") provided that the stockholder complies with the provisions of Section 262 of the DGCL ("Appraisal Rights").

  The following is intended as a brief summary of the material provisions of the statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect the stockholder's Appraisal Rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in Annex B hereto.

  If any stockholder elects to demand appraisal of his or her shares of Common Stock, the stockholder must satisfy each of the following conditions:

    (i) the stockholder must deliver to the Company a written demand for appraisal of his or her shares of Common Stock before the vote with respect to the Merger is taken (this written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger; voting against or failing to vote for the Merger by itself does not constitute a demand for appraisal within the meaning of Section 262); and

    (ii) the stockholder must not vote in favor of the Merger (an abstention or failure to vote will satisfy this requirement, but a vote in favor of the Merger, by proxy or in person, will constitute a waiver of the stockholder's Appraisal Right in respect of the shares of Common Stock so voted and will nullify any previously filed written demands for appraisal).

    Within ten days after the Effective Time, the Company must give written notice that the Merger has become effective to each stockholder who so filed a written demand for appraisal and who did not vote in favor of the Merger. Within 120 days after the Effective Time, but not thereafter, either the Company or any stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the fair value of the shares of Common Stock held by all stockholders entitled to appraisal. The Company does not presently intend to file such a petition in the event there are dissenting stockholders. INASMUCH AS THE COMPANY HAS NO OBLIGATION TO FILE SUCH A PETITION, THE FAILURE OF A STOCKHOLDER TO DO SO WITHIN THE PERIOD SPECIFIED COULD NULLIFY SUCH STOCKHOLDER'S PREVIOUSLY WRITTEN DEMAND FOR APPRAISAL. At any time within 60 days after the Effective Time, any stockholder who has demanded appraisal has the right to withdraw the demand and to accept the payment of the Purchase Price pursuant to the Merger Agreement.

  If any stockholder fails to comply with the above provisions and the Merger becomes effective, the stockholder will be entitled to receive the Purchase Price as provided for in the Merger Agreement but will have no Appraisal Rights with respect to his or her shares of Common Stock.

  All demands for appraisal should be addressed to Hook-SupeRx, Inc., 2800 Enterprise Street, Indianapolis, Indiana 46219, Attention: Secretary, before the vote on the Merger Agreement is taken at the Special Meeting, and should be executed by, or on behalf of, the holder of record of the shares of Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares of Common Stock.

  To be effective, a demand for appraisal must be made by or in the name of the registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if the beneficial owner does not also hold the shares of Common Stock of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares of Common Stock.

  If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such a capacity, and if the shares of Common Stock are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of such record owner.

  If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to the Company, the Company will then be obligated within 20 days thereafter to provide the Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Common Stock. After notice to such stockholders, the Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to Appraisal Rights. The Court may require the stockholders who have demanded payment for their shares of Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  After determination of the stockholders entitled to an appraisal, the Court will appraise the shares of Common Stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger. When the value is so determined, the Court will direct the payment by the Company of such value, with interest thereon accrued during the pendency of the proceeding if the Court so determines, to the stockholders entitled to receive the same, upon surrender to the Company by such holders of the certificates representing such shares of Common Stock. In determining fair value, the Court is required to take into account all relevant factors.

  Stockholders considering seeking appraisal should be aware that the fair value of their shares of Common Stock determined under Section 262 could be more, the same, or less than the Purchase Price that they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares of Common Stock, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

  Costs of the appraisal proceeding may be imposed upon the parties thereto (i.e., the Company and the stockholders participating in the appraisal proceeding) by the Court as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Common Stock entitled to appraisal.

  Any stockholder who had demanded Appraisal Rights will not, after the Effective Time, be entitled to vote shares of Common Stock subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares of Common Stock (other than with respect to payment as of a record date prior to the Effective Time) or to receive the Purchase Price pursuant to the Merger Agreement; however, if no petition for appraisal is filed within 120 days after the Effective Time, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the Merger, either within 60 days after the Effective Time, or thereafter with written approval of the Company, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the Purchase Price without interest.

  Failure to follow the steps required by Section 262 of the DGCL for perfecting Appraisal Rights may result in the loss of such rights. In view of the complexity of Section 262 of the DGCL, stockholders of the Company who are considering dissenting from the Merger should consult their legal advisors.

                              PRICE RANGE OF STOCK

  The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "HSX." The following table presents quarterly information on the price range of the Common Stock as reported by The New York Stock Exchange Composite Tape. This information indicates the high and low closing sale prices for the periods indicated.

                                                                 HIGH     LOW
                                                                ------- -------
Fiscal year ended August 31, 1994
  First Quarter................................................ $ 7 1/4 $ 6 1/8
  Second Quarter............................................... $ 8 5/8 $ 7 3/4
  Third Quarter................................................ $13 3/8 $ 7 1/8
  Fourth Quarter (through June 16, 1994)....................... $13 1/2 $13 3/8
Fiscal year ended August 31, 1993
  First Quarter................................................ $12 5/8 $ 9 3/4
  Second Quarter............................................... $13 3/8 $ 8 7/8
  Third Quarter................................................ $10 7/8 $    9
  Fourth Quarter...............................................    $10  $ 6 3/4
Fiscal year ended August 31, 1992
  First Quarter................................................    (a)     (a)
  Second Quarter...............................................    (a)     (a)
  Third Quarter................................................    (a)     (a)
  Fourth Quarter............................................... $13 1/8 $ 9 1/2

- --------
(a) The Common Stock was not listed on an exchange or traded over-the-counter at these times.

  On March 31, 1994, the last trading day on the NYSE prior to the public announcement of the execution of the Merger Agreement, the high and low sale prices for the Common Stock were $9 1/2 and $7 1/8, respectively.

  The Company has never paid any dividends to its stockholders.

  On June 16, 1994, the last trading date prior to the date of this Proxy Statement, the high and low sales prices for the Common Stock were $13 1/2 and $13 3/8, respectively.

  Stockholders are urged to obtain current market quotations for the Common
Stock.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  As at the Record Date, the Company had approximately 784 stockholders of record. The following table sets forth certain information concerning beneficial ownership of shares of the Company by each person known to the Company to own five percent or more of the outstanding shares of Common Stock, by each director, by each other executive officer, and by all directors and officers as a group, as of the Record Date. The following information includes the right of any person listed to acquire beneficial ownership within sixty days of the Record Date. Except as otherwise noted, each of the following stockholders has sole voting power and investment discretion with respect to the shares beneficially owned.

                                                          NUMBER OF PERCENTAGE
                                                           SHARES   OUTSTANDING
                                                          --------- -----------
The Kroger Co............................................ 5,125,000    24.5%
 1014 Vine Street
 Cincinnati, OH 45201
Goldman, Sachs & Co.(1)(2)(3)(4)......................... 5,124,998    24.5%
 85 Broad Street
 New York, NY 10004
Philip E. Beekman(5)(6).................................. 1,242,999     5.8%
 175 Tri-County Parkway
 Cincinnati, OH 45246
Michael H. Coles(7)(8)................................... 5,126,998    24.5%
 Goldman, Sachs & Co.
 85 Broad Street
 New York, NY 10004
Thomas J. Kelly(7).......................................     8,333       *
 3 Todd Court
 Florham Park, NJ 28604
Robert F. Longbine(7)....................................    10,833       *
 213 Meadow Lane
 Elk River Club, Box 1146
 Banner Elk, NC 28604
Howard A. Silverstein(7)(8).............................. 5,125,998    24.5%
 Goldman, Sachs & Co.
 85 Broad Street
 New York, NY 10004
Patrick A. Thiele(7).....................................     3,083       *
 St. Paul Companies
 385 Washington Street
 St. Paul, MN 55102
Gayl W. Doster(6)........................................   112,042       *
 75 Sabin Street
 Pawtucket, RI 02860
Timothy M. Mooney(6).....................................    99,266       *
 175 Tri-County Parkway
 Cincinnati, OH 45246
Thomas E. Stilgenbauer(6)................................    52,133       *
 175 Tri-County Parkway
 Cincinnati, OH 45246
All directors and officers as a group(8)(9).............. 6,971,273    33.0%
(18 individuals)

See accompanying notes

- --------
* less than 1.0%

(1) Includes 4,109,275 shares of Common Stock owned of record by Broad Street Investment Fund I, L.P. ("Broad Street") as to which shares Goldman Sachs, as general partner of Broad Street, has the power to vote and to dispose. Goldman Sachs, as general partner, has a 1.0% interest in Broad Street and the right, subject to certain limitations, to up to 20% of the gain upon a disposition of Common Stock.
(2) Includes 66,666 shares of Common Stock owned of record by Bridge Street Fund 1986 ("Bridge Street") as to which Goldman Sachs, as sole stockholder of a general partner of Bridge Street, has the power to direct the vote and to direct the disposition. Goldman Sachs, as general partner, has a 0.1% interest in Bridge Street.
(3) Includes 83,333 shares of Common Stock owned of record by Stone Street Fund 1986 ("Stone Street") as to which Goldman Sachs, as sole stockholder of the general partner of Stone Street, has the power to direct the vote and to direct the disposition. Goldman Sachs, as sole stockholder of the general partner and as an affiliate of a limited partner, has an aggregate 7.05% interest in Stone Street.
(4) Includes 500,000 shares of Common Stock owned of record by The Goldman Sachs Group, L.P. The Goldman Sachs Group, L.P. is a general partner of Goldman Sachs, and the general partners of The Goldman Sachs Group, L.P. are the individual general partners of Goldman Sachs.
(5) The table excludes 166,667 shares of Common Stock that Mr. Beekman has donated to trusts of which his children and grandchildren are beneficiaries and in which he retains an income interest. Mr. Beekman holds a power of appointment that is exercisable only under certain circumstances by his will upon his death, by which power he can change the persons entitled to receive such shares upon termination of the trusts. The table also excludes 2,000 shares held by Mr. Beekman's spouse for which Mr. Beekman disclaims any beneficial ownership.
(6) Includes shares subject to currently exercisable options as follows: Mr. Beekman, 339,167 shares; Mr. Doster, 62,042; Mr. Mooney, 73,333; and Mr. Stilgenbauer, 37,917.
(7) The Company's 1987 Outside Director Stock Option Plan provides for the grant of options for 8,333 shares to each director who is not an employee of the Company. The non-employee directors who are affiliated with stockholders of the Company (Messrs. Coles and Silverstein) have waived all rights under such options. Options issued to Mr. Longbine for 8,333 shares and Mr. Kelly for 6,333 shares are currently exercisable and are reflected above. Options were issued to Mr. Thiele for 8,333 shares. Of such options, 6,250 are not yet exercisable and are therefore excluded above and 2,083 are currently exercisable and reflected above.
(8) Includes 5,124,998 shares of Common Stock beneficially owned by Goldman Sachs and certain of its affiliates. Mr. Silverstein is a general partner, and Mr. Coles is a limited partner, of Goldman Sachs.
(9) In addition to the option shares described in notes 6 and 7, included in the total for all directors and officers as a group are also 164,294 shares that are subject to currently exercisable options granted to officers not named in the table.

                            SELECTED FINANCIAL DATA

  The following table presents selected consolidated financial data derived from the audited consolidated financial statements of the Company for the five years ended August 31, 1993. The selected consolidated financial data for the six months ended February 28, 1994 and 1993 were derived from the unaudited consolidated financial statements of the Company, which reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of such data. The operating results for the six months ended February 28, 1994 and 1993 are not necessarily indicative of the operating results for the full year. The following financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included elsewhere in this Proxy Statement.

                          FOR THE SIX MONTHS ENDED
                          -------------------------
                          FEBRUARY 28, FEBRUARY 28,   FISCAL      FISCAL      FISCAL      FISCAL      FISCAL
                              1994         1993        1993        1992        1991        1990        1989
                          ------------ ------------ ----------  ----------  ----------  ----------  ----------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING STATEMENT DA-
 TA:
Net sales...............   $1,181,733   $1,149,396  $2,280,048  $2,134,670  $1,994,553  $1,868,028  $1,733,488
Cost of merchandise
 sold, including
 distribution costs.....      831,075      800,950   1,602,129   1,481,809   1,389,133   1,290,690   1,190,249
Gross profit............      350,658      348,446     677,919     652,861     605,420     577,338     543,239
Selling, general and
 administrative and rent
 expenses (1)...........      305,184      301,857     596,174     552,012     511,019     487,073     451,029
Restructuring costs (2).                                19,704
Earnings before interest
 and taxes..............       26,741       29,737      27,797      68,279      58,336      51,747      50,439
Interest expense........       14,733       16,175      31,378      46,728      53,312      58,929      58,095
Income (loss) before
 extraordinary items and
 cumulative effect of
 accounting change......        7,204        8,153      (3,619)     15,584       3,482      (8,382)     (8,537)
Extraordinary items (3).                     4,674                 (22,855)      1,046
Cumulative effect of
 accounting change (4)..       (5,192)     (18,612)    (18,612)
Net income (loss).......        2,012       (5,785)    (22,231)     (7,271)      4,528      (8,382)     (8,537)
Income (loss) per common
 share before
 extraordinary items and
 cumulative effect of
 accounting change (5)..          .33          .38        (.17)        .99         .27        (.65)       (.68)
Per common share effect
 of extraordinary items.                       .22                   (1.45)        .08
Per common share effect
 of cumulative effect of
 accounting change......         (.24)        (.87)       (.89)
Net income (loss) per
 common share (5).......          .09         (.27)      (1.06)       (.46)        .35        (.65)       (.68)
BALANCE SHEET DATA:
Total assets............   $  741,917   $  732,400  $  717,599  $  688,226  $  673,993  $  678,906  $  673,908
Long-term debt (6)......      295,446      270,658     290,516     270,430     416,506     438,470     452,029
OTHER DATA:
Depreciation and
 amortization expense...       18,733       16,852      34,244      32,570      36,065      38,518      41,771
Capital expenditures....        6,790       19,112      33,201      30,642      16,804      19,480      19,884
Ratio of earnings to
 fixed charges (7)......         1.46x        1.49x                   1.31x       1.07x
Comparable store sales
 increase...............          3.3%         5.8%        4.6%        5.9%        5.7%        6.7%        8.1%
Number of stores at end
 of period
Drug stores.............        1,118        1,165       1,124       1,134       1,107       1,088       1,053
Home Health Care
 Centers................           33           34          33          32          32          30          30

See accompanying notes

- --------
(1) Rent expense is approximately $33,832,000 and $33,091,000 for the six months ended February 28, 1994 and 1993, respectively, and $68,218,000, $60,060,000, $55,682,000, $50,420,000 and $44,288,000 for Fiscal 1993,
    1992, 1991, 1990 and 1989, respectively.
(2) During Fiscal 1993, the Company undertook a review of its existing asset base to identify underproductive stores, as well as other non-productive assets, for disposition and a reorganization of its store operations and marketing departments (the "Asset Review Program"). As a result, the Company identified approximately 60 stores for disposition. In addition to the asset review program, the Company also undertook a plan to reorganize its store operations and marketing departments in a way which better supports the "one company" philosophy the Company has adopted. As a result of these efforts, the Company recorded a pre-tax charge of $19,704,000, which provides principally for the estimated remaining contractual lease liability and other occupancy costs for the closed stores and increased amounts for previously closed stores, write-off of the net book value of fixtures and equipment, costs of redistributing inventory from the closed stores to other stores and severance and relocation costs resulting from the store closing program as well as the costs of the above mentioned reorganization. As of February 28, 1994, the Company has closed or otherwise disposed of 53 stores out of the total initially identified. The remaining stores identified will be closed or otherwise disposed of during the balance of calendar 1994.
(3) During Fiscal 1992, in connection with its Recapitalization Plan, the Company recorded an extraordinary charge to operations of approximately $22,900,000, net of tax benefits of approximately $5,900,000, for the early retirement of debt. During the year ended August 31, 1991 ("Fiscal 1991"), the Company realized a benefit of approximately $1,046,000 from the utilization of net operating loss carryforwards.
(4) During the six months ended February 28, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109--Accounting for Income Taxes, effective September 1, 1993 (the beginning of the fiscal year). This statement requires a change from the deferred method of accounting for income taxes (as previously required by Accounting Principles Board ("APB") Opinion No. 11) to the liability method. Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the carrying amount of assets and liabilities for financial reporting purposes and the tax bases of these assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date. The Company recorded the change in accounting for income taxes as the cumulative effect of a change in accounting in the Consolidated Statements of Operations for the six months ended February 28, 1994. During Fiscal 1993, the Company adopted SFAS No. 106--Employers' Accounting for Postretirement Benefit Costs Other Than Pensions, effective as of September 1, 1992 (the beginning of the fiscal year). This statement requires that the cost of providing postretirement benefits to employees be accrued during the active service period of the employees. The Company has previously accounted for these costs on a "pay-as-you-go" method or cash basis. The Company elected to recognize immediately the transition obligation of $18,612,000, which represents the accumulated postretirement benefit obligation existing at September 1, 1992, and is presented as the cumulative effect of a change in accounting in the Consolidated Statements of Operations. The current year impact of SFAS No. 106 on Fiscal 1993, which is included in selling, general and administrative expenses, in excess of that which would have been reflected under the Company's prior method of accounting for these benefits, was $1,300,000.
(5) Under a former stockholders' agreement (the "Old Stockholders Agreement"), which terminated on June 10, 1992, management investors held certain put rights which gave them the right to require the Company to purchase certain shares and options at formula prices under certain circumstances. Prior to the termination of the Old Stockholders Agreement, the shares subject to such put rights were classified as redeemable for financial reporting purposes. The per share amounts, as reported prior to the above referenced termination, were computed by adjusting net income (loss), for the respective years, by the change in redemption value of redeemable common stock and options held by management investors, to arrive at loss applicable to common shares and dividing the loss applicable to common shares by the weighted average number of shares of common stock (including common stock held by management investors subject to put options) outstanding during the year. The per share amounts included above for each of Fiscal 1991, 1990 and 1989 have been restated to give effect to the termination of the Old Stockholders Agreement and the elimination of the above referenced put rights.
(6) Includes long-term debt and obligations under capital leases (including the current portion of both).
(7) Earnings before income taxes were inadequate to cover fixed charges by $3,581,000, $7,181,000 and $7,655,000 for Fiscal 1993, 1990 and 1989,
    respectively. Fixed charges consist of interest expense and a portion of operating lease rental expense representative of the interest factor. The interest factor portion of the operating lease rental expense was calculated assuming all operating leases were capitalized at 6.0% for the six months ended February 28, 1994 and 1993 and for Fiscal 1993, 7.5% for Fiscal 1992, 9.5% for Fiscal 1991, 11.75% for Fiscal 1990 and 11.5% for Fiscal 1989 and the related debt obligation amortized over the term of the leases.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  The following Pro Forma Condensed Consolidated Statement of Operations for the year ended August 31, 1993 was prepared under the assumption that the stores identified by the Company pursuant to the Asset Review Program were closed or otherwise disposed of prior to September 1, 1992 and accordingly the results of operations for these stores, as well as the components of the restructuring charge relating to the Asset Review Program, have been excluded. The Pro Forma Condensed Consolidated Statement of Operations for the six months ended February 28, 1994 and the Pro Forma Condensed Consolidated Balance Sheet at February 28, 1994 have not been presented due to the immaterial effect the above referenced assumptions would have on the aforementioned pro forma condensed consolidated financial statements. The Pro Forma Condensed Consolidated Statement of Operations does not purport to represent what the Company's results of operations would have been if the stores identified pursuant to the Asset Review Program had in fact been closed or otherwise disposed of prior to September 1, 1992 or to project the Company's results of operations for any future period. The Pro Forma Condensed Consolidated Statement of Operations and accompanying notes should be read in conjunction with the Consolidated Financial Statements and the related notes thereto included elsewhere in this Proxy Statement.

                                           PRO FORMA CONDENSED
                                   CONSOLIDATED STATEMENT OF OPERATIONS
                            ------------------------------------------------------------
                                YEAR ENDED          PRO FORMA
                              AUGUST 31, 1993      ADJUSTMENTS            PRO FORMA
                            -------------------  ---------------        ----------------
                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales..................          $2,280,048         $(43,843)(/1/)        $2,236,205
Cost of merchandise sold,
 including distribution
 costs.....................           1,602,129          (31,864)(/1/)         1,570,265
                              -----------------   --------------        ----------------
  Gross profit.............             677,919          (11,979)(/1/)           665,940
Costs and expenses
  Operating expenses.......             630,418          (12,422)(/1/)           617,996
  Restructuring costs......              19,704          (14,228)(/2/)             5,476
  Interest.................              31,378                                   31,378
                              -----------------   --------------        ----------------
    Income (loss) before
     income taxes and
     cumulative effect of
     accounting change.....              (3,581)          14,671                  11,090
Income taxes...............                  38            4,889 (/3/)             4,927
                              -----------------   --------------        ----------------
    Income (loss) before
     cumulative effect of
     accounting change.....         $    (3,619)        $  9,782              $    6,163
                              =================   ==============        ================
Income (loss) per share
 before cumulative effect
 of accounting change......              $(0.17)                                   $0.29
                              =================                         ================
Weighted average number of
 shares outstanding........          20,958,854                               20,958,854
                              =================                         ================

See accompanying notes.

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

  (1) Reflects the elimination of the results of operations for the stores identified for closing or other disposition pursuant to the Asset Review Program.

  (2) Reflects the reversal of the portion of the restructuring charge related to the Asset Review Program. The remaining amount of the restructuring charge is associated with the Company's reorganization of its marketing and store operations departments and the write-off of the net book value of other non-productive assets not related to the Asset Review Program. The portion of the remaining restructuring charge associated with the reorganization of marketing and store operations departments is comprised of (a) severance costs for approximately 50 employees to be terminated, which included estimates of termination pay and benefits continuation, costs of outplacement counseling and purchase of Company leased automobiles (if employees had Company leased automobiles prior to termination) for a discounted price from fair value, and
(b) relocation costs for approximately 30 employees to be relocated, which included estimates for house hunting trips, temporary living expenses, realtor sales commission reimbursement, reimbursement of losses on sales of existing residences and forgiveness of loans on new residences.

The portion of the restructuring charge related to the Asset Review Program can be categorized into the following major components:

    (A) Estimated remaining contractual lease liability plus other occupancy related costs (which included real estate taxes, utilities and common area maintenance). The remaining contractual lease liability was estimated based upon the lesser of the end of the existing lease term or 36 months with a rent payment assumed to be the base rent obligation during the lease term assumed above. The other occupancy related costs were estimated based upon historical experience for the affected stores over the lease term indicated above. This component of the charge amounts to approximately $8,386,000, all of which represents future cash outflows.

    (B) The write-off of the net book value of fixtures and equipment and leasehold interests. The net book value of fixtures and equipment and leasehold interests written off was the net book value of these assets in the affected stores. This component of the charge amounts to approximately $3,560,000, all of which is non-cash.

    (C) Costs associated with redistributing inventory. This category included an estimate of (i) markdown expenses related to inventory liquidation at store level, which was based upon the Company's historical experience with similar inventory liquidation efforts, (ii) costs incurred to ship the inventory not identified as liquidation inventory in the affected stores back to one of the Company's distribution centers for redistribution to other of the Company's stores, and (iii) labor costs at the distribution center to rework product and prepare it for redistribution. This component of the charge amounts to approximately $1,710,000, of which $738,000 represents future cash outflows and the balance is non-cash.

    (D) Costs associated with severance and relocation for affected employees. The costs associated with severance were based on the anticipated number of hourly and salaried employees (approximately 500) to be terminated in the affected stores and included termination pay and employee benefit continuation for a limited time and costs associated with relocation, which included trips for house hunting, temporary living expenses, realtor sales commission reimbursement and moving of household items for eight salaried employees. This component of the charge amounts to approximately $572,000, all of which represents future cash outflows.

  (3) The Company did not provide any Federal or state income tax expense for the year ended August 31, 1993 as a result of the Company being in a net operating loss position. Pro forma income tax expense for the period is computed using the statutory regular Federal income tax rate of 35% and an estimated state tax rate of 7% (combined 42%) applied to pro forma financial statement taxable income. This results in a combined Federal and state effective tax rate in the Pro Forma Condensed Consolidated Statement of Operations of 44.4%, because of permanent differences in expense recognition for financial reporting and tax purposes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The following table sets forth the Company's operating data as a percentage of net sales for the periods indicated:

                          FOR THE SIX MONTHS ENDED
                          -------------------------
                          FEBRUARY 28, FEBRUARY 28,
                              1994         1993     FISCAL 1993 FISCAL 1992 FISCAL 1991
                          ------------ ------------ ----------- ----------- -----------
Net sales...............     100.00%      100.00%     100.00%     100.00%     100.00%
Cost of merchandise
 sold, including distri-
 bution costs...........      70.33        69.68       70.27       69.42       69.65
                             ------       ------      ------      ------      ------
Gross profit............      29.67        30.32       29.73       30.58       30.35
Costs and expenses
 Selling, general and
  administrative........      22.96        23.38       23.16       23.05       22.83
 Rent...................       2.86         2.88        2.99        2.81        2.79
 Depreciation and amor-
  tization..............       1.59         1.47        1.50        1.52        1.81
 Restructuring costs....                                 .86
                             ------       ------      ------      ------      ------
Income before interest,
 income taxes, extraor-
 dinary items and cumu-
 lative effect of ac-
 counting change........       2.26         2.59        1.22        3.20        2.92
Interest................       1.25         1.41        1.38        2.19        2.67
                             ------       ------      ------      ------      ------
Income (loss) before
 income taxes,
 extraordinary items and
 cumulative effect of
 accounting change......       1.01         1.18        (.16)       1.01         .25
Income taxes............        .41          .47                     .28         .08
                             ------       ------      ------      ------      ------
Income (loss) before
 extraordinary items and
 cumulative effect of
 accounting change......        .60          .71        (.16)        .73         .17
Extraordinary items
 resulting from early
 retirement of debt in
 1992 and from income
 tax benefit from
 utilizing net operating
 loss carryforwards in
 1991...................                     .41                   (1.07)        .06
Cumulative effect of
 accounting change for
 income taxes in 1994
 and for postretirement
 benefits other than
 pensions in 1993.......       (.44)       (1.62)       (.82)
                             ------       ------      ------      ------      ------
Net income (loss).......        .16%       (.50%)      (.98%)      (.34%)        .23%
                             ======       ======      ======      ======      ======

  The following discussion and analysis explains the major factors affecting the Company's results of operations, financial condition and changes in financial condition at February 28, 1994 and 1993 and for the six months then ended, respectively, and at August 31, 1993, 1992 and 1991 and for the fiscal years then ended, respectively.

RESULTS OF OPERATIONS

   COMPARISON OF THE SIX MONTHS ENDED FEBRUARY 28, 1994 WITH THE SIX MONTHS ENDED FEBRUARY 28, 1993

  At February 28, 1994, the Company operated 1,118 drug stores and 33 health care centers ("HHC"), as compared with 1,165 drug stores and 34 HHCs at February 28, 1993.

  Net sales of $1,181.7 million for the six months ended February 28, 1994 were approximately $32.3 million or 2.8% above net sales for the same period of the prior year. Sales increases from stores opened one year or more were 3.3% over the same period of the prior year. The net sales for this period were adversely affected by the large number and severity of winter storms in many of the states where the Company operates. The increase in net sales of 2.8% is less than the comparable store sales increase as a result of the Company operating forty-eight fewer stores this fiscal year as compared to the same time of the prior year. During the six months ended February 28, 1994, the Company opened twenty-one new stores and closed twenty-seven (sixteen of which were closed in connection with the Asset Divestiture Program implemented during Fiscal 1993 and the remaining stores were closed in the normal course of business), as compared with forty-seven new store openings and fifteen store closings during the same period of the prior year.

  Prescription sales, as a percentage of net sales, continued to increase during the six months ended February 28, 1994. For this period, prescription sales increased 7.5% over the prior year to $612.2 million, which represented 51.8% of net sales, as compared with $569.5 million or 49.5% of net sales for the prior year. This sales growth in prescription sales is a trend which the Company expects will continue because of the (a) aging of the U.S. population and the corresponding increased use of prescription drugs by the elderly, (b) continued pursuit of new customer segments such as mail order, nursing home and third party payor arrangements, (c) development of new pharmaceutical products and new applications of existing drugs and, (d) to a lesser extent price inflation for pharmaceuticals. For the six months ended February 28, 1994, the Company experienced lower levels of price inflation on pharmaceuticals than in the same period of the prior year. The Company expects this lower level of price inflation to continue, at least for the foreseeable future, as a result of the increased emphasis placed on limiting price increases by the pharmaceutical manufacturers, thereby adversely affecting the rate of the Company's sales growth.

  For the six months ended February 28, 1994, prescription sales to third party payors increased 16% over the prior year to $311.1 million or 50.8% of total prescription sales, as compared with $268.1 million or 47.1% of total prescription sales for the same period of the prior year. Excluded from the third party sales amounts above are amounts received directly from customers pursuant to third party arrangements which require the customer to contribute a portion of the sales price. The Company expects prescription sales to third party payors to continue to increase, both in absolute terms and as a percentage of total prescription sales, as a result of anticipated new third party payor arrangements and the continued migration of non-third party pharmacy customers to third party plans. The Company cannot predict when or if any health care reform will be enacted by the Federal government, or the form that such reform would take. However, the Company believes that market forces will cause prescription sales to third party payors to continue to increase as a percentage of total prescription sales and any legislated health care reform may accelerate that trend. The increasing levels of third party prescription sales have resulted in a decline in gross profit margin, as gross profit margins on prescription sales to third party payors are typically lower than those on non-third party prescription sales. In addition, increased competition has led to declining gross profit margins on third party prescription sales. The Company expects the trend of gross profit margin erosion on third party prescription sales to continue, at least for the foreseeable future. The Company continues to develop strategies to mitigate this erosion. In addition to the adverse effect third party prescription sales have on gross profit margin, these sales are predominately sales on credit. In November 1993, the Company implemented a program to sell, on a continuous basis, certain of its third party accounts receivable. The proceeds from these sales will be utilized to reduce borrowings under the Company's revolving line of credit. At February 28, 1994, third party accounts receivable, net of allowance, amounted to $15.8 million, as compared with $57.0 million, net of allowance at February 28, 1993. The primary reason for the decline in third party accounts receivable from February 28, 1993 to February 28, 1994 is the accounts receivable sales program discussed above.

  Cost of merchandise sold, as a percentage of net sales, for the six months ended February 28, 1994 was 70.3%, as compared with 69.7% for the same period of the prior year. One of the principal reasons for the decline in gross profit margin, from 30.3% to 29.7%, was the duplicate warehouse and distribution expenses incurred by the Company arising from the transition away from its warehouse and distribution arrangement with Peyton's, Inc. ("Peyton's") for the Company's SupeRx stores into the enlarged Midwestern warehouse and distribution center operated by the Company. Beginning in September 1993, the Company began providing seasonal and promotional product to all its SupeRx stores from the Midwestern distribution facility while still utilizing Peyton's as the product source, to the SupeRx stores, for everyday products. Beginning January 1994, the Company commenced a gradual transition away from Peyton's for everyday product shipment. Currently, all SupeRx stores are being serviced, for seasonal and promotional products as well as everyday products, from the enlarged Midwestern distribution center. The duplicate warehouse and distribution expenses incurred during this six month period represent the cost of continuing the Peyton's arrangement for distribution of everyday products to the SupeRx stores during the above referenced transition. The Company does not expect to incur these duplicate warehouse and distribution expenses in subsequent quarters now that the transition away from Peyton's is complete. Management estimates that the annual benefit of converting from the Peyton's warehouse service arrangement to the Company's warehouse and distribution facility will be a reduction of approximately .5% in cost of merchandise sold, as a percent of net sales. The remaining decline in gross profit margin was primarily due to the continuing shift of prescription sales to lower gross margin third party prescription sales. The Company believes that as the absolute and percentage amount of prescription sales to third party payors continues to increase, gross margins will continue to be under downward pressures. Also included in gross profit for the six months ended February 28, 1994 is income recognized in connection with the cash prepayment received from one of the Company's vendors in January 1994. See "Liquidity and Capital Resources." For the six months ended February 28, 1994, the Company recorded a LIFO charge to operations of $3 million, as compared with $4.8 million for the same period of the prior year. The smaller LIFO charge, this year when compared to the same time period of the prior year, is the result of declining rates of inflation on the Company's inventory purchases, primarily pharmaceuticals. At February 28, 1994 and 1993, LIFO inventories were approximately $70.3 million and $65.8 million, respectively, less than the amount of such inventories valued on a FIFO basis.

  Selling, general and administrative expenses, as a percentage of net sales, for the six months ended February 28, 1994 was 23.0% as compared with 23.4% for the six months ended February 28, 1993. The decline in selling, general and administrative expenses as a percentage of net sales was primarily due to more stringent cost control measures combined with the benefits derived from the Company's ongoing consolidation efforts, as well as the elimination of costs previously incurred by stores which were closed as part of the Company's Asset Divestiture Program undertaken in Fiscal 1993. In addition, during the six month period ended February 28, 1993, the Company opened significantly more stores than were opened during the six month period ended February 28, 1994, resulting in increased advertising and store pre-opening expenses, which adversely affected selling, general and administrative expenses, as a percentage of net sales, for the six months ended February 28, 1993.

  Interest expense, as a percentage of net sales, for the six month period ended February 28, 1994 was 1.2%, as compared with 1.4% for the six months ended February 28, 1993. This improvement was primarily the result of lower amounts outstanding under the Company's revolving line of credit and lower rates of interest on both the Company's bank term debt and the revolving line of credit. As was previously discussed, on November 2, 1993, the Company implemented a four year program to sell up to $75 million of its health care receivables on a continuous basis. The proceeds from these sales are applied to reduce the level of borrowings under the Company's revolving line of credit. As of February 28, 1994, the Company has received $36 million in proceeds from such sales. In addition, on January 14, 1994, the Company received a cash prepayment of $40 million from a vendor. See "Liquidity and

Capital Resources." This cash prepayment was applied to reduce the level of borrowings outstanding under the revolving line of credit.

  The Company adopted SFAS No. 109--Accounting for Income Taxes, as of September 1, 1993, and recorded the change in accounting for income taxes as the cumulative effect of an accounting change in the Consolidated Statements of Operations for the three months ended November 30, 1993. The cumulative effect of this adoption (which is reflected in the Consolidated Statements of Operations for the six months ended February 28, 1994) was a charge of $5,192 or $.24 per share. Prior year financial statements have not been restated to apply the provisions of SFAS No. 109.

  The net current and non-current components of deferred income taxes recognized in the balance sheet at February 28, 1994 are as follows (dollars in thousands):

        Net current asset............................................... $ 6,287
        Net non-current asset...........................................  15,007
                                                                         -------
          Net asset..................................................... $21,294
                                                                         =======

  The tax effects of the significant temporary differences which comprise the deferred tax assets and liabilities at February 28, 1994 are as follows:

                                                       DEFERRED TAX DEFERRED TAX
                                                          ASSETS    LIABILITIES
                                                       ------------ ------------
                                                        (DOLLARS IN THOUSANDS)
     Capital leases...................................   $11,289      $ 8,138
     Postretirement benefits other than pensions......     8,826
     Depreciation and amortization....................     3,147       21,812
     Inventories......................................     3,421        8,809
     Bad debts........................................     5,131
     Accrued liabilities..............................    15,737
     Restructuring reserve............................     8,416
     Tax credits......................................     5,200
     Other............................................     7,253        3,190
                                                         -------      -------
                                                          68,420       41,949
     Valuation allowance..............................    (5,177)
                                                         -------      -------
       Total..........................................   $63,243      $41,949
                                                         =======      =======

  The valuation allowance relates to certain future deductible items in excess of future taxable items that are not expected to be realized.

  The Company believes the deferred tax assets ($63.2 million) are realizable due primarily to (i) expectation of the future reversal of existing taxable temporary differences; (ii) utilization of tax credit carryforwards; and (iii) net operating loss ("NOL") carrybacks to prior years. The Company anticipates realizing from the future reversal of existing taxable temporary differences approximately $39.3 million ($16.6 million in the first five years, $19.2 million in the subsequent five years and $3.5 million in the remaining six years). In addition, the Company anticipates realizing approximately $4.1 million through the utilization of tax credit carryforwards and approximately $17 million through carrybacks of NOLs to prior years. Also, the Company has available certain tax planning or other strategies, approximating $2.8 million principally related to the sale of real estate, that could be implemented, if necessary, to supplement the above expectation to realize fully the recorded tax asset.

  For the six months ended February 28, 1994, the Company has recorded income tax expense of $4.8 million, which was based upon the estimated annual effective tax rate for both Federal and state tax purposes of approximately 40%. For the six months ended February 28, 1993, the Company recorded income tax expense of $5.4 million, which was also based upon the estimated annual effective tax rate for both Federal and state tax purposes of approximately 40%. Also, during the six month period ended February 28, 1993, the Company utilized approximately $13.5 million of net operating loss carryforwards for financial reporting purposes and the related tax benefit of $4.7 million was reflected as an extraordinary item in the Consolidated Statement of Operations and Accumulated Deficit.

  During the fourth quarter of Fiscal 1993, the Company adopted SFAS No. 106-- Employers' Accounting for Postretirement Benefits Other Than Pensions. Consistent with the provisions of this statement, when adoption of this statement is in any quarter other than the first, the adoption is effective as of the beginning of the fiscal year, September 1, 1992 in this instance.

  The results of operations for any six month period of a fiscal year are not necessarily indicative of the results of operations for a full fiscal year.

 COMPARISON OF THE YEAR ENDED AUGUST 31, 1993 WITH THE YEAR ENDED AUGUST 31,
 1992

  At August 31, 1993, the Company operated 1,124 drug stores and 33 HHCs, as compared with 1,134 drug stores and 32 HHCs at August 31, 1992.

  Net sales of $2.28 billion for the year ended August 31, 1993 were $145.4 million or 6.8% above net sales for the prior year. Comparable sales increases from drug stores opened one year or more were 4.6% and the remaining increase was attributable to new store sales.

  Prescription sales, as a percentage of net sales, continued to increase during Fiscal 1993. For the year, prescription sales increased 10.1% to $1.2 billion, which represented 50.5% of net sales, as compared with $1.05 billion or 49% of net sales for the prior year. This sales growth is a trend which the Company expects will continue because of the (a) aging of the U.S. population and the corresponding increased use of prescription drugs by the elderly, (b) development of new pharmaceutical products and new applications of existing drugs, (c) continued pursuit of new customer segments such as nursing homes and third party payor arrangements and (d) to a lesser extent, price inflation for pharmaceuticals. For Fiscal 1993, the Company experienced a significantly lower level of price inflation on pharmaceuticals than in the prior year. This lower level of price inflation is a trend which the Company expects to continue, at least for the foreseeable future, as a result of the increased emphasis placed on limiting price increases by the pharmaceutical manufacturers, thereby adversely affecting the rate of the Company's sales growth.

  During Fiscal 1993, sales to third party payors increased 19.6% to $552.7 million, which represented 48% of total prescription sales, as compared to $462.2 million or 44% of total prescription sales for the prior year. In a typical third party payor arrangement, the Company contracts with a third party payor, such as an insurance company, health maintenance organization, preferred provider organization, government agency or private employer, who agrees to pay for a portion or all of a customer's eligible prescription purchases. Excluded from the third party sales amounts above are amounts received directly from customers pursuant to third party arrangements which require the customer to contribute a portion of the sales price. The Company expects prescription sales to third party payors to continue to increase, both in absolute terms and as a percentage of total prescription sales, as a result of anticipated new third party payor arrangements and continued migration of non-third party pharmacy customers to third party plans. The Company cannot predict when or if any health care reform will be enacted by the Federal government, or the form that such reform would take. However, the Company believes that market forces will cause prescription sales to third party payors to continue to increase as a percentage of total prescription sales and any legislated health care reform may accelerate that trend. The increasing levels of third party prescription sales have resulted in a decline in gross profit margin, as gross profit margins on sales to third party payors are typically lower than those on non-third party sales. The Company expects the trend of gross profit margin erosion relating to third party prescription sales to continue, at least for the foreseeable future. The Company is developing strategies to mitigate this erosion. An example is to encourage the use of generic pharmaceuticals, when available, in filling the prescription. Typically, generic drugs have a higher gross profit margin than non-generic drugs. During Fiscal 1993, approximately 38% of all prescriptions filled by the Company were filled using generic drugs, as compared with approximately 35% for the prior year. In addition to the adverse effect third party prescription sales have on gross profit margin, these sales are predominantly sales on credit. At August 31, 1993, third party accounts receivable amounted to $49.7 million, as compared with $44.5 million at August 31, 1992. Payments from certain state government programs under Medicaid are, due to fiscal constraints or otherwise, delayed from time to time beyond normal payment terms, increasing the Company's working capital requirements and short-term borrowing needs. The Company has recently implemented a program to sell, on a continuous basis, certain of its third party accounts receivable. The proceeds from these sales will be utilized to reduce borrowings on the Company's revolving line of credit. On November 2, 1993 the Company completed the first sale of such receivables.

  For Fiscal 1993, total prescription and over-the-counter ("OTC") drug sales increased 9.2% to $1.4 billion or 63.3% of net sales, as compared with $1.3 billion or 61.9% of net sales for the prior year. Sales of products other than prescription and OTC drugs have increased at a lesser rate than sales of such drugs due largely to competitive factors and economic conditions. Management believes that the sales of products other than prescription and OTC drugs will continue to increase at lesser rates, at least for the foreseeable future, than the sales of prescription and OTC drugs.

  Cost of merchandise sold, as a percentage of net sales, for Fiscal 1993 was 70.3%, as compared with 69.4% for the prior year. This decline in gross profit margin is due to several factors, the first of which is the significant growth in third party prescription sales. As previously mentioned, these sales typically have a lower gross profit margin than non-third party prescription sales and, consequently, as the absolute and percentage amount of prescription sales to third party payors increase, management believes that gross profit margins will continue to be under downward pressure. Second, increases in the Company's new store opening program, primarily during the first half of the fiscal year, also adversely affected the gross profit margin. While the new stores provided incremental sales growth, promotional programs associated with these new stores, including grand opening sales promotions, adversely affected the gross profit margin. Third, the Company implemented various pricing/sales programs in selected markets to respond to the increased level of competition in these markets, which also caused gross profit margins to decline. The Company is continually developing plans to mitigate the downward pressure placed on gross profit margins. As mentioned previously, increased usage of generic drugs is one strategy utilized by the Company to mitigate this downward pressure. Also, the Company promotes higher gross profit front-end merchandise, such as home health care products and private label products. For Fiscal 1993, home health care product sales and private label product sales represented 2.1% and 7.5%, respectively, of total non-prescription sales, as compared with 1.8% and 7.0%, respectively, of total non-prescription sales for the prior year. There can be no assurances that such programs will be effective in mitigating the downward pressures on the Company's gross profit margin.

  For Fiscal 1993, the Company recorded a LIFO charge of $6.3 million, as compared with $10.8 million for the prior year. The smaller LIFO charge this year, when compared with the prior year, is the result of declining rates of inflation on the Company's inventory purchases, primarily in pharmaceuticals, during Fiscal 1993. At August 31, 1993 and 1992, LIFO inventories were $67.3 million and $61 million, respectively, less than the amount of such inventories valued on a FIFO basis.

  Selling, general and administrative expenses, as a percentage of net sales, were 23.2% as compared with 23.1% for the prior year. This increase is primarily attributable to the following items:

increased costs, primarily store labor, related to the Company's opening or acquiring eighteen additional stores during this fiscal year compared to the prior year and the increase in the number of 24 hour and extended hour locations. In addition, during the fourth quarter of Fiscal 1993, the Company adopted SFAS No. 106--Employers' Accounting for Postretirement Benefit Costs Other Than Pensions, effective as of September 1, 1992 (the beginning of the fiscal year). Accordingly, the previously issued results of operations for the first three quarters of Fiscal 1993 have been restated to reflect this adoption. This statement requires the accrual of the costs of providing postretirement benefits to employees during the active service period of the employees. The Company previously accounted for these costs on a "pay-as-you-go" method or cash basis. The Company elected to recognize immediately the transition obligation of $18.6 million or $.89 per share, which represents the accumulated postretirement benefit obligation existing at September 1, 1992, which is presented as the cumulative effect of a change in accounting in the Consolidated Statements of Operations. The current year impact of SFAS No. 106, which is included in selling, general and administrative expenses, in addition to what would have been reflected under the prior method of accounting for these benefits, was $1.3 million. The Company anticipates that the impact on subsequent fiscal years resulting from the adoption of SFAS No. 106 will not materially affect the results of operations.

  Rent expense, as a percentage of net sales, was 3.0% as compared with 2.8% for the prior fiscal year. For the year, the Company opened 69 new stores and closed 41 (excluding the 37 stores closed as a result of the Asset Review Program, discussed below), as compared with opening 51 new stores and 24 closings in the prior year. In addition, the Company renegotiated a total of 26 existing store leases, resulting in higher annual rent.

  As was previously announced, the Company undertook a review of its existing asset base to identify underproductive stores, as well as other non-productive assets, for disposition, and a reorganization of its store operations and marketing departments. As a result of this review, the Company identified approximately 60 stores for disposition, of which 16 stores contained no pharmacy and the balance were full service stores. These stores were spread throughout the Company's area of operations and were not concentrated in any specific markets. As of August 31, 1993, the Company had closed approximately 40 stores and, since that time through October 1993, an additional 10 stores have been closed. It is the Company's intention that the balance will be closed during Fiscal 1994. The plan of disposition varied and was store specific in nature. It included outright sales to independent third parties, transferring of prescription files to nearby Company stores or selling prescription files to independent third parties and subsequently closing the store or, in situations where sales to independent third parties could not be negotiated and there was not a Company store nearby to transfer the prescription files, the store was closed. In addition to the Asset Review Program, the Company also undertook a plan to reorganize its store operations and marketing departments in a way that provides for a single company focus rather than a divisional focus previously utilized by the Company. As a result of the asset dispositions and departmental reorganization, the Company has recorded a pre-tax charge of $19.7 million ($.94 per share) which provides principally for the estimated remaining contractual lease liability plus other occupancy costs for the closed stores and increased amounts for previously closed stores, the write-off of the net book value of fixtures and equipment, costs of redistributing inventory from the closed stores to other stores and severance and relocation costs for employees affected by the store closing program and the above mentioned reorganization.

  Interest expense for Fiscal 1993, as a percentage of net sales, was 1.4% as compared with 2.2% for the prior year. This improvement was primarily the result of lower amounts outstanding under, and lower rates of interest on, the Company's 10 1/8% Senior Notes due June 1, 2002 (the "Senior Notes") (in comparison to the previously outstanding debentures) and the Company's term loan. In accordance with the terms of its senior bank credit agreement (the "Senior Bank Agreement"), the Company has entered into several interest rate protection agreements for certain contract amounts covering various time periods at varying rates of interest. See "Note G to the Notes to the Consolidated Financial

Statements." Amortization expense related to interest rate cap agreements in effect at August 31, 1993 amounted to $203,000 in Fiscal 1993. No amounts were received as reimbursement under the cap agreements in Fiscal 1993. The Company currently believes that amounts received or paid, if any, under these agreements, as well as agreements entered into in September 1993, will be immaterial to the Company's results of operations and liquidity.

  For Fiscal 1993, the Company has not provided Federal or state income taxes as a result of the Company being in a net operating loss position. Federal and state income taxes were provided for in Fiscal 1992 based upon earnings before extraordinary item. The Federal income tax component of this provision was recorded utilizing the Alternative Minimum Tax ("AMT") rates, since the Company was subject to AMT provision at that date. In Fiscal 1992, an offsetting Federal and state benefit was recorded in the Consolidated Statement of Operations relating to the extraordinary charge for the early retirement of debt.

 COMPARISON OF THE YEAR ENDED AUGUST 31, 1992 WITH THE YEAR ENDED AUGUST 31,
 1991

  At August 31, 1992, the Company operated 1,134 drug stores and 32 HHCs, as compared with 1,107 drug stores and 32 HHCs at August 31, 1991.

  Net sales of $2.135 billion for the year ended August 31, 1992 were $140.1 million or approximately 7.0% above net sales for the prior year. Comparable sales increases from drug stores opened one year or more were approximately 5.9% and the remaining increase was attributable to new store sales.

  For the year ended August 31, 1992, prescription sales, as a percentage of net sales were approximately 49%, as compared with approximately 46% for the same period of the prior year. This sales growth was primarily due to the development of new pharmaceutical products and new applications of existing drugs, continued pursuit of new customer segments such as nursing homes and third party payor arrangements and, to a lesser extent, pharmaceutical inflation. During Fiscal 1992, sales to third party payors represented approximately 44% of total prescription sales, as compared with 42% for the prior year. The increasing levels of third party prescriptions contributed to a decline in gross profit margins, as gross profit margins on third party prescription sales are typically lower than those on non-third party prescription sales.

  Sales of products, other than prescription and over-the-counter drugs, increased at a lesser rate than sales of such drugs due largely to economic conditions and competitive factors.

  Cost of merchandise sold, as a percentage of net sales, for Fiscal 1992 was approximately 69.4%, as compared to approximately 69.7% for the prior year. This improvement, as a percentage of net sales, was the result of several factors. First, the Company experienced a change in sales mix to include increased sales levels of private label products and generic drugs and other higher gross profit merchandise. Private label product sales amounted to approximately 7% of total non-prescription sales for Fiscal 1992, as compared with approximately 6% of total non-prescription sales for the prior year. Second, the Company experienced an improvement in the sales of higher gross profit Christmas and Easter season merchandise when compared with the prior year. Also, for Fiscal 1992, the Company recorded a LIFO charge of approximately $10.8 million, as compared with $14.1 million for the prior year. This was the result of experiencing lower rates of inflation on the Company's inventory purchases, primarily prescription drugs, during Fiscal 1992, when compared to prior years. At August 31, 1992 and 1991, LIFO inventories were approximately $61 million and $50.2 million, respectively, less than the amount of such inventories valued on a FIFO basis.

  Selling, general and administrative expenses, as a percentage of net sales, were approximately 23.1%, as compared with approximately 22.8% for the prior year. The increase was primarily the result of increases in the Company's advertising expense due to the production of additional circulars in two of the Company's divisions during the fourth quarter, increases in certain employee benefit costs primarily related to health care benefits and additional costs associated with the opening or acquisition of 5 more stores in Fiscal 1992 than in Fiscal 1991. During Fiscal 1992, the Company initiated the process of consolidating its administrative overhead departments, including accounting, legal, human resources, management information systems and real estate, into single departments.

  Rent expense for Fiscal 1992, as a percentage of net sales, was approximately 2.8%, which was comparable to the prior year. During Fiscal 1992, the Company opened a net 27 new stores and renegotiated a total of 26 existing store leases, resulting in higher annual rents.

  Depreciation and amortization expense for Fiscal 1992, as a percentage of net sales, was approximately 1.5%, as compared with 1.8% for the prior year. This decline was the result of certain store improvements and fixtures and equipment becoming fully depreciated.

  Interest expense for Fiscal 1992, as a percentage of net sales, was approximately 2.2% as compared with approximately 2.7% for the prior year. This improvement was primarily the result of lower amounts outstanding under, and lower rates of interest on, the Company's term loan and revolving line of credit.

  In connection with the completion of the Company's Recapitalization Plan, the Company recorded an extraordinary charge to earnings of approximately $22.9 million, net of tax benefits of approximately $5.9 million, for the early retirement of debt. The components of this charge were as follows:

  . write-off of the unamortized original issue discount associated with the Company's $80 million aggregate principal amount of 13% Subordinated Debentures due 2000, Series B (the "Series B Debentures), net of tax benefits ($3.1 million);

  . write-off of the unamortized deferred costs and fees associated with the Series B Debentures and the Company's $125 million aggregate principal amount of 13% Subordinated Debentures due 2001 and the bank debt of the Company that existed prior to the consummation of the Recapitalization Plan, net of tax benefits ($4.3 million);

  . recognition of the call premium associated with the redemption of the Debentures, net of tax benefits ($10.6 million); and

  . recognition of expenses associated with the unwinding of various interest rate protection agreements, net of tax benefits ($4.9 million).

  The non-recurring charges were presented net of tax benefits utilizing an effective tax rate for both Federal and state taxes of approximately 20.5%, which is less than the rate applicable to income before income taxes and extraordinary item, since the tax benefit would be limited given the net loss position of the Company after inclusion of the aforementioned non-recurring charges.

 Liquidity and Capital Resources.

  For the six months ended February 28, 1994, the Company had additions to property and equipment of approximately $6.8 million, as compared with approximately $19.1 million for the same period of the prior year. These additions consisted primarily of capital expenditures for new store openings and remodeling of existing stores. The amount reflected for the six months ended February 28, 1993 includes not only amounts for new store openings and remodels, but also amounts related to the construction of the enlarged Midwestern warehouse and distribution facility (approximately $4.4 million), for which construction was completed in September 1993. For the six months ended February 28, 1994, the Company opened twenty-one new stores and closed twenty-seven (sixteen of which were closed in connection with the Asset Divestiture Program), compared with forty-seven new store openings and fifteen closings for the same time period of the prior year.

  As of February 28, 1994, the Company has closed or otherwise disposed of 53 stores out of the total 60 stores identified as part of the Asset Divestiture Program initiated in Fiscal 1993. The remaining stores will be closed during the balance of calendar 1994 as those leases expire. The Company has reduced the reserve established at the time of the divestiture program by approximately $7.4 million, which primarily represents charges relating to lease and other occupancy related payments related to these closed stores, the write-off of the net book value of fixtures, equipment and certain intangible assets related to these closed stores, severance and relocation costs for affected employees and markdowns incurred relating to inventory in these closed stores. At February 28, 1994, the balance in the restructuring reserve was approximately $11.4 million.

  At February 28, 1994, the Company had $117.4 million outstanding under the bank term loan, of which $15 million is reflected as current portion of long-term debt and due on July 31, 1994. During the six months ended February 28, 1994, the Company made a required prepayment of $2.6 million on this bank term debt based upon available cash flow with respect to Fiscal 1993 cash flow.

  For the six months ended February 28, 1994, borrowings under the Company's revolving line of credit have ranged from $30 million to $98 million, with an average amount outstanding for this six month period of $66.5 million, as compared with a range of $74 million to $115 million and an average balance outstanding of $94.8 million for the comparable six month period of the prior year. On April 13, 1994, the balance outstanding under the revolving line of credit was $10 million. There are two principal reasons for the significant change in the range of the outstanding balance and the average balance outstanding under the revolving line of credit from the prior year. The first is the health care receivable sales program implemented by the Company. As was previously discussed, on November 2, 1993, the Company implemented a four year program to sell, on a continuous basis, up to $75 million of its health care receivables. Proceeds for such sales during the six months ended February 28, 1994 were $36 million. The second reason for the significant decline in the outstanding balance and the average balance of the revolving line of credit is the $40 million cash prepayment received by the Company from a vendor in January 1994. In December 1993, the Company entered into an agreement with one of its vendors which will have exclusive rights to provide products and services to the Company for a period of at least five years. This agreement requires the Company to purchase a minimum dollar amount of products and/or services from the vendor. In the event that the Company has not met this minimum purchase amount by the end of five years, the term of the agreement is extended in one year increments until the end of the year in which the minimum purchase is met. Pursuant to this agreement, the Company received the above-mentioned $40 million in cash. For financial reporting purposes the Company has reflected this cash prepayment as deferred revenue and is recognizing income on a pro-rata basis over the 60-month term of the agreement. At February 28, 1994, the amount of unamortized deferred revenue is $38.8 million. The terms relating to the Company's purchase of products and services from the vendor under this agreement, in the opinion of management, are no less favorable to the Company than the Company's arrangements with the vendor prior to entering into this agreement.

  The Company from time to time, reviews the terms of its senior credit facility to determine whether changes should be sought in light of changing circumstances or to take advantage of opportunities in the market place.

  On December 1, 1992, the Company entered into a services agreement with an independent third party which provides for outsourcing all of the Company's data center operations to the third party for a ten year period. This will enable the Company to consolidate its three existing data centers into a single data center. In addition to the outsourcing component, this agreement provides for the development, installation and on-going support of a point-of-sale scanning system within all of the Company's stores. See "Note D to the Notes to the Consolidated Financial Statements." Management believes this services agreement provides the Company with improved and enhanced data center operations at a cost comparable to that which has been historically incurred and significantly improves its information gathering and processing capabilities at the store level.

  In November 1992, the Financial Accounting Standards Board issued SFAS No. 112--Employers' Accounting for Postemployment Benefits. This statement establishes accounting standards for employers who provide benefits to former or inactive employees, their beneficiaries or covered dependents, after employment but before retirement. Postemployment benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits (including workers compensation), job training and counseling and health and welfare benefit continuation. This statement requires employers to recognize the obligation to provide postemployment benefits if the obligation is attributable to employees' services already rendered, employees' rights to these benefits vest or accumulate, payment is probable and the amount of the benefit is reasonably estimated. Currently, the Company is not required to adopt the provisions of SFAS No. 112 until its fiscal year ending August 31, 1995, however, it will consider early adoption in accordance with the provisions of this statements. The Company has completed its initial review of this statement and believes it will not have a material effect on the results of operations upon adoption.

                    CERTAIN PROJECTED FINANCIAL INFORMATION

  In the course of its discussions with Revco and certain other parties who expressed an interest in a possible transaction with the Company, the Company provided such parties, as well as Goldman Sachs and Salomon Brothers, with certain non-public information, including, among other things, certain projected financial information prepared by the management of the Company in October 1993 for the seven fiscal years ending August 31, 2000 (the "Period"). Those projections, as revised in January 1994 solely to include for the five fiscal years ending August 31, 1998 accreted income of approximately $40 million from a vendor contract which is being amortized over the anticipated five year term of the contract and to correct a computational error, are set forth below. The Company does not as a matter of course publicly disclose internal projections as to future revenues and earnings.

  The projections were predicated on certain assumptions and do not give effect to the Merger. Among other factors, the projections assume: (i) pharmacy sales growth from net new storing of 1% per year resulting from 20 net new stores per year during the Period, (ii) pharmacy price inflation of 4% for Fiscal 1994 and 1995 and 3% per year for the remainder of the Period, (iii) growth in prescription count of 4.5% for Fiscal 1994 and 5% per year for the remainder of the Period, (iv) non-pharmacy price inflation of 2% for Fiscal 1994 and 2.5% per year for the remainder of the Period, (v) non-pharmacy sales growth from net new storing of .25% for Fiscal 1994 and 1995 and 1.5% per year for the remainder of the Period, (vi) real growth in non-pharmacy sales of .25% per year during the Period, (vii) a continuing downward trend in pharmacy gross profit rate from 1% for Fiscal 1994 to .5% by the end of the Period, primarily due to lower margins from third party prescription plans, (viii) non-pharmacy gross profit rate, which in Fiscal 1994 declines 5 basis points, in Fiscal 1995 increases 5 basis points, in Fiscal 1996 and 1997 increases 25 basis points, and which, for the remainder of the Period, increases 5 basis points per year,
(ix) increases in store expense of between 4.5% and 5.5% per year during the Period, and (x) an increase in administration expenses of between 4.5% and 4.75% per year during the Period.

                                     FOR THE FISCAL YEARS ENDING AUGUST 31,
                                ------------------------------------------------
                                 1994   1995   1996   1997   1998   1999   2000
                                ------ ------ ------ ------ ------ ------ ------
                                             (DOLLARS IN MILLIONS)
Total Sales.................... $2,364 $2,550 $2,723 $2,910 $3,111 $3,328 $3,561
Net Income.....................     18     24     30     40     48     53     60
EBITDA(a)......................    106    120    130    144    156    162    172

- --------
(a) EBITDA includes accreted income from the vendor contract referred to above equal to $6.6 million in Fiscal 1994, $10 million in each of Fiscal 1995 through 1998 and $3.3 million in Fiscal 1999.

  Projections and estimated financial results of the types set forth above are based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of management. The above projections and the assumptions utilized in their preparation reflect an assessment of future states of events and courses of action that the Company's management believes are reasonably possible, though not necessarily probable. Financial projections based on a different set of assumptions as to future states of events and courses of action could differ substantially from the projections set forth above. Furthermore, the projections set forth above do not account for the effect, if any, of the adoption of any health care reform legislation. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those projected. In addition, these projections were not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections. The Company does not assume any responsibility for the accuracy or validity of the foregoing projections.

                                    BUSINESS

  The primary business of the Company is the operation of retail drug stores which carry a wide variety of products, including prescription drugs, over-the-counter drugs, health and beauty aids, cosmetics, photofinishing and consumable products (including snack food, candy and beverages).

  As of February 28, 1994, the Company operated 1,151 stores in the following 22 states:

                                  DRUG STORES*                 SUPERX DEEP
                               ------------------ HOME HEALTH   DISCOUNT
 STATE                         BROOKS HOOK SUPERX CARE CENTERS DRUG STORES TOTAL
 -----                         ------ ---- ------ ------------ ----------- -----
 Arkansas.....................                1                                1
 Connecticut..................   48                                           48
 Illinois.....................         50    41         3                     94
 Indiana......................        307     2        16                    325
 Kentucky.....................          6    54         3            5        68
 Louisiana....................                                       2         2
 Maine........................   22                                           22
 Maryland.....................    1                                            1
 Massachusetts................   91                                           91
 Michigan.....................         32                                     32
 Mississippi..................                2                                2
 Missouri.....................                1                                1
 New Hampshire................   14                                           14
 New Jersey...................               24                               24
 New York.....................   70          25                               95
 Ohio.........................          7   109         7           12       135
 Pennsylvania.................   31                                           31
 Rhode Island.................   26                                           26
 Tennessee....................               55         4                     59
 Vermont......................   18                                           18
 Virginia.....................               35                               35
 West Virginia................               27                               27
                                ---   ---   ---       ---          ---     -----
 Total........................  321   402   376        33           19     1,151
                                ===   ===   ===       ===          ===     =====

- --------

* Includes 34 stores which do not have a pharmacy department.

Note: The above table includes seven store locations identified for closing in the balance of calendar 1994 in connection with the Asset Review Program not yet closed as of February 28, 1994.

  During the six months ended February 28, 1994 ("Stub Fiscal 1994") and Fiscal 1993, Fiscal 1992 and Fiscal 1991, the Company experienced the following net changes in stores operated:

                                                                FISCAL
                                                          ------------------------
                                                          1994   1993   1992  1991
                                                          ----   ----   ----  ----
     New Stores..........................................  21     69     51    35
     Closed Stores....................................... (27)*  (78)*  (24)  (14)
                                                          ---    ---    ---   ---
     Net Change..........................................  (6)    (9)    27    21
                                                          ===    ===    ===   ===

- --------
* Includes sixteen and thirty-seven stores closed during Stub Fiscal 1994 and Fiscal 1993, respectively, pursuant to the Asset Review Program.

  During Fiscal 1993, the Company undertook the Asset Review Program. As a result of its review, the Company identified approximately 60 stores for disposition, of which 16 contained no pharmacy and the balance were full service stores. These stores were spread throughout the Company's area of operations and were not concentrated in any specific markets. As of February 28, 1994, the Company had closed approximately 53 stores. The remaining stores will be closed during the balance of calendar 1994 as those leases expire. The plan of disposition varied and was store specific in nature. It included outright sales to independent third parties; transferring prescription files to nearby Company stores or selling the prescription files to independent third parties and subsequently closing the store or, in situations where sales to independent third parties could not be negotiated and there was not a Company store nearby to which to transfer the prescription files, the store was closed. In connection with the Asset Review Program, the Company recorded a pre-tax charge of $19.7 million which principally provides for (a) the estimated remaining contractual lease liability plus other occupancy costs for the closed stores and increased amounts for previously closed stores; (b) the write-off of the net book value of fixtures and equipment and other assets deemed to have no value; (c) costs of redistributing inventory from closed stores to other stores and (d) severance and relocation costs for employees affected by the store closings, as well as the above mentioned departmental reorganization. Excluding the effect of the Asset Review Program, the Company closed 11 and 41 stores during Stub Fiscal 1994 and Fiscal 1993, respectively, for a net increase in store count of 10 and 28 stores, respectively.

  The Company's drug stores vary in both total and selling square footage with Hook stores averaging approximately 7,800 square feet in total size and 6,800 square feet in selling area, SupeRx stores averaging approximately 10,800 square feet in total size and 8,500 square feet in selling area and Brooks stores averaging approximately 6,900 square feet in total size and 5,700 square feet in selling area.

  The Company employed approximately 18,900, 18,450, 18,400 and 17,200 employees as of Stub Fiscal 1994 and Fiscal 1993, 1992 and 1991, respectively, of which approximately 700, 900, 860 and 870 employees, respectively, were covered by collective bargaining agreements. The Company considers its overall labor relations with its employees to be good.

 Store Operations and Merchandising.

  The Company has three retail operating divisions, Hook, SupeRx, and Brooks. Until recently, the Company has operated these divisions largely as three separate divisions. During Fiscal 1992, the Company embarked upon a program to consolidate certain overlapping administrative functions, such as accounting, legal, real estate, human resources and management information systems. During Fiscal 1993, the Company continued its consolidation efforts by reorganizing the three divisional marketing and store operations departments into single departments. Costs associated with the reorganization of the store operations and marketing departments are included in the restructuring charge discussed above. A single company business plan is prepared which contains marketing variations dependent upon the region of the country and the type of store involved.

  The Company's primary focus is health care, especially prescription and OTC drugs. In Stub Fiscal 1994 and Fiscal 1993, 1992 and 1991, sales of these items represented approximately 63%, 63%, 62% and 59%, respectively, of total sales, with prescription drugs representing approximately 52%, 50%, 49% and 46%, respectively, of total sales. Prescription sales are a growing percentage of total sales. This is a trend which is expected to continue because of the following: (a) the aging of the U.S. population and the corresponding increased use of prescription drugs by the elderly, (b) development of new pharmaceutical products and new applications of existing products, and (c) to a lesser extent, price inflation for pharmaceuticals. For Stub Fiscal 1994 and Fiscal 1993, the Company experienced lower levels of price inflation on pharmaceuticals. The Company expects this lower level of price inflation to continue, at least for the foreseeable future, thereby adversely affecting the Company's sales growth. Additionally, prescription sales growth is supported by the continued pursuit of new customer segments such as mail order, nursing homes and third party payor arrangements. In a typical third party payor arrangement, the Company has a contract with a third party payor such as an insurance company, health maintenance organization, preferred provider organization, government agency, or private employer who agrees to pay for a portion or all of a customer's eligible prescription purchases. During Stub Fiscal 1994 and Fiscal 1993, 1992 and 1991, sales to third party organizations represented approximately 51%, 48%, 44% and 42%, respectively, of total prescription sales. Excluded from the third party sales amounts above are amounts received directly from customers pursuant to third party payor arrangements which require the customer to contribute a portion of the sales price. The Company expects that prescription sales to third party organizations will continue to increase, as a result of anticipated new third party payor arrangements and continued migration of non-third party pharmacy customers to third party plans.

  The Clinton Administration has stated that health care reform is one of its top priorities. The goal of such reform is to guarantee comprehensive health care coverage, which would include prescription drugs, for all Americans regardless of health or employment status, promote competition and maintain quality, service and price. Health care reform, if implemented, could adversely affect the pricing of prescription drugs or the amount of reimbursement from government agencies and third party payors. However, the broader availability of health care services could increase the number of prescriptions that the Company dispenses each year. At this time, the Company cannot predict the timing, the likelihood, or the final form of such health care reform or the effect on the Company's operations of any plan adopted.

  A major portion of the Company's sales are for cash; however, certain national credit cards are also honored. In addition, a majority of prescription sales to third party organizations are credit sales. The Company has implemented a health care receivable sales program to accelerate the timing of cash being received by the Company. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

  The Company's drug stores offer a wide variety of products, including prescription drugs, OTC drugs, health and beauty aids, cosmetics, photofinishing and consumable products. The Company offers leading brand names in its merchandise lines, concentrating on brands which have a wide customer acceptance and provide quality and value. In addition to brand name merchandise, the Company also promotes its private label products. During Stub Fiscal 1994 and Fiscal 1993, 1992 and 1991, private label sales represented approximately 8.3%, 7.5%, 7.0% and 6.0%, respectively, of total non-pharmacy sales.

 Seasonality.

  In general, pre-tax profits for the Company are skewed toward the second and third quarters of the Company's fiscal year, reflecting the Christmas season, the cough, cold and flu season and the Easter season. In Fiscal 1993, the combined pre-tax profit for the second and third quarters was approximately $21.5 million, compared with a combined pre-tax loss for the first and fourth quarters of approximately $25.1 million. The combined pre-tax loss for the first and fourth quarters of Fiscal 1993 was adversely affected by the $19.7 million charge recorded in connection with the Asset Review Program, which was recorded by the Company during the fourth quarter. Without this non-recurring charge, the combined pre-tax loss for the first and fourth quarters of Fiscal 1993 would have been $5.4 million. In connection with the Company's adoption, during the fourth quarter of Fiscal 1993, of SFAS No. 106, as of September 1, 1992 (the beginning of the fiscal year), the Company has restated the previously issued results of operations for the first three quarters of Fiscal 1993. The amounts disclosed above with respect to pre-tax profits or losses are after giving effect to this restatement. For Fiscal 1992, the combined pre-tax profit for the second and third quarters was approximately $18.2 million, compared with a combined pre-tax profit for the first and fourth quarter of approximately $3.3 million. Any material adverse conditions occurring during the Company's second or third quarter may disproportionately affect the Company's profits for that fiscal year. The duration and intensity of the cough, cold and flu season may also have a significant effect on pre-tax income.

 Store Format.

  The Company utilizes a variety of store formats, in addition to the conventional drug store format, to respond to particular market needs, opportunities and competitive situations.

 Apothecaries.

    The Company operates approximately 30 "apothecaries," which are smaller scale drug stores, typically ranging in size from 600 to 5,000 square feet. The Company began using this format in 1988. Apothecaries emphasize the pharmacy and are generally located in densely populated areas with heavy foot traffic. These stores carry a wide range of drug store products but in limited quantities.

 HHCs.

    Hook opened its first HHC in 1977. HHCs serve their customers' needs by supplying services and goods (for purchase or lease) for home convalescence, exercise and rehabilitation, including wheelchairs, hospital beds, exercise equipment and other convalescent supplies. At February 28, 1994, the Company operated 33 full service HHCs and 156 "boutiques." A boutique is a smaller scale HHC located within the Company's drug stores which offers products similar to that found in a full service HHC. The Company's HHC business is characterized by lower inventory turnover and a higher gross profit percentage than is typical of most drug store operations. This portion of the business has accounted for approximately 1% of total Company sales for each of Stub Fiscal 1994 and Fiscal 1993, 1992 and 1991, respectively.

 Deep Discount Drug Stores.

    SupeRx has utilized deep discount drug stores as an operational strategy in markets where competitors are utilizing the same concept. At February 28, 1994, SupeRx operated 19 deep discount drug stores under the names of "Drug World" and "Warehouse Drugs." SupeRx places greater emphasis on price competitiveness in these stores. Overall, these stores are characterized by lower gross profit margins but greater sales volume when compared to typical drug stores. Staffing requirements of deep discount drug stores are somewhat higher than those of conventional drug stores due to their higher sales volume and larger size. These stores offer a large selection of very competitively priced merchandise. The average store size is approximately 25,000 square feet.

  The deep discount drug stores accounted for approximately 3.5%, 3.4%, 3.1% and 3.2% of total sales of the Company during Stub Fiscal 1994 and Fiscal 1993, 1992 and 1991, respectively.

 Distribution.

    As of February 28, 1994, the Company operated warehouse and distribution facilities located in the Midwestern and Northeastern regions of the United States, which provided merchandise to all of the Company's stores. In September 1993, the Company completed a 340,000 square foot expansion to its Midwestern warehouse and distribution facility. As a result of this expanded facility, the Company expects to terminate its warehouse and distribution services agreement with Peyton's (discussed below) within the next few months and to provide these services to all its stores from Company operated facilities. Beginning in September 1993, the Company began providing promotional and seasonal merchandise to all of its SupeRx stores from the expanded facility, while still utilizing Peyton as the product source to its SupeRx stores for everyday merchandise. Beginning January 1994, the Company commenced a gradual transition away from Peyton's for everyday merchandise shipments. Currently, all of the SupeRx stores are being serviced, for promotional and seasonal merchandise as well as everyday merchandise, from the expanded Midwestern facility. During Fiscal 1993 and 1992, approximately 85% of the merchandise sold (based upon cost) in the Hook and Brooks stores flowed through Company owned facilities, with the remainder generally coming as direct store deliveries from vendors.

    During Fiscal 1993 and 1992, approximately 75% of all merchandise sold (based upon cost) in the SupeRx stores was purchased pursuant to a warehouse services agreement with Kroger (doing business as Peyton's Northern Distribution Center, Peyton's Northern and Peyton's) and Peyton's--Southeastern, Inc. (a wholly-owned subsidiary of Kroger) doing business as Peyton's Mid-South Company, a successor-in-interest to Peyton's, Inc. (collectively, "Peyton's"), with the remainder generally coming as direct store deliveries from vendors. Peyton's is a warehouse and distribution operation owned by Kroger. Peyton's provides certain services to SupeRx, including buying, warehousing and distributing certain products to SupeRx stores. Under the terms of this agreement, Peyton's generally charges SupeRx its product acquisition cost, without reflecting cash discounts received by Peyton's, plus a charge (the "Upcharge") computed as a percentage of this product cost. The amount charged by Peyton's for the Upcharge but excluding interest, was approximately $5,371,000, $13,489,000, $13,350,000 and $12,220,000 for Stub Fiscal 1994 and Fiscal 1993, 1992 and
  1991, respectively. The Company paid interest on amounts due Peyton's that were outstanding for more than nine days. The amount of this interest paid for Fiscal 1993, 1992 and 1991 was $2,156,000, $541,000 and $1,402,000,
  respectively. There was no interest paid by the Company to Peyton's during Stub Fiscal 1994. As discussed above, in connection with the Midwestern warehouse and distribution center expansion, the Company expects to terminate the arrangement with Peyton's within the next few months. At the time of the Buy Out, the Company entered into this arrangement because Old SupeRx, as part of Kroger, had been using Peyton's for buying, warehousing and distributing its products and management believed that continuation of this arrangement was the most effective strategy at that time.

 Management Information Systems ("MIS").

  The Company's computer operations provide systems to support all aspects of the Company's operations, except for certain management information systems utilized by SupeRx which are still provided by Kroger. All of the Company's pharmacy departments have computers that provide support for the pharmacist.

  During Fiscal 1993, the Company entered into a management information systems services agreement with an independent third party. This services agreement provides for outsourcing all of the Company's data center operations to the third party for a ten year period. The outsourcing arrangement permits the Company to consolidate its three existing data processing centers into a single data center operation. This consolidation is expected to be completed by mid Fiscal 1994. The Company's applications development will remain in place with Company personnel responsible for systems planning and development. In addition to the outsourcing component, the services agreement also provides for the development, installation and on-going support of a point-of-sale scanning system within all of the Company's stores beginning in late Fiscal 1994, with a full roll-out expected to be completed by the middle of the fiscal year ended August 31, 1996.

  In December 1993, the Company entered into a nine year contract with an independent third party to install and maintain an interactive satellite communications network for all of the Company's stores.

 Competition.

  The Company operates in a highly competitive industry. In the Company's opinion, the principal competitive factors include convenience, price and service. In addition to traditional competition from independent drug stores and other chain drug stores, other national, regional and local retailers compete for prescription drug, OTC drug, health and beauty aid and toiletries business. Discounters, deep discounters, supermarkets, combination food and drug stores ("Combo stores") (including those operated by Kroger), providers of mail order prescriptions, hospitals and health maintenance organizations all compete with the Company. In Fiscal 1993, the Company experienced increased competition from, in particular, other national chain drug stores as well as national food and discount retailers.

  The deep discount drug store field has experienced significant growth as drug chains, food, discount and specialty retailers entered the business. Major retail companies now operate deep discount drug stores in the most competitive retailing markets. SupeRx occasionally utilizes this operational strategy in markets where competitors are utilizing the same concept. See "--Deep Discount Drug Stores."

  Combo stores have also experienced growth as consumers have become more attracted to one-stop shopping. Discounters with prescription departments have also grown in number.

  The Company believes that its emphasis on convenience, service and quality health care provides it with a core competitive strategy.

                            INDEPENDENT ACCOUNTANTS

  Coopers & Lybrand are the Company's Independent Accountants. Representatives of Coopers & Lybrand are expected to be present at the Special Meeting to respond to appropriate questions of stockholders and make a statement if they so desire.

                   STOCKHOLDER PROPOSALS FOR THE 1995 MEETING

  If the Merger is not consummated, the Company will hold its 1995 annual meeting of the stockholders of the Company in accordance with its By-laws and Delaware law. Pursuant to the rules of the SEC, the deadline for stockholders to submit proposals to be considered for inclusion in the proxy material for the 1995 annual meeting of stockholders is August 1, 1994. The By-laws of the Company provide additional requirements affecting the submission of proposals by stockholders.

                                 OTHER MATTERS

  Pursuant to the By-laws of the Company, no matter may properly be presented for consideration at the Special Meeting except those described in the Notice of Special Meeting mailed together with this Proxy Statement.

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
PERIOD ENDED FEBRUARY 28, 1994
  Consolidated Balance Sheet...............................................  F-2
  Consolidated Statements of Operations and Accumulated Deficit............  F-4
  Consolidated Statements of Cash Flows....................................  F-5
  Notes to Consolidated Financial Statements...............................  F-6
YEARS ENDED AUGUST 31, 1993, 1992 AND 1991
  Report of Independent Accountants........................................  F-8
  Consolidated Balance Sheets..............................................  F-9
  Consolidated Statements of Operations.................................... F-10
  Consolidated Statements of Stockholders' Equity.......................... F-11
  Consolidated Statements of Cash Flows.................................... F-12
  Notes to Consolidated Financial Statements............................... F-13

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                              FEBRUARY 28, 1994
                                                              -----------------
                           ASSETS
                           ------
Current Assets
  Cash.......................................................     $   4,169
  Accounts receivable, less allowances for doubtful accounts
   of $11,476................................................        44,217
  Inventories................................................       372,481
  Prepaid expenses and other current assets..................        18,348
                                                                  ---------
      Total current assets...................................       439,215
Property and Equipment
  Land.......................................................         8,285
  Buildings..................................................        41,758
  Store improvements.........................................        65,979
  Fixtures and equipment.....................................       144,111
  Leased property under capital leases.......................        36,636
  Leasehold interests........................................       165,764
                                                                  ---------
                                                                    462,533
  Less allowances for accumulated depreciation and
   amortization..............................................      (206,027)
                                                                  ---------
                                                                    256,506
Other Assets.................................................        46,196
                                                                  ---------
                                                                  $ 741,917
                                                                  =========


                See Notes to Consolidated Financial Statements.

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              FEBRUARY 28, 1994
                                                              -----------------
            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------
Current Liabilities
  Notes payable under revolving credit commitment............     $ 40,000
  Current portion of long-term debt..........................       15,042
  Current portion of obligations under capital leases........        3,025
  Accounts payable
    Trade....................................................      113,978
    Related parties..........................................        4,876
  Accrued liabilities
    Payroll and related taxes................................       52,022
    State and local taxes other than income..................       18,535
    Restructuring costs......................................       11,404
    Other....................................................       46,182
                                                                  --------
      Total current liabilities..............................      305,064
Long-term debt...............................................      247,358
Obligations under capital leases.............................       30,021
Deferred credits and other liabilities.......................       69,618
                                                                  --------
      Total liabilities......................................      652,061
Commitments and contingency
Stockholders' Equity
  Preferred stock, par value $.01; 10,000,000 shares
   authorized, none issued
  Common stock, par value $.01;
   Authorized 100,000,000 shares;
   Issued: February 28, 1994: 20,912,578.....................          209
  Additional paid in capital.................................      135,214
  Accumulated deficit........................................      (45,428)
  Stockholders' notes receivable.............................          (21)
  Treasury stock, at cost
  (February 28, 1994 - 49,166 shares)........................         (118)
                                                                  --------
      Total stockholders' equity.............................       89,856
                                                                  --------
                                                                  $741,917
                                                                  ========


                See Notes to Consolidated Financial Statements.

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

      FOR THE THREE MONTHS AND SIX MONTHS ENDED FEBRUARY 28, 1994 AND 1993

                                  (UNAUDITED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                 THREE MONTHS ENDED       SIX MONTHS ENDED
                                    FEBRUARY 28,            FEBRUARY 28,
                                ----------------------  ----------------------
                                   1994        1993        1994        1993
                                ----------  ----------  ----------  ----------
                                            (RESTATED)              (RESTATED)
Net sales...................... $  613,856  $  605,267  $1,181,733  $1,149,396
Cost of merchandise sold,
 including distribution costs..    428,264     419,393     831,075     800,950
                                ----------  ----------  ----------  ----------
    Gross profit...............    185,592     185,874     350,658     348,446
Costs and Expenses
  Selling, general and adminis-
   trative.....................    136,836     136,337     271,352     268,766
  Rent.........................     17,064      17,051      33,832      33,091
  Depreciation and amortiza-
   tion........................      9,644       8,568      18,733      16,852
  Interest.....................      7,194       8,332      14,733      16,175
                                ----------  ----------  ----------  ----------
    Income before income taxes,
     extraordinary item and
     cumulative effect of
     accounting change.........     14,854      15,586      12,008      13,562
Income taxes...................      5,936       5,409       4,804       5,409
                                ----------  ----------  ----------  ----------
    Income before extraordinary
     item and cumulative effect
     of accounting change......      8,918      10,177       7,204       8,153
Extraordinary item resulting
 from income tax benefit from
 utilizing net operating loss
 carryforward..................                  4,674                   4,674
Cumulative effect of change in
 method of accounting for
 income taxes..................                             (5,192)
Cumulative effect of change in
 method of accounting for
 postretirement benefits other
 than pensions.................                                        (18,612)
                                ----------  ----------  ----------  ----------
    Net income (loss).......... $    8,918  $   14,851  $    2,012  $   (5,785)
                                ==========  ==========  ==========  ==========
Income (loss) per share:
Before extraordinary item and
 cumulative effect of
 accounting change............. $      .42  $      .47  $      .33  $      .38
Per share effect of
 extraordinary item resulting
 from net operating loss
 carryforward..................                    .22                     .22
Per share effect of cumulative
 effect of accounting change...                               (.24)       (.87)
                                ----------  ----------  ----------  ----------
    Net income (loss) per
     share:                     $      .42  $      .69  $      .09  $     (.27)
                                ==========  ==========  ==========  ==========
Weighted average number of
 shares outstanding............ 21,433,864  21,638,600  21,392,974  21,501,631
                                ==========  ==========  ==========  ==========
Accumulated deficit
  Beginning of period.......... $  (54,346) $  (45,845) $  (47,440) $  (25,209)
  Net income (loss)............      8,918      14,851       2,012     ( 5,785)
                                ----------  ----------  ----------  ----------
  End of period................ $  (45,428) $  (30,994) $  (45,428) $  (30,994)
                                ==========  ==========  ==========  ==========

                See Notes to Consolidated Financial Statements.

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE

                  SIX MONTHS ENDED FEBRUARY 28, 1994 AND 1993

                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                             1994        1993
                                                           ---------  ----------
                                                                      (RESTATED)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)........................................ $   2,012  $  (5,785)
 Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Cumulative effect of change in accounting for income
   taxes..................................................     5,192
  Cumulative effect of change in accounting for
   postretirement benefits other than pensions............               18,612
  Depreciation and amortization...........................    18,733     16,852
  Loss on sale of equipment...............................     1,725        158
  Proceeds from vendor contract...........................    40,153
  Increase in deferred income taxes.......................    (6,109)    (5,103)
  Other, net..............................................      (879)      (508)
  Changes in operating assets and liabilities:
   Increase in accounts receivable........................    (9,056)   (17,517)
   Increase in inventories................................   (35,296)    (8,921)
   Increase in prepaid expenses and other current assets..    (4,370)    (3,808)
   Increase in accounts payable...........................     2,282      2,030
   Increase in accrued liabilities........................     4,553      1,262
                                                           ---------  ---------
     NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES..    18,940     (2,728)
                                                           ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of property and equipment.......................    (6,790)   (19,112)
 Proceeds from sale of receivables........................    36,000
 Proceeds from sale of equipment..........................         8        334
 Other, net...............................................       813     (5,168)
                                                           ---------  ---------
     NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES..    30,031    (23,946)
                                                           ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from short-term borrowings......................   283,000    285,000
 Reduction of short-term borrowings.......................  (324,000)  (257,000)
 Repayments of obligations under capital leases...........    (1,469)      (797)
 Proceeds from increase in term loan......................               15,000
 Repayments of long-term debt.............................    (2,600)   (15,125)
 Other, net...............................................       267        198
                                                           ---------  ---------
     NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES..   (44,802)    27,276
                                                           ---------  ---------
INCREASE IN CASH..........................................     4,169        602
CASH, BEGINNING OF PERIOD.................................
                                                           ---------  ---------
CASH, END OF PERIOD....................................... $   4,169  $     602
                                                           =========  =========

                See Notes to Consolidated Financial Statements.

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE A--CONSOLIDATED FINANCIAL STATEMENTS

  The consolidated financial statements have been prepared by the Company, without audit, in accordance with generally accepted accounting principles and in the opinion of management include all adjustments necessary for a fair presentation of the results of operations for the periods presented. Pursuant to the rules and regulations of the Securities and Exchange Commission, certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been omitted or condensed. It is management's belief that the disclosures made are adequate to make the information presented not misleading. It is recommended that these consolidated financial statements be read in conjunction with the consolidated financial statements for the year ended August 31, 1993, and the notes thereto.

  Inventories are stated at the lower of LIFO cost or market utilizing the retail and average cost methods. If these inventories had been valued on the first-in, first-out method of inventory valuation, the inventory values would have been approximately $70,292 higher at February 28, 1994. The LIFO charge to operations was $605 and $1,600 for the three months and $3,005 and $4,763 for the six months ended February 28, 1994 and 1993, respectively.

  The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash paid for interest was $11,083 and $11,908 for the three months and $14,339 and $15,815 for the six months ended February 28, 1994 and 1993, respectively. During the six months ended February 28, 1994, the Company entered into capital lease obligations of $9,000, relating to equipment leased in connection with the Company's expansion to the Midwestern distribution facility. For the same six month period of the prior year the Company entered into capital lease obligations amounting to $1,150.

  During the fourth quarter of Fiscal 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 106--Employers' Accounting for Postretirement Benefits Other Than Pensions. Consistent with the provisions of this statement, when adoption of this statement is in any quarter other than the first, the adoption is effective as of the beginning of the fiscal year of adoption. Accordingly, the Company has restated the operating results for the three months and six months ended February 28, 1993 to give effect to this adoption as of the beginning of the fiscal year. The result of this restatement on the three months and six months ended February 28, 1993 was a reduction of $327 and $19,266, respectively, in the previously reported net income for these periods. The amount for the six months then ended principally reflects the cumulative effect of the accounting change.

NOTE B--INCOME TAXES

  In February 1992, the Financial Accounting Standards Board issued SFAS No. 109--Accounting for Income Taxes. This statement requires a change from the deferred method of accounting for income taxes (as previously required by Accounting Principles Board Opinion ("APB") No. 11) to the liability method. Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the carrying amount of assets and liabilities for financial reporting purposes and the tax bases of these assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date. The Company adopted the provisions of SFAS No. 109 on September 1, 1993, and recorded the change in accounting for income

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

                                  (UNAUDITED)
taxes as the cumulative effect of an accounting change in the Consolidated Statements of Operations for the six months ended February 28, 1994. The cumulative effect of this adoption was a charge of $5,192 or $.24 per share. Prior year financial statements have not been restated to apply the provisions of SFAS No. 109.

  The Company's effective income tax rate was 40% for the three months and six months ended February 28, 1994, as compared with 35.5% and 39.7% for the three months and six months ended February 28, 1993, respectively. The effective rate differs from the Federal statutory rate of 35% primarily due to state and local income taxes.

  During the three months and six months ended February 28, 1993, the Company utilized approximately $13,500 of net operating loss carryforwards for financial reporting purposes and the related tax benefit of approximately $4,912 was reflected as an extraordinary item in the Consolidated Statements of Operations and Accumulated Deficit.

  Cash paid for income taxes (Federal, state and local) was $1,387 and $1,006 for the three months ended and $1,512 and $1,012 for the six months ended February 28, 1994 and 1993, respectively. During the six months ended February 28, 1994 the Company received a state income tax refund of $150 and during the six months ended February 28, 1993 a Federal income tax refund of $1,500, due to the overpayment of estimated income taxes.

NOTE C--SUBSEQUENT EVENT

  On April 1, 1994, the Company entered into a definitive merger agreement with Revco D.S., Inc. ("Revco") pursuant to which Revco has agreed to acquire all of the outstanding common stock of the Company for $13.75 per share. Stockholders of HSI owning approximately 49% of the outstanding common stock of HSI have agreed to vote in favor of the transaction. Revco's obligation to consummate this transaction is subject to Revco raising up to $175 million through the issuance of senior subordinated debentures. On May 24, 1994, Revco waived the aforementioned financing condition. This transaction is also subject to certain conditions under the above referenced definitive merger agreement.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Hook-SupeRx, Inc.

  We have audited the accompanying consolidated balance sheets of Hook-SupeRx, Inc. and Subsidiaries as of August 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended August 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hook-SupeRx, Inc. and Subsidiaries as of August 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended August 31, 1993, in conformity with generally accepted accounting principles.

  As discussed in Note K to the Consolidated Financial Statements, the Company changed its method of accounting for postretirement benefit costs other than pensions, as of September 1, 1992.

                                          Coopers & Lybrand

Cincinnati, Ohio
November 12, 1993

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                              AUGUST 31,
                                                          --------------------
                                                            1993       1992
                                                          ---------  ---------
                         ASSETS
                         ------
Current Assets
 Accounts receivable, less allowances for doubtful
  accounts of $11,786 and $9,676, respectively........... $  73,660  $  69,994
 Inventories.............................................   337,185    325,690
 Prepaid expenses........................................     8,532      7,115
                                                          ---------  ---------
    Total current assets.................................   419,377    402,799
Property and Equipment
 Land....................................................     8,285      8,296
 Buildings...............................................    42,666     32,602
 Store Improvements......................................    65,108     57,019
 Fixtures and equipment..................................   141,830    129,932
 Leased property under capital leases....................    27,637     27,360
 Leasehold interests.....................................   162,360    162,653
                                                          ---------  ---------
                                                            447,886    417,862
 Less allowances for accumulated depreciation and
  amortization...........................................  (192,463)  (169,328)
                                                          ---------  ---------
                                                            255,423    248,534
Other Assets.............................................    42,799     36,893
                                                          ---------  ---------
                                                          $ 717,599  $ 688,226
                                                          =========  =========
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current Liabilities
 Notes payable under revolving credit commitment......... $  81,000  $  62,000
 Current portion of long-term debt.......................    17,642     39,300
 Current portion of obligations under capital leases.....     1,910      1,676
 Accounts payable
  Trade..................................................   106,406     96,622
  Related parties........................................    10,166     41,116
 Accrued liabilities
  Payroll and related taxes..............................    50,305     55,705
  State and local taxes other than income................    17,861     17,885
  Restructuring costs....................................    18,851
  Other..................................................    28,543     25,775
                                                          ---------  ---------
    Total current liabilities............................   332,684    340,079
Long-term debt...........................................   247,358    205,700
Obligations under capital leases.........................    23,606     23,754
Deferred credits and other liabilities...................    26,497      9,596
                                                          ---------  ---------
    Total liabilities....................................   630,145    579,129
Commitments and contingency
Stockholders' Equity
 Preferred stock, par value $.01; 10,000,000 shares
  authorized, none issued
 Common stock, par value $.01; Authorized 100,000,000
  shares; Issued: 1993--20,839,930; 1992--20,735,699.....       208        207
 Additional paid-in capital..............................   134,831    134,248
 Accumulated deficit.....................................   (47,440)   (25,209)
 Stockholders' notes receivable..........................      (127)      (146)
 Less treasury stock (at cost) (1993--15,833 shares;
  1992--833 shares)......................................       (18)        (3)
                                                          ---------  ---------
    Total stockholders' equity...........................    87,454    109,097
                                                          ---------  ---------
                                                          $ 717,599  $ 688,226
                                                          =========  =========

   The accompanying notes are an integral part of the consolidated financial statements.

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   YEARS ENDED AUGUST 31,
                                              ----------------------------------
                                                 1993        1992        1991
                                              ----------  ----------  ----------
Net sales...................................  $2,280,048  $2,134,670  $1,994,553
Cost of merchandise sold, including distri-
 bution costs...............................   1,602,129   1,481,809   1,389,133
                                              ----------  ----------  ----------
    Gross profit............................     677,919     652,861     605,420
Costs and Expenses
  Selling, general and administrative.......     527,956     491,952     455,337
  Rent......................................      68,218      60,060      55,682
  Depreciation and amortization.............      34,244      32,570      36,065
  Restructuring costs.......................      19,704
  Interest..................................      31,378      46,728      53,312
                                              ----------  ----------  ----------
    Income (loss) before income taxes,
     extraordinary items and cumulative
     effect of accounting change............      (3,581)     21,551       5,024
Income taxes................................          38       5,967       1,542
                                              ----------  ----------  ----------
    Income (loss) before extraordinary items
     and cumulative effect of accounting
     change.................................      (3,619)     15,584       3,482
Extraordinary charge resulting from early
 retirement of debt, net of tax benefit of
 $5,908.....................................                 (22,855)
Extraordinary item resulting from income tax
 benefit from utilizing net operating loss
 carryforward...............................                               1,046
Cumulative effect of change in method of
 accounting for postretirement benefits
 other than pensions........................     (18,612)
                                              ----------  ----------  ----------
    Net income (loss).......................  $  (22,231) $   (7,271) $    4,528
                                              ==========  ==========  ==========
Net income (loss) per share:
Before extraordinary items and cumulative
 effect of accounting change (Pro forma for
 1991)......................................  $     (.17) $      .99  $      .27
Per share effect of extraordinary charge
 resulting from early retirement of debt....                   (1.45)
Per share effect of extraordinary item
 resulting from net operating loss
 carryforward...............................                                 .08
Per share effect of cumulative effect of
 accounting change..........................        (.89)
                                              ----------  ----------  ----------
    Net income (loss) per share (Pro forma
     for 1991)..............................  $    (1.06) $     (.46) $      .35
                                              ==========  ==========  ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                    COMMON STOCK
                          ----------------------------------
                               ISSUED         IN TREASURY     ADDITIONAL             STOCKHOLDERS'
                          ------------------ ---------------   PAID-IN   ACCUMULATED     NOTES
                            SHARES    AMOUNT SHARES   AMOUNT   CAPITAL     DEFICIT    RECEIVABLE    TOTAL
                          ----------  ------ -------  ------  ---------- ----------- ------------- --------
Balance, September 1,
 1990...................  10,804,166   $108   12,500  $ (50)   $ 29,431   $(22,466)                $  7,023
Net income..............                                                     4,528                    4,528
Repurchase of common
 stock held by
 management investors...      75,000      1   75,000   (312)        311
Sale of common stock to
 management investors...     (26,666)        (26,666)   108        (108)
Change in redemption
 value of redeemable
 common stock and
 options held by
 management investors...                                         (5,699)                             (5,699)
                          ----------   ----  -------  -----    --------   --------       -----     --------
Balance, August 31,
 1991...................  10,852,500    109   60,834   (254)     23,935    (17,938)                   5,852
Net loss................                                                    (7,271)                  (7,271)
Change in redemption
 value of redeemable
 common stock and
 options held by
 management investors
 through May 31, 1992...                                         (3,143)                             (3,143)
Elimination of the
 change in redemption
 value and
 reclassification of
 common stock and
 options held by
 management investors...   1,977,899     19                      18,570                   (146)      18,443
Issuance and sale of
 common stock in the
 initial public
 offering, net of
 underwriting discounts
 and other transaction
 costs..................   7,900,000     79                      95,365                              95,444
Sale of common stock to
 management investors...                     (60,001)   251                                             251
Shares issued pursuant
 to the exercise of
 options................       5,300                                 17                                  17
Other...................                                           (496)                               (496)
                          ----------   ----  -------  -----    --------   --------       -----     --------
Balance, August 31,
 1992...................  20,735,699    207      833     (3)    134,248    (25,209)       (146)     109,097
Net loss................                                                   (22,231)                 (22,231)
Shares issued pursuant
 to the exercise of
 options................     104,231      1                         311                                 312
Repurchase of restricted
 shares of common stock
 held by a former member
 of management..........                      15,000    (15)                                            (15)
Repayment of a
 stockholder loan by a
 former member of
 management.............                                                                    19           19
Other...................                                            272                                 272
                          ----------   ----  -------  -----    --------   --------       -----     --------
Balance, August 31,
 1993...................  20,839,930   $208   15,833  $ (18)   $134,831   $(47,440)      $(127)    $ 87,454
                          ==========   ====  =======  =====    ========   ========       =====     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                  YEARS ENDED AUGUST 31,
                                               -------------------------------
                                                 1993       1992       1991
                                               ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)........................... $ (22,231) $  (7,271) $   4,528
  Adjustments to reconcile net income (loss)
   to net cash (used in) provided by operating
   activities:
    Extraordinary charge resulting from early
     retirement of debt.......................               28,763
    Cumulative effect of change in accounting
     for postretirement benefits other than
     pensions.................................    18,612
    Restructuring costs.......................    19,704
    Depreciation and amortization.............    34,244     32,570     36,065
    Loss (gain) on sale of property and
     equipment................................       249        642       (509)
    Increase in deferred income taxes.........    (7,894)    (2,576)    (5,446)
    Other, net................................    (1,682)      (715)      (841)
    Changes in operating assets and
     liabilities
      (Increase) decrease in accounts
       receivable.............................    (3,667)   (17,399)     1,785
      (Increase) decrease in inventories......   (11,495)   (23,963)     7,800
      (Increase) decrease in prepaid expenses.    (2,928)    (3,200)     1,177
      (Decrease) increase in accounts payable.   (21,166)     3,806      4,823
      (Decrease) increase in accrued
       liabilities............................    (3,508)     2,057     13,759
                                               ---------  ---------  ---------
  NET CASH (USED IN) PROVIDED BY OPERATING
   ACTIVITIES.................................    (1,762)    12,714     63,141
                                               ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment.........   (33,201)   (30,642)   (16,804)
  Proceeds from sale of equipment.............       411        109      1,123
  Other, net..................................    (3,066)    (4,725)    (4,620)
                                               ---------  ---------  ---------
  NET CASH USED IN INVESTING ACTIVITIES.......   (35,856)   (35,258)   (20,301)
                                               ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from short-term borrowings.........   520,000    511,000    270,000
  Reduction of short-term borrowings..........  (501,000)  (449,000)  (270,000)
  Increase in debt issuance costs.............               (6,906)
  Repayment of long-term debt.................   (15,125)  (393,700)   (20,833)
  Proceeds from Senior Notes and Senior Bank
   Agreement..................................    35,125    245,000
  Issuance and sale of common stock in initial
   public offering, net of underwriting
   discounts and other transaction costs......               95,444
  Payment of fees associated with the
   Debentures Redemption and unwinding
   interest rate protection agreements........              (19,527)
  Repayment of obligations under capital
   leases.....................................    (1,690)    (1,468)    (1,385)
  Other, net..................................       308      1,839        477
                                               ---------  ---------  ---------
  NET CASH PROVIDED BY (USED IN) FINANCING
   ACTIVITIES.................................    37,618    (17,318)   (21,741)
                                               ---------  ---------  ---------
(DECREASE) INCREASE IN CASH...................              (39,862)    21,099
CASH, BEGINNING OF PERIOD.....................               39,862     18,763
                                               ---------  ---------  ---------
CASH, END OF PERIOD...........................                       $  39,862
                                               =========  =========  =========

   The accompanying notes are an integral part of the consolidated financial statements.

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation and Organization

  Hook-SupeRx, Inc. ("HSI" or the "Company") was incorporated as a Delaware corporation on October 8, 1986, for the purpose of acquiring on a leveraged basis a major portion of the retail drug store business then owned by The Kroger Co. ("Kroger"). On December 9, 1986, Hook Drugs, Inc., then a wholly-owned subsidiary of Kroger, was merged into HSI, and, upon consummation of the merger, became a division of HSI. Also, HSI acquired certain assets and assumed certain liabilities of Superx Drugs Corporation, another wholly-owned subsidiary of Kroger.

  On June 15, 1988, the Company acquired all of the outstanding common stock of Brooks Drug, Inc. ("Brooks"), a wholly-owned subsidiary of Andrews Group Incorporated (formerly Compact Video, Inc.) ("Andrews"). Upon consummation of this transaction, Brooks became a wholly-owned subsidiary of the Company.

  The consolidated financial statements include the Company and all of its subsidiaries. All significant intercompany transactions and balances are eliminated. Certain amounts reflected in the prior years' financial statements have been reclassified to be comparable with the current year.

 Accounts Receivable

  The Company operates a chain of retail drug stores and home health care centers throughout the midwestern and northeastern parts of the United States. The Company, as a part of its prescription sales business, extends credit to third party providers including health maintenance organizations ("HMOs"), medicare and medicaid and various insurance companies.

 Inventories

  Inventories are stated at the lower of LIFO cost or market utilizing the retail and average cost methods. LIFO inventories at August 31, 1993 and 1992 were approximately $67,287 and $61,012, respectively, less than the amount of such inventories valued on the FIFO basis. For the years ended August 31, 1993, 1992 and 1991, inventory quantities were reduced, resulting in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years. The effect of these liquidations increased net income in Fiscal 1991 by approximately $1,602 or $.12 per share of common stock. The effect of these liquidations for the years ending August 31, 1993 and 1992 was not material.

 Property and Equipment

  Property and equipment are stated at cost. Expenditures for improvements and major renewals are capitalized. Expenditures for maintenance and repairs are expensed as incurred. The carrying amounts of major assets sold, retired, or otherwise disposed of, and the related accumulated depreciation amounts are eliminated from the accounts. Any resulting gain or loss is included in income. Provisions for depreciation are computed by the straight-line method based upon the estimated useful life. Estimated useful lives range from 25 to 30 years on buildings, 3 to 10 years on fixtures and equipment, and 10 to 15 years for store improvements.

  Capital leases are recorded at the lower of the fair market value of the leased property or the present value of the minimum lease payments. Amortization of leased property is computed by the straight-line method over the term of the lease, generally 15 to 20 years.

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

Leasehold interests represent the amounts assigned to favorable lease agreements on real property. These amounts are amortized by the straight-line method over the estimated remaining terms of the leases.

 Store Pre-Opening Expense

  Costs of a non-capital nature, incurred in the opening of a new or remodeling of an existing store, are expensed as incurred.

 Statement of Cash Flows

  The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Cash paid for interest was $31,370, $48,924 and $54,566 for the years ended August 31, 1993, 1992 and 1991, respectively. Cash paid for income taxes (Federal, state and local) was $3,392, $5,373 and $5,949 for the years ended August 31, 1993, 1992 and 1991, respectively.

  During the year ended August 31, 1993, the Company entered into capital lease obligations amounting to $2,275. During the years ended August 31, 1992 and 1991, the Company incurred no capital lease obligations.

  The extraordinary charge resulting from the early retirement of debt presented in the Consolidated Statements of Cash Flows for the year ended August 31, 1992, is presented before related income tax benefits of $5,908 due to the non-cash nature of these tax benefits.

 Deferred Income Taxes

  Deferred income taxes result from payments made under the Alternative Minimum Tax ("AMT") provisions.

 Intangible Assets

  Amortization of goodwill and other intangible assets is provided principally on the straight-line basis over the following lives:

         Goodwill....................................   40 years
         Other....................................... 2-15 years

  Amortization of debt issuance costs is provided using the interest method over the terms of the related debt, which range from 4-10 years.

 Software Development Costs

  Costs of purchased software and, under certain conditions, costs associated with internally developed software are capitalized and then amortized over future periods. Amortization of capitalized software costs, for both internally developed and purchased software products, is computed on a straight-line basis over the estimated economic useful life, generally 5 years. The unamortized costs associated with software development at August 31, 1993 and 1992 were $5,189 and $1,853, respectively.

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

 Per Share Data

  Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock, and common stock equivalents when dilutive. Weighted average shares outstanding also include Common Stock and options to purchase Common Stock issued within one year prior to the Company's Initial Public Stock Offering (defined below), as if the Common Stock and options to purchase Common Stock were issued and outstanding for all years presented. The weighted average number of shares outstanding for the years ended August 31, 1993, 1992 and 1991, respectively, were 20,958,854, 15,691,305 and 12,922,363 shares. Per share data for the year ended August 31, 1991 has been presented on a pro forma basis to eliminate the effect of the change in redemption value of common stock and options held by management investors due to the termination of the agreement which provided for this redemption option. See Note C.

NOTE B--RESTRUCTURING COSTS

  During fiscal 1993, the Company undertook a program to review its existing asset base to identify underproductive stores (as well as other non-productive assets) for disposition, and a reorganization of its store operations and marketing departments (the "Asset Review Program"). The intent of the Asset Review Program is to allow the Company, once this program is completed, to focus its resources on productive assets and stores within its core market areas and to better support the "one company" philosophy the Company has adopted (in the case of the reorganization of store operations and marketing departments). The Asset Review Program identified approximately 60 store locations for disposition. These stores were spread throughout the Company's area of operations and were not concentrated in any specific markets. Of these stores, 16 stores did not contain a pharmacy and the balance were full service stores. As of August 31, 1993, the Company closed approximately 40 stores, with the balance to be closed during fiscal 1994. The plan of disposition varied and was store specific in nature. It included outright sales to independent third parties, transferring of prescription files to nearby HSI stores or selling the prescription files to independent third parties and subsequently closing the store or in situations where sales to independent third parties could not be negotiated and there was not an HSI store nearby to transfer the prescription file, the store was closed. In connection with the Asset Review Program, the Company recorded a pre-tax charge of $19.7 million ($.94 per share) which principally provides for (a) the estimated remaining contractual lease liability plus other occupancy costs for the closed stores and increased amounts for previously closed stores, (b) the write-off of the net book value of fixtures and equipment and other assets deemed to have no value, (c) costs of redistributing inventory from the closed stores to other stores, and (d) severance and relocation costs for employees affected by store closings, as well as the reorganization of the store operations and marketing departments.

NOTE C--CAPITAL STOCK AND RELATED MATTERS

  On June 10, 1992, the Company received net proceeds in connection with the issuance and sale of 7,900,000 shares of Common Stock at $13.00 per share (the "Initial Public Offering") of approximately $95.4 million, after deducting approximately $6.2 million in underwriting discounts and approximately $1.1 million in other professional fees and related transactions costs.

 Common Stock

  All outstanding shares of Common Stock are fully paid and non-assessable. Each outstanding share is entitled to one vote on all matters submitted to stockholders. Holders of Common Stock have

                       HOOK-SUPERX, INC. AND SUBSIDIARIES
no redemption rights, conversion rights or percentage rights to purchase or subscribe for securities of the Company. Each share of Common Stock has attached to it a Preferred Stock Purchase Right. See Stockholder Rights Plan. Prior to the consummation of the Initial Public Offering, the shares of Common Stock were issued and sold in accordance with the provisions of a stockholders agreement. The stockholders agreement contained provisions which, under certain circumstances, allowed management investors to require the Company to purchase all of the shares held by such management investors at a predetermined price. As a result, the Company recorded the shares held by management investors at fair market value at the date of issue and did not classify the shares as a component of stockholders' equity. Additionally, the Company was recording periodic accretion of the excess of the redemption price over the fair market value at the date of issue. Such accretion served to reduce the net income available to common stockholders. For the year ended August 31, 1991 the amount of accretion recorded was $5,699. In connection with the consummation of the Initial Public Offering, the obligation of the Company to repurchase these management shares no longer exists due to the termination, pursuant to its terms, of the stockholders' agreement, and accordingly the Company has reclassified these shares held by management investors to "Stockholders Equity" at August 31, 1992.

 Preferred Stock

  Pursuant to the Restated Certificate, the Board of Directors is authorized to issue shares of Preferred Stock, divide the Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rate, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. The Board has authorized a series of Preferred Stock (the "Series A Preferred") which is issuable upon exercise of Rights (defined below) issued pursuant to the Company's Stockholder Rights Plan. At August 31, 1993 and 1992, no shares of Series A Preferred Stock are outstanding. The Company has no other present plans to issue any shares of Preferred Stock.

 Stockholder Rights Plan

  On June 3, 1992, the Company adopted a stockholders' rights plan (the "Stockholder Rights Plan"), whereby immediately after the consummation of the Initial Public Offering, each share of Common Stock outstanding will have attached to it one preferred stock purchase right (a "Right"). Each Right will entitle the holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a price of $64 per one one-hundredth of a share, subject to adjustment. The Rights are not exercisable until 10 business days after the acquisition by person or group of 20% or more of the outstanding Common Stock (an "Acquiring Person") or 10 business days after the announcement of an intention to make or commencement of a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"). Until a Right is exercised, the holder thereof will have no rights as a stockholder of the Company. Until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Under the terms of the Stockholder Rights Plan, Goldman, Sachs & Co. and its affiliates ("Goldman Sachs") and Kroger (both related parties--see Note H) will not be deemed an Acquiring Person unless their beneficial ownership of the outstanding Common Stock exceeds 30% and 25%, respectively. In the event that any person becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person, will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the Purchase Price, and in the event that the Company is acquired in a business combination transaction or 50% or more of its assets are sold, each

                       HOOK-SUPERX, INC. AND SUBSIDIARIES
holder of a Right will thereafter have the right to receive upon exercise that number of shares of common stock of the acquiring company which at the time of the transaction will have a market value of two times the Purchase Price. The Stockholder Rights Plan expires at the close of business on June 3, 2002 or the time at which the Rights are redeemed, whichever is earlier.

NOTE D--LONG-TERM SERVICE AGREEMENTS

  On May 31, 1990, the Company entered into agreements with an independent third party which provide for photoprocessing services to all retail locations operated by the Company. As consideration for entering into these long-term exclusive agreements, the Company received $10,600 in cash and a $3,000 non-interest bearing note receivable, which was paid during fiscal 1993. For financial reporting purposes, the Company has reflected these amounts as deferred revenue at the closing date and is recognizing the proceeds on a straight-line basis over the seventy-five month term of the agreements. For income tax purposes, the cash proceeds were recognized as taxable income during the year ended August 31, 1990. Deferred revenue is $6,528 and $8,704 at August 31, 1993 and 1992, respectively.

  On December 1, 1992, the Company entered into a services agreement with an independent third party which provides for outsourcing all of the Company's data center operations to the third party for a ten-year period. In addition to the outsourcing component of the services agreement, this agreement also provides for the development, installation and on-going support of a point-of-sale scanning system within all of the Company's stores. Charges to the Company under the services agreement will include an annual service charge subject to adjustment for, among other things, actual usage of data center operations, certain variances from the targeted number of point-of-sale systems to be installed in certain periods, and cost of living adjustments. Subject to these adjustments, the aggregate amount payable by the Company during the ten year period of this services agreement is $120 million, comprised of approximately $30 million for the installation of the point-of-sale scanning equipment and approximately $90 million for the data center operation, software licenses, applications development, maintenance and ongoing support related to the point-of-sale scanning system. As of August 31, 1993, the Company has recorded $3,205 as prepaid expenses which reflect payments made toward the outsourcing component of the services agreement in advance of the actual work being completed. These costs will begin to be expensed during fiscal 1994 as the work is completed.

NOTE E--INCOME TAXES

  The Company and its subsidiaries file a consolidated income tax return. Federal income tax expense for the years ended August 31, 1992 and 1991 is the result of the Company being subject to the AMT provisions. Income tax expense is included in the Consolidated Statements of Operations as follows:

                                                                AUGUST 31,
                                                            -------------------
                                                            1993  1992    1991
                                                            ---- ------  ------
   Ordinary operations:
     Federal..............................................       $4,510  $1,162
     State and local......................................  $38   1,457     380
                                                            ---  ------  ------
                                                             38   5,967   1,542
   Extraordinary items:
     Federal, state and local tax benefit of early retire-
      ment of debt........................................       (5,908)
     Tax benefit from utilizing net operating loss
      carryforward........................................               (1,046)
                                                            ---  ------  ------
                                                            $38  $   59  $  496
                                                            ===  ======  ======

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

  Income tax expense consists of the following:

                                                       1993     1992     1991
                                                      -------  -------  -------
   Current
     Federal......................................... $ 7,200  $ 2,576  $ 5,424
     State and local.................................     732       59      518
                                                      -------  -------  -------
       Total current.................................   7,932    2,635    5,942
                                                      -------  -------  -------
   Deferred
     Federal.........................................  (7,200)  (2,576)  (5,308)
     State and local.................................    (694)             (138)
                                                      -------  -------  -------
       Total deferred................................  (7,894)  (2,576)  (5,446)
                                                      -------  -------  -------
                                                      $    38  $    59  $   496
                                                      =======  =======  =======

  The following table reconciles actual income tax expense (before extraordinary items and cumulative effect of an accounting change) to income taxes computed by applying the regular tax statutory rate to earnings before income taxes, extraordinary items and cumulative effect of an accounting change:

                                                        1993     1992    1991
                                                       -------  ------  ------
   Federal income tax (benefit)....................... $(1,218) $7,327  $1,708
   State and local taxes, net of Federal tax..........      38     975     380
   Difference between regular tax and AMT tax.........          (3,140)
   Losses without income tax benefits.................   1,218
   Difference between AMT tax and regular tax due to
    regular tax net operating loss carryforwards......                    (546)
   Other, net.........................................             805
                                                       -------  ------  ------
                                                       $    38  $5,967  $1,542
                                                       =======  ======  ======

  At August 31, 1993, the Company had available net operating losses for financial reporting purposes amounting to approximately $33,821 which expire at various times during the years 2004 through 2008. The potential tax benefit of these net operating losses has not been recorded for financial statement purposes because of the uncertainty of realizing these benefits. At August 31, 1993, such carryforwards for income tax purposes were approximately $2,016 which will expire in 2007. Additionally, at August 31, 1993 the Company had net operating loss carryforwards available for AMT purposes of approximately $35,321 for financial reporting purposes which will expire during the years 2004 through 2008. The Company has no AMT net operating loss carryforwards available for income tax purposes. AMT net operating losses can be used to offset only 90% of the Company's AMT taxable income. During fiscal 1991, the Company utilized approximately $5,232 of net operating loss carryforwards for financial reporting purposes and the related tax benefit of $1,046 has been reflected as an extraordinary item in the Consolidated Statements of Operations. The Company also has available for financial reporting purposes approximately $5,521 in net operating loss carryforwards acquired in the Brooks acquisition, which can only be utilized by Brooks. These net operating loss carryforwards expire at various times between the years 2001 and 2003. Upon utilization, these acquired loss carryforwards will be accounted for as an adjustment to goodwill.

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

  In February 1992, the FASB issued SFAS No. 109--Accounting for Income Taxes. This statement requires a change from the deferred method of accounting for income taxes (as previously required by Accounting Principles Board Opinion No.
11) to the asset and liability method. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between carrying amounts of assets and liabilities for financial reporting purposes and the tax bases of these assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date. The Company will adopt the provisions of SFAS No. 109 effective September 1, 1993, and will record the change in accounting for income taxes as the cumulative effect of an accounting change in the Consolidated Statement of Operations for the three months ended November 30, 1993. The Company estimates the cumulative effect on prior years resulting from this change in accounting principle will approximate a charge ranging from $4 million to $11 million depending upon the outcome of various tax planning strategies that are currently being evaluated.

NOTE F--LEASES

  The Company leases various properties under capital leases and noncancelable operating leases. Many of the leases contain contingent rental provisions computed on the basis of store sales. Certain of the leases also provide for the payment, by the Company, of real estate taxes, insurance, and maintenance. The Company has the option to extend the lease terms in the majority of the leases.

  Capital leases included in the consolidated financial statements consist of the following:

                                                                 1993    1992
                                                                ------- -------
     Land and buildings........................................ $27,637 $27,360
     Less accumulated amortization.............................   9,178   8,918
                                                                ------- -------
     Net leased property under capital leases.................. $18,459 $18,442
                                                                ======= =======

  Future minimum lease payments for leases with initial or remaining noncancelable terms of one year or more consist of the following at August 31, 1993:

                                                      CAPITAL OPERATING
                                                      LEASES   LEASES    TOTAL
                                                      ------- --------- --------
   1994.............................................. $ 4,741 $ 49,226  $ 53,967
   1995..............................................   4,519   44,972    49,491
   1996..............................................   4,396   40,286    44,682
   1997..............................................   4,347   35,813    40,160
   1998..............................................   4,274   31,406    35,680
   1999 and thereafter...............................  24,701  143,797   168,498
                                                      ------- --------  --------
     Total minimum lease payments....................  46,978 $345,500  $392,478
                                                              ========  ========
   Less:
   Executory costs...................................     937
   Amounts representing interest.....................  20,525
                                                      -------
     Present value of net minimum lease payments..... $25,516
                                                      =======

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

  Rent expense under all operating leases for the years ended August 31, 1993, 1992 and 1991, respectively, was:

                                                          1993    1992    1991
                                                         ------- ------- -------
     Minimum rental..................................... $58,264 $51,600 $47,487
     Contingent rental..................................   9,954   8,460   8,195
                                                         ------- ------- -------
                                                         $68,218 $60,060 $55,682
                                                         ======= ======= =======

NOTE G--DEBT

  Long-term debt as of August 31, 1993 and 1992 consists of the following:

                                                               1993     1992
                                                             -------- --------
   Indebtedness under Senior Bank Agreement (other than
    revolving credit commitment)............................ $120,000 $100,000
   10 1/8% Senior Notes due June 2002.......................  145,000  145,000
                                                             -------- --------
                                                              265,000  245,000
   Less current maturities..................................   17,642   39,300
                                                             -------- --------
     Total long-term debt................................... $247,358 $205,700
                                                             ======== ========

  At August 31, 1993, the aggregate annual maturities and payments of long-term debt for the five succeeding years are:

        1994........................................................... $ 17,642
        1995........................................................... $ 15,409
        1996........................................................... $ 15,409
        1997........................................................... $ 14,186
        1998........................................................... $ 19,077
        thereafter..................................................... $183,277

  In July 1993, the Company entered into the Third Amended and Restated Credit Agreement dated as of July 29, 1993 (the "Third Amendment") which amended and restated the terms and conditions of the Second Amended and Restated Credit Agreement dated as of May 21, 1992 (the "Second Amended Agreement") as amended.

  The Third Amendment provides for the following loan commitments: a) term loan commitment in the aggregate principal amount of $45 million ("Tranche A") due on July 31, 1996 and payable in $15 million annual installments on July 31 of each year commencing 1994 through 1996; b) revolving credit commitment of $100 million ("Tranche B") which expires on December 31, 1996; c) term loan commitment in the aggregate principal amount of $75 million ("Tranche C") due on July 31, 2000 and payable in annual installments on July 31 of each year commencing 1994 through 2000 in the following amounts: $375, $750 (each 1995 and 1996); $14,500; $19,500 (each 1998 and 1999) and $19,625; and d) bridge loan commitment, which is intended to cover the Company's short-term working capital needs until the Accounts Receivable Program (discussed below) can be implemented, in the aggregate principal amount up to $50 million ("Bridge Loan") due February 28, 1994 unless extended at the sole discretion of the bank. Commitments under Tranche A and Tranche C have been fully drawn by the Company as of August 31, 1993, no amounts have been drawn under the Bridge Loan. The Third

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

Amendment also permits the Company to implement a program to sell its health care receivables (the "Accounts Receivable Program"). The Accounts Receivable Program was entered into by the Company with The Chase Manhattan Bank (National Association) ("Chase") and has an initial four year term, and allows the Company to sell on a continuous basis up to $75 million of health care receivables, the proceeds of which will be applied to reduce any borrowings first under the Bridge Loan then to reduce borrowings under Tranche B. On November 2, 1993, the Company completed the first sale of such receivables to Chase and received $34 million in proceeds, all of which were applied to reduce borrowings under Tranche B; the Bridge Loan was never utilized.

  Tranche A and Tranche B bear interest at (a) a rate of 1 1/4% over the base rate (as defined in the agreement), or (b) at the Company's election, a rate of 2 1/4% over LIBOR. Tranche C bears interest at 1 7/8% over the base rate or 2 7/8% over LIBOR, at the Company's election. In the event the Company causes the Leverage Ratio (ratio of Senior Indebtedness to the sum of Net Worth, on a FIFO basis, plus Subordinated Indebtedness), for a period of two consecutive fiscal quarters of the Company (excluding the Company's first fiscal quarter of each fiscal year), to fall within ranges specified by the Third Amendment, the loans will bear interest at a rate per annum ranging from 1/4% to 1% below the initial rate per annum. The loans will continue to bear interest at such reduced rate per annum until the Leverage Ratio for any succeeding fiscal quarter (excluding the Company's first fiscal quarter of each fiscal year) increases to a higher range, in which case the loans will bear interest at a rate per annum specified by the higher range or at the initial rate per annum if the Leverage Ratio increases to an amount above the specified ranges. This interest rate "step-down" is not applicable to the Tranche C loan. Upon an Event of Default, the loans will bear interest at a rate of an additional 1% per annum over the otherwise applicable rate. The carrying value of indebtedness under the Senior Bank Agreement approximates its fair value.

  In addition to the scheduled repayments, the Third Amendment also requires the Company to make prepayments in each fiscal year, in an amount equal to 25% of the Available Cash Flow (as defined) for the prior fiscal year. Such required prepayments are applied on a pro rata basis to the Tranche A and Tranche C loans ratably to each scheduled installment within each tranche. The required prepayment with respect to Fiscal 1993 cash flow is approximately $2.6 million, payable on November 30, 1993. The Third Amendment also requires the Company to make prepayments of 100% of the net proceeds of certain asset dispositions, if the net proceeds of such dispositions exceed $1 million in any fiscal year. The application of this required prepayment to the outstanding loans is similar to that discussed above. The Company is required to pay a commitment fee of .5% per annum on the available but unused amount of the loan commitments.

  Borrowings under the Third Amendment are collateralized by mortgages on all real property of the Company and a significant portion of the leasehold interests of the Company, a pledge of all of the capital stock of substantially all of the direct and indirect subsidiaries of the Company and a security interest in all tangible and intangible property (other than inventory) and accounts receivable (provided, however, that upon consummation of the Accounts Receivable Program, health care receivables shall no longer comprise collateral) of the Company. The Third Amendment contains certain restrictive covenants applicable to the Company and its subsidiaries which, among other things, require maintenance of certain financial ratios, limit the issuance of additional indebtedness, restrict payments or distributions in respect of its capital stock, limit the amount of capital expenditures, limit the ability to incur liens on property or assets, limit the ability to enter into transactions with affiliates, and limit the ability to acquire or dispose of assets other than in the ordinary course of business. All covenants under the Third Amendment are applied using the FIFO method of inventory valuation and will be applied on

                       HOOK-SUPERX, INC. AND SUBSIDIARIES
a basis that excludes (a) charges, not to exceed $24 million in the aggregate, incurred or paid by the Company in the Debenture Redemption (defined below) and in the liquidation and termination of interest rate protection agreements in existence on June 9, 1992; (b) non-cash charges incurred by the Company in connection with the Company's adoption of SFAS No. 106 and No. 109 on or before August 31, 1994 (up to $24 million in the case of SFAS No. 106 and up to $3 million in the case of SFAS No. 109); (c) non-cash charges not to exceed $7 million incurred by the Company in connection with the write-off of the transaction fees paid by the Company in establishing the Amended Agreement (defined below) and in issuing the Debentures (defined below); and (d) charges, not to exceed $20 million in the aggregate, incurred or paid by the Company in connection with the Company's Asset Review Program. Compliance with these covenants will be measured as of the end of each fiscal quarter.

  During Fiscal 1993 and 1992, the weighted average of borrowings outstanding under the revolving lines of credit was $94,135 and $30,858, respectively, and the maximum amount borrowed under these commitments was $115,000 and $100,000, for Fiscal 1993 and 1992, respectively. At August 31, 1993 and 1992, the amounts outstanding under the revolving lines of credit were $81,000 and $62,000, respectively. The weighted average interest rate for these borrowings during Fiscal 1993 and 1992 was 5.7% and 8.5%, respectively, and at August 31, 1993 and 1992, the interest rate was 5.5% and 6.3%, respectively.

  In accordance with the terms of its Senior Bank Agreement, the Company has entered into various interest rate cap agreements for various contract amounts which cover various time periods with cap rates ranging from 8% to 9%. At August 31, 1993 and 1992, the unamortized costs associated with these agreements were $134 and $337, respectively. In September 1993, the Company entered into additional interest rate cap agreements covering various dates and contract amounts with rates ranging from 4% to 7.75%. Also in September 1993, the Company entered into interest rate floor agreements covering various dates and contract amounts with rates ranging from 3% to 4.75%. Under the cap agreements, the Company is compensated to the extent that the three months LIBOR rate exceeds the cap rates during the contract period. Under the floor agreements, the Company must pay to the extent that the three month LIBOR rate falls below the floor rate during the contract period. Costs associated with the interest rate protection agreements are expensed over the term of the agreements.

  In June 1992, the Company implemented a recapitalization plan (the "Recapitalization Plan") which was designed to increase stockholders' equity and reduce indebtedness and interest expense. The principal components of the Recapitalization Plan were: (i) the Initial Public Offering, see Note C-- Capital Stock and Related Matters, (ii) issuance and sale of $145 million aggregate principal amount of 10 1/8% Senior Notes due June 1, 2002 (the "Senior Notes"), (iii) use of substantially all of the net proceeds from the Initial Public Offering and the issuance and sale of Senior Notes to redeem (the "Debenture Redemption") the Company's $125 million aggregate principal amount of 13% Subordinated Debentures due 2001 (the "Buy Out Debentures") and the Company's $80 million aggregate principal amount of 13% Subordinated Debentures due 2001, Series B (the "Series B Debentures") (collectively, the "Debentures"), and (iv) restructure of the Company's debt under its senior bank agreement by the repayment of all indebtedness of the Company under the Amended and Restated Credit Agreement dated June 15, 1988 (the "Amended Agreement"), and entering into the Second Amended Agreement.

  On June 10, 1992, the Company received net proceeds from the Initial Public Offering of approximately $95.4 million (see Note C) and net proceeds from the issuance and sale of the Senior Notes of approximately $140.9 million (net of approximately $3.3 million in underwriting discounts and

                       HOOK-SUPERX, INC. AND SUBSIDIARIES
approximately $800 in other professional fees and transaction costs). Also on June 10, 1992, the Company, with a portion of the net proceeds received, repaid all amounts outstanding under the Amended Agreement (which included the term loan amount of $156 million and notes payable under revolving lines of credit of $29 million) and entered into the Second Amended Agreement, which provided for a term loan commitment of $100 million and a revolving credit commitment of $105 million. The remaining net proceeds not used to repay indebtedness under the Amended Agreement were invested in short-term, high grade securities until they were applied to the Debenture Redemption payment.

  On July 10, 1992, the Company redeemed the Debentures at 106.5% of the principal amount ($218.3 million), plus accrued interest to July 10, 1992, for an aggregate redemption payment of approximately $231.3 million. The balance of the Debenture Redemption payment was funded by drawing down the full extent of the term loan commitment under the Second Amended Agreement with the balance being drawn on the revolving line of credit under the Second Amended Agreement.

  In connection with the completion of the Recapitalization Plan, the Company recorded an extraordinary charge for the early retirement of debt in the amount of $22,855, net of tax benefits of $5,908.

  The Senior Notes were issued at 100% of principal amount and are due June 1, 2002 and interest is payable semi-annually on June 1 and December 1 each year, commencing December 1, 1992. The Senior Notes are redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 1997 at the following redemption prices and dates during the succeeding twelve months beginning June 1: 1997--105.0%; 1998--102.5% and 1999 and thereafter 100%, plus accrued and unpaid interest to the redemption date. The Senior Notes are not entitled to the benefit of any sinking fund. The Senior Notes are general unsecured obligations of the Company, ranking pari passu with other general unsecured obligations of the Company. Accordingly, the Senior Notes are effectively subordinated to collateralized indebtedness of the Company to the extent of the assets collateralizing such indebtedness. The indenture under which the Senior Notes (the "Senior Note Indenture") were issued contains covenants which restrict, among other things, the ability of the Company to (i) incur additional indebtedness, (ii) enter into sale and leaseback transactions,
(iii) pledge or dispose of assets, (iv) engage in transactions with affiliates,
(v) make distributions on and repurchases of its Common Stock, (vi) merge or consolidate with or transfer all or substantially all of its assets to another entity, and (vii) make certain investments. The Company is required to offer to repurchase all outstanding Senior Notes at 101% of principal amount plus accrued interest promptly after the occurrence of a Change of Control (as defined in the Senior Note Indenture) of the Company or in the event of certain Asset Dispositions (as defined in the Senior Note Indenture) to the extent permitted by the Third Amendment. The bid price of the Senior Notes at August 31, 1993 was $1,054 per $1,000. Accordingly, the fair value of the Senior Notes at August 31, 1993 was $152.9 million versus their carrying value of $145 million.

NOTE H--RELATED PARTY TRANSACTIONS

  The Company has transactions with certain parties related to the Company.

  Kroger, which owns approximately 24.6% of the outstanding Common Stock of the Company, has the following agreements with the Company:

  . A warehouse service agreement which expires November 30, 1996 subject to the right of the Company to cancel upon six months notice, whereby Kroger (doing business as Peyton's

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

   Northern Distribution Center, Peyton's Northern and Peyton's) and Peyton's-Southeastern, Inc. (a wholly-owned subsidiary of Kroger) doing business as Peyton's Mid-South Company, a successor-in-interest to Peyton's Inc. (collectively, "Peyton's"), a wholly-owned subsidiary of Kroger, furnishes certain services to SupeRx including buying, warehousing, and distribution of certain products to SupeRx stores. The fee charged by Peyton's for this service was approximately $13,489, $13,350 and $12,220 for the years ended August 31, 1993, 1992 and 1991, respectively. The Company pays interest to Peyton's on amounts due Peyton's which are outstanding for more than 9 days. The amount of this interest paid for the years ended August 31, 1993, 1992 and 1991 was $2,156, $541 and $1,402, respectively. It is the Company's intention to utilize its expanded Midwestern warehouse and distribution facility to supply merchandise to SupeRx. As a result, the Company plans to terminate the warehouse services agreement with Peyton's prior to April 1994 and to use its Midwestern warehouse and distribution facility to supply the merchandise currently provided by Peyton's. At August 31, 1993 and 1992, the Company had amounts payable to Peyton's of $10,166 and $41,116, respectively.

  . The Company leases certain drug stores and its headquarters facility from Kroger. The aggregate rental payments made by the Company to Kroger amounted to approximately $1,497, $1,411 and $1,419 for the years ended August 31, 1993, 1992 and 1991, respectively.

  . A management information services agreement, whereby Kroger is to provide certain management information services to the Company. The Company may terminate this agreement at any time. The fee charged by Kroger for this service was approximately $397, $438 and $516 for the years ended August 31, 1993, 1992 and 1991, respectively.

  . The Company fills prescriptions under third party prescription contracts with various health maintenance organizations and preferred provider organizations. Under certain contracts, the prescription customer may choose to have the prescription filled at either SupeRx or Kroger stores. Under some of these contracts, the Company bills and receives payment from the third party for prescriptions filled by Kroger and reimburses Kroger. During the years ended August 1, 1993, 1992 and 1991, the amount reimbursed to Kroger was approximately $442, $304 and $362, respectively.

  Goldman Sachs owns approximately 24.6% of the Company's outstanding Common Stock. In connection with the Initial Public Offering, Goldman Sachs and Goldman Sachs International Limited, acted as managing underwriters and received underwriting discounts of $781 and $581, respectively. In addition, Goldman Sachs acted as an underwriter in the issuance and sale of the Company's Senior Notes and received underwriting discounts of $3,263. Goldman Sachs has provided financial advisory services to the Company in the past and continues to provide these services to the Company on an ongoing basis. The Company has agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act of 1933.

  At August 31, 1993 and 1992, the Company had outstanding notes receivable from members of management amounting to approximately $1,381 and $1,399, respectively.

NOTE I--STOCK OPTIONS

  The Company maintains three stock option plans, the Hook-SupeRx, Inc. Outside Director Stock Option Plan (the "Director Plan"), the 1987 Stock Option Plan (the "1987 Plan") and the 1992 Stock Plan (the "1992 Plan"). The 1987 Plan set aside 1,850,000 shares of common stock to be used for management employee stock options, which include incentive stock options ("ISO") and non-qualified

                       HOOK-SUPERX, INC. AND SUBSIDIARIES
stock options ("NQ"), and restricted stock grants. The Director Plan sets aside 66,667 shares of Common Stock issuable to non-employee Directors upon the exercise of options granted under this plan. The 1992 Plan provides for awards not exceeding 1,333,333 shares of Common Stock plus any shares of Common Stock previously authorized and not issued pursuant to the 1987 Plan. The 1992 Plan provides for ISO grants, NQ grants, grants of restricted stock, stock appreciation rights, limited stock appreciation rights, performance units and stock units.

  Options under the 1987 Plan and ISO's granted under the 1992 Plan may not be granted at an exercise price less than fair market value of the Common Stock on the grant date. NQ options granted under the 1992 Plan may not be granted at an exercise price less than 50% or more than 100% of such fair market value on the grant dates. The ISO's issued will expire 10 years from the date of grant and the NQ options will expire 10 years and 1 day from the date of grant. The options granted under these plans are exercisable in four equal annual installments, beginning on the first anniversary of the date the option was granted. Stock option activity for all plans is as follows:

                                                    AUGUST 31,
                                       ---------------------------------------
                                           1993          1992         1991
                                       ------------  ------------  -----------
   Options outstanding, beginning of
    year..............................    1,602,953     1,151,166      974,333
   Granted............................      226,266       569,900      298,666
   Exercised..........................     (104,231)      (88,613)     (11,625)
   Cancelled..........................      (87,830)      (29,500)    (110,208)
                                       ------------  ------------  -----------
   Options outstanding, end of year...    1,637,158     1,602,953    1,151,166
                                       ============  ============  ===========
   Options exercisable, end of year...      918,062       703,654      550,260
                                       ============  ============  ===========
   Option price per share of
    outstanding options............... $3.00-$13.00  $3.00-$13.00  $3.00-$3.93
   Option price per share of options
    exercised......................... $3.00-$ 4.23  $3.00-$ 4.23  $3.00-$3.54

  At August 31, 1993 and 1992, there were 1,006,204 and 1,144,640 shares, respectively, available for future grants under the plans.

  Both the 1987 Plan and the 1992 Plan authorizes Board grants of Limited Stock Appreciation Rights ("LSARS") tied directly to options granted to officers of the Company who are potentially subject to section 16(b) of the Securities Exchange Act of 1934 ("Exchange Act"). These LSARS can only be exercised if the Company has equity securities registered under the Exchange Act and if there has been a change in control, as defined in the respective plans. At August 31, 1993, 1992 and 1991 there were 843,911, 779,742 and 170,166 stock options outstanding, respectively, which were issued in tandem with LSARS.

  The 1992 Plan authorizes Board grants of Performance units, entitling the participant to receive an amount ("Payment Value"), which shall be determined by the Board and shall be based upon the performance of the participant, the Company or a division of the Company over a performance period or such other measure of performance as may be determined by the Board. At August 31, 1993 or 1992 there were no Performance units outstanding.

  On September 28, 1993 the Board of Directors approved the grant of an additional 15,000 options to purchase shares of Common Stock of the Company to a member of management at an exercise price of $7.38 per share, all of which were issued in tandem with LSARS.

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

NOTE J--COMMITMENTS AND CONTINGENCY

  The Company maintains Protective Compensation and Benefit Agreements with certain employees, including all executive officers of the Company. These agreements and the employees covered by them are subjected to review by the Company's Board of Directors. These agreements expire May 31, 1996 and will be automatically extended in one year increments on each anniversary of the execution of these agreements, unless notice of intent not to so extend any agreement is given by either party at least 60 days before such anniversary date. These Agreements provide for specified benefits in the event of a change in control and constructive termination of employment, within specified periods thereafter, as defined in the Agreements. At September 30, 1993, the maximum amount which could be required to be paid under these Agreements, if such events occurred at that time, is approximately $11,392.

  In addition to the Protective Compensation and Benefit Agreements discussed above, the Company maintains an employment agreement with its Chairman and Chief Executive Officer. This Agreement provides for a lump-sum cash payment in the event of a termination of employment within one year after a "Change in Control" (as defined in this Agreement), death, termination of this Agreement or "good reason" (as defined in this Agreement). At August 31, 1993, if this Agreement had been terminated under the circumstances entitling the Chairman to his full severance obligation, the Company would have been obligated to pay approximately $1.2 million. The Chairman and the Company have agreed that no duplication of payment is to be made under these two arrangements and, in the event of a conflict, the agreement which provides for the most beneficial treatment to the Chairman will take precedence.

NOTE K--RETIREMENT BENEFITS

  The Company maintains a noncontributory defined benefit pension plan (the "HSI Retirement Plan") covering substantially all employees. Normal retirement age is 65, however provisions are made for early and late retirement. Employees are eligible to participate upon the attainment of age 21 and completion of one year of service. Benefits are based upon a five year average salary and years of service. Vesting is based upon years of service and age. Funding for the pension plan is based upon a review of the specific requirements and on an evaluation of the assets and liabilities of the plan. The plan assets are invested primarily in cash and short-term investments, listed stocks (which include 500,000 shares of the Company's Common Stock), bonds and guaranteed investment contracts. The net periodic pension cost for the years ended August 31, 1993, 1992 and 1991 was $2,843, $2,982 and $2,527, respectively.

  The net periodic pension cost for the years ended August 31, 1993, 1992 and 1991 includes the following components:

                                                       1993     1992     1991
                                                      -------  -------  -------
     Service costs................................... $ 4,354  $ 4,069  $ 3,542
     Interest costs..................................   6,705    6,149    5,602
     Return on assets-actual.........................  (4,499)  (7,748)  (3,861)
     Return on assets-deferred gain (loss)...........  (3,215)   1,014   (2,254)
     Net amortization................................    (502)    (502)    (502)
                                                      -------  -------  -------
      Net periodic pension cost...................... $ 2,843  $ 2,982  $ 2,527
                                                      =======  =======  =======

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

  The funded status of the plan at August 31, 1993 and 1992 is as follows:

                                                               1993     1992
                                                             --------  -------
     Actuarial present value of benefit obligations:
       Vested employees..................................... $ 74,160  $59,394
       Non-vested employees.................................    1,452    1,116
                                                             --------  -------
       Accumulated benefit obligation.......................   75,612   60,510
     Additional benefits related to projected salary
      increases.............................................   16,905   18,037
                                                             --------  -------
     Actuarial present value of projected benefit
      obligations...........................................   92,517   78,547
     Plan assets at fair value..............................   75,638   68,970
                                                             --------  -------
     Projected benefit obligation in excess of Plan assets..  (16,879)  (9,577)
     Unrecognized prior service cost from Plan amendments
      resulting from the Tax Reform Act of 1986.............   (1,093)  (1,206)
     Unrecognized net loss..................................   14,209    4,987
     Unrecognized transition asset existing at adoption of
      SFAS No. 87...........................................   (1,948)  (2,337)
                                                             --------  -------
     Accrued pension liability.............................. $ (5,711) $(8,133)
                                                             ========  =======

  Assumptions used to develop the benefit obligations at August 31, 1993 and 1992 were:

                                                                     1993  1992
                                                                     ----- -----
     Discount rate.................................................. 8.00% 8.75%
     Salary increase
       Hourly.......................................................  3.0%  4.5%
       Salaried.....................................................  4.0%  5.0%
     Expected long-term return on Plan assets....................... 10.0% 11.0%

  The Company has a defined contribution retirement plan, the Hook-SupeRx, Inc. Savings and Profit Sharing Plan (the "Savings Plan"), which covers all eligible employees. The Company may make a matching contribution and/or a profit sharing contribution in any year at the discretion of the Board. A contribution of $464 was accrued for the year ended August 31, 1991. There were no contributions for the years ended August 31, 1993 or 1992.

  The Company also contributes to multi-employer pension plans. These plans cover those employees who are represented by collective bargaining agreements. Pension expense for these plans for the years ended August 31, 1993, 1992 and 1991 was $477, $515, and $567. Information on the actuarial present value of accumulated plan benefits and net assets available for benefits relating to the multi-employer plans is not available.

  The Company also maintains two non-qualified retirement plans. The HSI Supplemental Executive Retirement Plan was established to provide additional retirement benefits to all members of management at the level of Assistant Vice President and above, who are eligible to participate in the HSI Retirement Plan. The other non-qualified plan was established in accordance with the terms of an employment agreement with the Company's Chairman and Chief Executive Officer, to provide a lifetime pension benefit. The retirement benefits provided by the two non-qualified retirement plans will be offset by any pension benefit received by the participants from the HSI Retirement Plan. Both of these plans

                       HOOK-SUPERX, INC. AND SUBSIDIARIES
are unfunded. The net periodic pension cost associated with these non-qualified plans for the years ended August 31, 1993, 1992 and 1991 was $1,028, $807 and $753, respectively. The accrued pension liability associated with these non-qualified plans is not material at August 31, 1993 and 1992.

  In addition to the retirement benefits discussed above, the Company provides certain health care and life insurance benefits for retired employees. Substantially all of the Company's employees may become eligible for these benefits if they reach retirement age with the Company. Effective September 1, 1992, the Company adopted SFAS No. 106--Employers' Accounting for Postretirement Benefits Other Than Pensions. This statement requires the accrual of the costs of providing postretirement benefits during the active service period of the employees. The Company elected to immediately recognize the cumulative effect of the change in accounting for these benefits of $18.6 million which represents the accumulated postretirement benefit obligation existing at September 1, 1992. The effect of this change on fiscal 1993 operating results, after recording the cumulative effect on prior years, was to recognize additional pre-tax expense of $1.3 million. Prior to September 1, 1992, the Company recognized expense in the year the benefits or premiums were paid. The costs of the benefits were not material to the Company's operations for the years ended August 31, 1992 and 1991.

  Net periodic postretirement benefit cost for the year ended August 31, 1993 includes the following components:

     Service costs--benefits attributed to service during the period.... $  795
     Interest cost on accumulated postretirement benefit obligation.....  1,513
                                                                         ------
     Net periodic postretirement benefit cost........................... $2,308
                                                                         ======

  The following table sets forth the funded status of the plan, reconciled to the accrued postretirement benefit cost recognized in the Consolidated Balance Sheets at August 31, 1993:

  Accumulated postretirement benefit obligation:

     Current retirees................................................ $  8,678
     Active employees fully eligible for benefits....................       22
     Other active employees..........................................   11,498
                                                                      --------
       Total.........................................................   20,198
     Fair value of assets............................................        0
                                                                      --------
     Accumulated postretirement benefit obligation in excess of fair value of assets................................................  (20,198)
     Deferred loss...................................................      254
                                                                      --------
     Accrued postretirement benefit cost............................. $(19,944)
                                                                      ========

  The discount rate used in determining the accumulated postretirement benefit obligation was 8%. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 12% for Fiscal 1993, declining by 1% annually over the next seven years to an ultimate rate of 5%. If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of August 31, 1993 would be increased by 7.95% or $1,605. The effect of this change on the components of net periodic postretirement benefit cost (service cost and interest cost) for fiscal 1993 would be an increase of 10.1% or $232.

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

  In November 1992, the FASB issued SFAS No. 112--Employers' Accounting for Postemployment Benefits. This statement establishes accounting standards for employers who provide benefits to former or inactive employees, their beneficiaries or covered dependents, after employment but before retirement. Postemployment benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits (including workers compensation), job training and counseling and health and welfare benefit continuation. This statement requires employers to recognize the obligation to provide postemployment benefits if the obligation is attributable to employees' services already rendered, employees' rights to these benefits vest or accumulate, payment is probable and the amount of the benefit is reasonably estimated. Currently, the Company is not required to adopt the provisions of SFAS No. 112 until its fiscal year ending August 31, 1995; however, it will consider early adoption in accordance with the provisions of this statement. The Company has completed its initial review of this statement and believes it will not have a material effect on the results of operations upon adoption.

NOTE L--QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  The following table presents summarized quarterly financial information:

                                    THREE MONTHS ENDED (FISCAL 1993)
                           ----------------------------------------------------------------
                            NOVEMBER 30       FEBRUARY 28        MAY 31         AUGUST 31
                           -------------     -------------     ------------    ------------
                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.................  $    544,129      $    605,267     $    571,134    $    559,518
Gross profit..............       162,572           184,707          170,765         159,875
Income (loss) before
 extraordinary item and
 cumulative effect of
 change in accounting.....        (2,024)           10,177            3,661         (15,431)
Extraordinary item........         4,674             1,467           (6,141)
Cumulative effect of
 change in accounting for
 postretirement benefits
 other than pension.......       (18,612)
Net income (loss).........       (20,636)           14,851            5,128         (21,572)
Earnings per share:
  Before extraordinary
   item and cumulative
   effect of change in
   accounting.............          (.10)              .47              .17            (.74)
  Extraordinary item......                             .22              .07            (.29)
  Cumulative effect of
   change in accounting...          (.89)
  Net income (loss).......          (.99)              .69              .24           (1.03)
Cash dividends per share..            (a)               (a)              (a)             (a)
Market price per share:
  High....................          $12 5/8           $13 3/8          $10 7/8          $10
  Low.....................          $ 9 3/4           $ 8 7/8           $ 9            $ 6 3/4

  During the fourth quarter of Fiscal 1993, the Company adopted SFAS No. 106-- Employers' Accounting for Postretirement Benefits Other Than Pensions, effective as of September 1, 1992 (beginning of the Company's fiscal year). Accordingly, the Company has restated the operating results for the first three quarters to give effect to this adoption as of the beginning of the fiscal year. The result of this restatement was an increase of $18.9 million in the previously reported first quarter net loss and a decrease of $327 in the previously reported net income for both the second and third quarters.

                       HOOK-SUPERX, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)


  Additionally, during the fourth quarter, the Company recognized a restructuring charge of $19.7 million in connection with the Asset Review Program and reorganization of the store operations and marketing departments. See Note B.

  The extraordinary item reflected above for the three months ended February 28, 1993 and May 31, 1993 is the result of utilizing net operating loss carryforwards.
- --------
  (a) The Company has not paid any cash dividends.

                                  THREE MONTHS ENDED (FISCAL 1992)
                         ----------------------------------------------------------
                          NOVEMBER 30     FEBRUARY 29      MAY 31       AUGUST 31
                         -------------   -------------   ------------  ------------
                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales...............  $    501,142    $    557,058   $    539,197  $    537,274
Gross profit............       152,909         171,268        163,130       165,554
Income (loss) before
 extraordinary item.....        (2,610)          8,923          4,802         4,469
Extraordinary item......                         1,820            280       (24,955)
Net income (loss).......        (2,610)         10,743          5,082       (20,486)
Earnings per share:
  Before extraordinary
   item.................          (.20)            .65            .35           .21
  Extraordinary item....                           .13            .02         (1.18)
  Net income (loss).....          (.20)            .78            .37          (.97)
Cash dividends per
 share..................            (b)             (b)            (b)           (b)
Market price per share:
  High..................            (a)             (a)            (a)         $13 1/8
  Low...................            (a)             (a)            (a)         $ 9 1/2

  During the three months ended August 31, 1992, the Company recorded a favorable LIFO adjustment of $1,087. The extraordinary item reflected above for the three months ended February 29, 1992 and May 31, 1992 is the result of utilizing net operating loss carryforwards.
- --------
  (a) The Company's stock was not listed on an exchange or traded over-the-counter at these times.
  (b) The Company has not paid any cash dividends.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                               REVCO D.S., INC.,

                             HSX ACQUISITION CORP.

                                      AND

                               HOOK-SUPERX, INC.

                           DATED AS OF MARCH 31, 1994

                          AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 31, 1994, between Revco D.S., Inc., a Delaware corporation ("Parent"), HSX Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Hook-SupeRx, Inc., a Delaware corporation ("HSI").

                                    RECITALS

  A. The Boards of Directors of Parent and HSI each have determined that a business combination between Parent and HSI is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits and, accordingly, have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

  B. Parent and HSI have each received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

  C. Parent, Merger Sub and HSI desire to make certain representations, warranties and agreements in connection with the merger.

  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

  1. THE MERGER.

  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into HSI in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). HSI shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

  1.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in
Article 8 shall be fulfilled or waived in accordance herewith, or at such other time, date or place as Parent and HSI may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

  1.3. Effective Time. If all the conditions to the Merger set forth in Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 2

  2. CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION.

  2.1. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

  2.2. Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                   ARTICLE 3

  3. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

  3.1. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

  3.2. Officers. The officers of HSI immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

                                   ARTICLE 4

  4. CONVERSION OF HSI STOCK.

  4.1. Conversion of HSI Stock.

    (a) At the Effective Time, each share of the common stock, $.01 par value, of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock, $.01 par value, of the Surviving Corporation.

    (b) At the Effective Time, each share of the common stock, $.01 par value (the "HSI Common Stock"), together with associated preferred stock rights (the "Rights") issued pursuant to the HSI Rights Agreement (as defined herein), of HSI issued and outstanding immediately prior to the Effective Time, other than the Dissenting Shares (as defined below), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive cash in the amount of $13.75, without interest (the "Purchase Price").

    (c) As a result of the Merger and without any action on the part of the holder thereof, all shares of HSI Common Stock, together with associated Rights, shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of HSI Common Stock or associated Rights shall thereafter cease to have any rights with respect to such shares of HSI Common Stock or associated Rights, except the right to receive the Purchase Price upon the surrender of such Certificate.

    (d) Each share of HSI Common Stock issued and held in HSI's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

    (e) Parent and HSI shall take all actions necessary to provide that, immediately prior to the Effective Time, (i) each outstanding option to purchase shares of HSI Common Stock, each stock appreciation right, and each limited stock appreciation right or other similar right (individually, an "HSI Option" and collectively, the "HSI Options") granted under the HSI Outside Director Stock Option Plan, the 1987 Stock Option Plan, and the 1992 Stock Plan (collectively, the "HSI Stock Option Plans"), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each HSI Option which is then outstanding shall be cancelled and (iii) in consideration of such cancellation, Parent shall pay to each holder of an HSI Option, net of any withholding taxes, an amount in respect of each such HSI Option held by such holder equal to the product of (A) the excess, if any, of the Purchase Price over the exercise or strike price of such HSI Option and (B) the number of shares of HSI Common Stock subject to such HSI Option. HSI and Parent will use their best efforts to obtain any necessary consents of the holders of HSI Options and to make any necessary amendments to the HSI Stock Option Plans.

  4.2. Exchange of Certificates Representing HSI Common Stock.

    (a) On the Closing Date, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent, which shall be Parent's Transfer Agent or such other party reasonably satisfactory to HSI (the "Exchange Agent"), for the benefit of the holders of shares of HSI Common Stock, for payment in accordance with this Article 4, a sum in cash equal to the total of (i) the product of (A) the Purchase Price and (B) the number of shares of HSI Common Stock issued and outstanding as set forth in
  Section 5.3, and (ii) an amount sufficient to purchase all of the HSI Options under the HSI Option Plans, such sum being hereinafter referred to as the ("Exchange Fund"), to be paid pursuant to this Section 4.2 in exchange for outstanding shares of HSI Common Stock and pursuant to Section 4.1(e) in exchange for the HSI Options.

    (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery of such Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Purchase Price per share hereunder. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, in cash, the product of (x) the Purchase Price and (y) the number of shares of HSI Common Stock represented by such Certificates so surrendered by such holder, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of HSI Common Stock which is not registered in the transfer records of HSI, the Exchange Agent may condition payment hereunder upon the surrender of the Certificate representing such HSI Common Stock to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

    (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of HSI of the shares of HSI Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for payment in accordance with the procedures set forth in this Article 4.

    (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of HSI nine (9) months after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of HSI who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation for payment of the Purchase Price in respect of each share of HSI Common Stock that such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

    (e) None of Parent, HSI, the Exchange Agent or any other person shall be liable to any former holder of shares of HSI Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Purchase Price as provided in Section 4.2(a), deliverable in respect thereof pursuant to this Agreement.

  4.3 Dissenting Shares.

    (a) Notwithstanding anything in this Agreement to the contrary, shares of HSI Common Stock which are held by any recordholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the DGCL ("the Dissenting Shares") shall not be converted into the right to receive the Purchase Price hereunder but shall become the right to receive such consideration as may be determined due in respect of such Dissenting Shares pursuant to the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect, or shall have withdrawn or lost, his rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Purchase Price in accordance with Article 4, without interest. Notwithstanding anything contained in this Section 4.3, if (i) the Merger is rescinded or abandoned or (ii) if the stockholders of HSI revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Shares shall cease. The Surviving Corporation shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.

    (b) HSI shall give Parent (i) prompt notice of any demands for appraisal, and any withdrawals of such demands, received by HSI and any other related instruments served pursuant to the DGCL and received by HSI, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. HSI shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle any such demands.

                                   ARTICLE 5

  5. REPRESENTATIONS AND WARRANTIES OF HSI.

  Except as set forth in the disclosure letter delivered by or on behalf of HSI to Parent at or prior to the execution hereof (the "HSI Disclosure Letter"), HSI represents and warrants to Parent as of the date of this Agreement as follows:

  5.1. Existence; Good Standing; Corporate Authority; Compliance With Law. HSI is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. HSI is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified or be in good standing would not have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of HSI and its Subsidiaries taken as a whole (an "HSI Material Adverse Effect"). HSI has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of HSI's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, an HSI Material Adverse Effect. Neither HSI nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which HSI or any HSI Subsidiary or any of their respective properties or assets is subject, except where such violation would not have, individually or in the aggregate, an HSI Material Adverse Effect. HSI and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have an HSI Material Adverse Effect. The copies of HSI's Restated Certificate of Incorporation and Bylaws and the HSI Rights Agreement previously delivered to Parent are true and correct.

  5.2. Authorization, Validity and Effect of Agreements.

    (a) HSI has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of HSI Common Stock, the consummation by HSI of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of HSI, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

    (b) The provisions of Section 203 of the DGCL do not apply to the transactions contemplated by this Agreement.

  5.3. Capitalization. The authorized capital stock of HSI consists of 100,000,000 shares of HSI Common Stock, and 10,000,000 shares of preferred stock, par value $.01 per share (the "HSI Preferred Stock"). As of March 30, 1994, there were 20,922,270 shares of HSI Common Stock issued and outstanding and no shares of HSI Preferred Stock issued and outstanding. Since such date, no additional shares of capital stock of HSI have been issued, except pursuant to the HSI Stock Option Plans. HSI has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of HSI on any matter. All such issued and outstanding shares of HSI Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as contemplated by this Agreement or the HSI Stock Option Plans or the HSI Rights Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate HSI or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of HSI or any of its Subsidiaries. As of March 30, 1994, 1,671,472.94 shares of Common Stock were reserved for issuance and are issuable upon or otherwise deliverable in connection with the exercise of outstanding Options; since that date, no Options have been granted under the Option Plans and no new option plans have been authorized or adopted. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of HSI or the Surviving Corporation pursuant to any HSI Benefit Plan (as defined in Section 5.11). There are no outstanding obligations of HSI or any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of Common Stock, any capital voting securities or securities convertible into or exchangeable for capital stock or voting securities of HSI.

  5.4. Subsidiaries. HSI owns directly or indirectly each of the outstanding shares of capital stock of each of HSI's Subsidiaries. Each of the outstanding shares of capital stock of each of HSI's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by HSI free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Subsidiary of HSI has been previously provided to Parent, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

  5.5. Other Interests. Except for interests in the HSI Subsidiaries, neither HSI nor any HSI Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

  5.6. No Violation. Neither the execution and delivery by HSI of this Agreement nor the consummation by HSI of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the respective certificates of incorporation or bylaws (or similar governing documents) of HSI or its Subsidiaries; (ii) except as disclosed in the HSI Reports (as defined in Section 5.7), result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of its existing HSI Stock Option Plans, or any grant or award made under any of the foregoing other than accelerated vesting of outstanding options under stock option agreements in existence on the date hereof with certain employees of HSI or any of its Subsidiaries by reason of, in whole or in part, the consummation of the Merger; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of HSI or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which HSI or any of its Subsidiaries is a party, or by which HSI or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not have, individually or in the aggregate, an HSI Material Adverse Effect; or (iv) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to HSI or any of its Subsidiaries or any of their respective properties or assets, except for violations which would not have, individually or in the aggregate, an HSI Material Adverse Effect; (v) other than the filings provided for in Article 1, certain federal, state and local regulatory filings, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have, individually or in the aggregate, an HSI Material Adverse Effect.

  5.7. SEC Documents. HSI has delivered to Parent each registration statement, report, proxy statement or information statement prepared by it since August 31, 1993, including, without limitation, (i) its Annual Report on Form 10-K for the fiscal year ended August 31, 1993, (ii) its Quarterly Report on Form 10-Q for the period ended November 30, 1993, and (iii) its Proxy Statement for the Annual Meeting of Stockholders held January 20, 1994, each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, the "HSI Reports"). As of their respective dates, the HSI Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the respective rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of HSI included in or incorporated by reference into the HSI

Reports (including the related notes and schedules) fairly presents the consolidated financial position of HSI and the HSI Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of HSI included in or incorporated by reference into the HSI Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of HSI and the HSI Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of HSI and the HSI Subsidiaries at August 31, 1993, including all notes thereto, or as set forth in the HSI Reports, neither HSI nor any of the HSI Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of HSI or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date.

  5.8. Litigation. Except as disclosed in the HSI Reports filed with the SEC prior to the date hereof, there are no actions, suits or proceedings pending against HSI or the HSI Subsidiaries or, to the knowledge of HSI, threatened against HSI or the HSI Subsidiaries any of their respective properties or assets, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that would have, individually or in the aggregate, an HSI Material Adverse Effect or would prevent or delay, in any internal report, the consummation of the transactions contemplated by this Agreement. Except as disclosed in HSI Reports filed with the SEC prior to the date hereof, neither HSI nor any of its subsidiaries are subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have an HSI Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated hereby.

  5.9. Absence of Certain Changes. Except as disclosed in the HSI Reports filed with the SEC prior to the date hereof, since August 31, 1993, each of HSI and its Subsidiaries has conducted its business only in the ordinary course of such business and there has not been (i) any event or changes with respect to HSI and its Subsidiaries having, individually or in the aggregate, a HSI Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, or (iii) any material change in its accounting principles, practices or methods.

  5.10. Taxes. HSI and each of its Subsidiaries (i) have timely filed all material federal, state, local and foreign tax returns (including but not limited to all employment tax returns) required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such returns are complete in all material respects, (ii) have paid or accrued all taxes, including interest and penalties, if any, shown to be due and payable (and believed by HSI to be owed) on such returns other than such taxes as are being contested by HSI or its Subsidiaries in good faith,
(iii) have properly accrued in all material respects all such taxes for such periods subsequent to the periods covered by such returns, (iv) have "open" years for federal income tax returns only as set forth in the HSI Reports and,
(v) are not aware of the existence of any tax liens on any of their respective properties or assets. There are no contracts covering any person that individually or collectively could give rise to the payment of any amount that would not be deductible by HSI by reason of Section 280(G) or 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

  5.11. Certain Employee Plans.

    (a) Each employee benefit or compensation plan or arrangement, including each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained by HSI or any of its Subsidiaries (the "HSI Benefit Plans") complies, and has been administered, in all material respects with all applicable requirements of law, except for instances of non-compliance that would not have caused, individually or in the aggregate, an HSI Material Adverse Effect. The HSI Benefit Plans are listed in the HSI Disclosure Letter and copies or descriptions of all material Plans have previously been provided to Parent.

    (b) With respect to each HSI Benefit Plan intended to qualify under
  Section 401(a) of the Code, (i) a favorable determination letter has been issued by the Internal Revenue Service (the "IRS") with respect to the qualification of each HSI Benefit Plan and (ii) no "reportable event" or "prohibited transaction" (as such terms are defined in ERISA) or termination has occurred under circumstances which present a risk of material liability by HSI or any of its Subsidiaries to any governmental entity or other person, including a HSI Benefit Plan. Each HSI Benefit Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such HSI Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code and Section 302 of ERISA), whether or not waived. Neither HSI nor any of its Subsidiaries has incurred any material withdrawal liability under any "multiemployer plan" (within the meaning of Section 3(37) of ERISA) which has not been satisfied in full.

    (c) Except as required by applicable law, neither HSI nor any of its Subsidiaries provides any health, welfare or life insurance benefits to any of their former or retired employees, which benefits would be material either individually or in the aggregate to HSI.

  5.12. Labor Matters.

    (a) Neither HSI nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of HSI, threatened against HSI or its Subsidiaries relating to their business, except for any such proceeding which would not have, individually or in the aggregate, an HSI Material Adverse Effect. To the knowledge of HSI, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of HSI or any of its Subsidiaries.

    (b) HSI has delivered to Parent copies of all employment agreements, consulting agreements, severance agreements, bonus and incentive plans, profit-sharing plans and other agreements, plans or arrangements with respect to compensation of the employees of HSI and its Subsidiaries (the "Compensation Arrangements"). HSI has determined that the Merger will accelerate or otherwise give rise to payments pursuant to the Compensation Arrangements in an amount not to exceed $30,000,000 (assuming each such payment was required to be made as of February 28, 1994).

  5.13. Environmental Laws and Regulations.

    (a) Except as disclosed in HSI Reports filed with the SEC prior to the date hereof, (i) HSI and each of its Subsidiaries is in compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (collectively, "Environmental Laws") which compliance includes, but is not limited to, the possession by HSI and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance that would not have, individually or in the aggregate, an HSI Material Adverse Effect; (ii) neither HSI nor any of its subsidiaries has received written notice of, or, to the knowledge of HSI, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claims") that would have, individually or in the aggregate, an HSI Material Adverse

  Effect; and (iii) to the knowledge of HSI, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

    (b) Except as disclosed in the HSI Reports filed with the SEC prior to the date hereof, there are no Environmental Claims which would have, individually or in the aggregate, an HSI Material Adverse Effect that are pending or, to the knowledge of HSI, threatened against HSI or any of its Subsidiaries or, to the knowledge of HSI, against any person or entity whose liability for any Environmental Claim HSI or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

  5.14. Rights Agreement. HSI has taken all necessary actions so that none of
(i) the execution of this Agreement by the parties hereto or (ii) the consummation of the Merger (including execution and performance by the parties to that certain Voting Agreement, dated as of the date hereof, among Parent, Merger Sub and the Shareholders (as defined therein)) will (x) cause the Rights issued pursuant to the Rights Agreement to become exercisable, (y) cause any person to become an Acquiring Person (as such term is defined in the Rights Agreement) or (z) give rise to a Distribution Date or a Triggering Event (as each such term is defined in the Rights Agreement).

  5.15. Real Property.

    (a) HSI has delivered to Parent copies of lease abstracts (the "Lease Abstracts") for each of its leases, subleases, licenses or other agreements under which HSI or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the "Real Estate Leases"). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by HSI and its Subsidiaries as tenants thereunder are current, no termination event or condition or uncured default of a material nature on the part of HSI or any such Subsidiary or, to the knowledge of HSI, as to a landlord exists under any Real Property Lease, except for any of the foregoing matters which would not have, individually or in the aggregate, an HSI Material Adverse Effect. The information contained in the Lease Abstracts is true and correct in all material respects.

    (b) From August 31, 1993 through March 30, 1994, no portion of the real property subject to the Real Property Leases has suffered any material damage by fire or other casualty which has not heretofore been substantially repaired or restored.

    (c) Except for any of the following matters which would not have, individually or in the aggregate, an HSI Material Adverse Effect, HSI

      (i) has not granted, and to the best of HSI's knowledge, no other person has granted, any leases, subleases, licenses or other agreements granting to any person other than HSI any right to possession, use, occupancy or enjoyment of the stores covered by the Real Estate Leases, or any portion thereof; and

      (ii) HSI is not obligated under any option, right of first refusal or any contractual right to purchase, acquire, sell or dispose of any real property covered by the Real Property Leases.

    (d) None of the Real Property Leases contain continuous operating covenants, radius restrictions or provisions requiring the consent of the landlord to Parent's or Merger Sub's assumption of HSI's obligations under the Real Property Leases in the manner contemplated by this Agreement, except for any of the foregoing matters which would not have, individually or in the aggregate, an HSI Material Adverse Effect.

  5.16. Insurance. HSI and its Subsidiaries maintain with respect to their operations and their assets, in full force and effect, policies of insurance in the ordinary course of business as is usual and customary for businesses similarly situated to HSI. HSI has provided Parents copies of loss runs associated with its operations and the operations of its subsidiaries for the three most recent years and used by HSI and its Subsidiaries in the ordinary course of business.

  5.17. Intellectual Property. Every material trademark, service mark, trade name or copyright, or application thereof in connection with any of the foregoing (the "Intellectual Property"), is owned by HSI and, to the knowledge of HSI, HSI's Intellectual Property does not infringe upon the Intellectual Property rights of any person. HSI has not granted to any other person the right to use the Intellectual Property, or any part thereof.

  5.18. Certain Contracts. HSI has delivered copies of its (i) Agreement, dated as of November 30, 1986, with Peyton's Inc. and The Kroger Co., as amended January 11, 1990 (the "Peyton's Agreement"), (ii) Agreement for Systems Operations Services, dated as of December 1, 1992, with Integrated Systems Solutions Corporation (the "ISSC Agreement"), (iii) Photofinishing Agreements, dated as of May 31, 1990, as amended, with Qualex Inc., (the "Qualex Agreements"), and (iv) Customer Agreement, dated as of December 22, 1993, with Hughes Network Systems, Inc. (the "Hughes Agreement"). HSI (x) is in compliance, in all material respects, with all terms and conditions of the Peyton's Agreement, ISSC Agreement, Qualex Agreements and Hughes Agreement, (y) has not exceeded the implementation schedule set forth in the Hughes Agreement in any material respect, and (z) has no further material obligations under the Peyton's Agreement other than the obligation to purchase certain items of inventory. HSI is in compliance with all terms of its contracts or other arrangements with the vendor, dated December 21, 1993, providing for a cash payment on January 14, 1994 of approximately $40,000,000.

  5.19. No Brokers. HSI has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of HSI or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that HSI has retained Goldman, Sachs & Co. ("Goldman") as its financial advisor and Salomon Brothers Inc ("Salomon") to render a fairness opinion with respect to the Purchase Price, the arrangements with which have been disclosed in writing to Parent prior to the date hereof. Other than the foregoing arrangements, HSI is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

  5.20. Fairness Opinion. HSI has received opinions of Goldman and Salomon, to the effect that, as of the date hereof the Purchase Price hereunder is fair to the holders of HSI Common Stock.

                                   ARTICLE 6

  6. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

  Except as set forth in the disclosure letter delivered by or on behalf of Parent or Merger Sub to HSI at or prior to the execution hereof (the "Parent Disclosure Letter"), Parent and Merger Sub represent and warrant to HSI as of the date of this Agreement as follows:

  6.1. Existence; Good Standing; Corporate Authority; Compliance With Law. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations hereunder (a "Parent Material Adverse Effect"). Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.

  6.2. Authorization, Validity and Effect of Agreements. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Parent and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Parent and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  6.3. No Violation. Neither the execution and delivery by Parent and Merger Sub of this Agreement, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Parent or Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Parent or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not have a Parent Material Adverse Effect; or (iii) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Parent Material Adverse Effect.

  6.4. Litigation. There are no actions, suits or proceedings pending against Parent or the Parent Subsidiaries or, to the actual knowledge of the executive officers of Parent, threatened against Parent or the Parent Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have a Parent Material Adverse Effect.

  6.5. Financing. Parent and Merger Sub have received a written commitment from Banque Paribas and Continental Bank N.A. to enable them to consummate the Merger on the terms contemplated by this Agreement and, at the Effective Time, Parent and Merger Sub will have available all funds necessary for the acquisition of all shares of HSI Common Stock and HSI Options pursuant to the Merger and to perform their respective obligations under this Agreement.

  6.6. No Brokers. Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of HSI or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Donaldson, Lufkin, Jenrette Securities Corporation as its financial advisor, the arrangements with which have been disclosed in writing to HSI prior to the date hereof. Other than the foregoing arrangements, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

  6.7. Surviving Corporation After the Merger. Immediately after the Effective Time and after giving effect to any change in the Surviving Corporation's assets and liabilities as a result of the Merger, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on existing debts as they become absolute and mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred liabilities beyond its ability to pay as they become due.

  6.8. No Ownership of Company Capital Stock. Neither Parent nor Merger Sub own, directly or indirectly, any HSI Common Stock.

                                   ARTICLE 7

  7. COVENANTS.

  7.1. Acquisition Proposals. Prior to the Effective Time, HSI agrees (a) that neither HSI nor any of its Subsidiaries shall, and HSI shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, HSI or any of its Significant Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;
(b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.1; and (c) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 7.1 shall prohibit the Board of Directors of HSI from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written proposal to acquire HSI pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of HSI determines in good faith, based as to legal matters on the written opinion of outside legal counsel, that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, HSI provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and provide Parent with a copy of any such written proposal, and (C) HSI keeps Parent informed of the status (not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 7.1 shall (x) permit any party to terminate this Agreement (except as specifically provided in Article 9 hereof), (y) permit HSI to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, HSI shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of any party under this Agreement.

  7.2. Conduct of Businesses. Prior to the Effective Time, except as set forth in the HSI Disclosure Letter or as contemplated by any other provision of this Agreement, unless Parent has consented in writing thereto, HSI:

    (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

    (b) shall use its reasonable efforts, and shall cause each of its respective Subsidiaries to use its reasonable efforts, to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

    (c) shall confer on a regular basis with one or more representatives of Parent to report operational matters of materiality and any proposals to engage in material transactions;

    (d) shall not amend its Certificates of Incorporation or Bylaws;

    (e) shall promptly notify Parent of (i) any material emergency or other material change in the condition (financial or otherwise), HSI's or any Subsidiary's business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, (ii) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (iii) the breach in any material respect of any representation or warranty or covenant contained herein;

    (f) shall promptly deliver to Parent true and correct copies of any report, statement or schedule filed by HSI with the SEC subsequent to the date of this Agreement;

    (g) shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock from HSI, (iii) increase any compensation or enter into or amend any employment severance, termination or similar agreement with any of its present or future officers or directors, except for normal increases in compensation to employees not earning more than $75,000 in annual base compensation consistent with past practice and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans or as may be required by applicable law;

    (h) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock; (ii) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based HSI Benefit Plans, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action, including the Rights or (iii) split, combine or reclassify any of its capital stock;

    (i) shall not, and shall not permit any of its Subsidiaries to sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business;

    (j) shall not (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) except for obligations of wholly-owned Subsidiaries of HSI; assume, guaranty, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practices in an amount not material to HSI and its Subsidiaries, taken as a whole; (iii) other than wholly-owned Subsidiaries of HSI, make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of HSI or its Subsidiaries; or
  (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to create any material mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset;

    (k) shall not acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to HSI and its Subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practices which would be material to HSI and its Subsidiaries taken as a whole;

    (l) except as may be required as a result of a change in law or in generally accepted accounting principles shall not change any of the accounting principles or practices used by HSI;

    (m) shall not (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to HSI and its Subsidiaries taken as a whole; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $1,500,000; provided, that none of the foregoing shall limit any capital expenditure within the aggregate amount previously authorized by HSI's Board of Directors for capital expenditures and written evidence thereof has been previously provided to Parent or Merger Sub; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

    (n) shall not make any tax election or settle or compromise any income tax liability material to HSI and its Subsidiaries taken as a whole;

    (o) shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of business of liabilities reflected or reserved against in, and contemplated by, the consolidated financial statements (or the notes thereto) of HSI and its Subsidiaries or incurred in the ordinary course of business consistent with past practice;

    (p) shall not settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or

    (q) shall not take, or agree in writing or otherwise to take, any of the actions described in Section 6.1(a) through 6.1(p) or any action that would make any of the representations and warranties of HSI contained in this Agreement untrue or incorrect as of the date when made.

  7.3. Meeting of Stockholders. HSI will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of HSI shall recommend such approval and HSI shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 7.7); provided, however, that such recommendation or solicitation is subject to any action taken by, or upon authority of, the Board of Directors of HSI in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law. HSI shall coordinate and cooperate with respect to the timing of such meetings and shall use its best efforts to hold such meetings on the same day. It shall be a condition to the mailing of the Proxy Statement that HSI shall have received opinions of Goldman and Salomon, each dated the date of the Proxy Statement, to the effect that, as of the date thereof, the Purchase Price pursuant to the Merger is fair to the holders of HSI Common Stock.

  7.4. Filings; Other Action. Subject to the terms and conditions herein provided, HSI and Parent shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in
(i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and
(c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. Each of Parent and HSI will use its best efforts to resolve such objections, if any, as may be asserted with respect to the Merger under the HSR Act or other antitrust laws. In the event a suit is instituted challenging the Merger as violative of the HSR Act or other antitrust laws, each of Parent and HSI will use its best efforts to resist or resolve such suit. Each of Parent and HSI will use its best efforts to take such action as may be required (a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under the HSR Act or other antitrust laws or (b) by any federal or state court of the United States, in any suit challenging the Merger as violative of the HSR Act or other antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger. In complying with the foregoing, each of Parent and HSI shall use all reasonable and appropriate measures available to them, including, if appropriate, "hold-separate" agreements or divestitures of Subsidiaries, assets or operations if necessary to consummate the transactions contemplated hereby, so long as such actions do not, in the aggregate, have a HSI Material Adverse Effect (after giving effect to the Merger). If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and HSI shall take all such necessary action.

  7.5. Inspection of Records; Access. From the date hereof to the Effective Time, HSI shall allow all designated officers, attorneys, accountants and other representatives of Parent ("Parent's Representatives") access at all reasonable times to all employees, stores, offices, warehouses, and other facilities and to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of HSI and its Subsidiaries; provided, however, Parent's Representatives shall use their reasonable best efforts to avoid interfering with, hindering or otherwise disrupting the employees of HSI in the execution of their employment duties during any visit to, or inspection of, HSI's facilities or stores.

  7.6. Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter HSI and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

  7.7. Proxy Statement. HSI shall promptly prepare and then file with the SEC a proxy statement with respect to the meeting of the stockholders of HSI in connection with the Merger (the "Proxy Statement"). HSI will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. HSI agrees that the Proxy Statement and each amendment or supplement thereto at the time of mailing thereof and at the time of the meeting of the stockholders of HSI will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  7.8. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

  7.9. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

  7.10. Indemnification and Insurance.

    (a) From and after the Effective Time, Parent shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is now, or has been at any time prior to the date hereof, an officer, director, employee, trustee or agent of HSI (or any Subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws in connection with the Merger. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, in advance of the final disposition of any such action to the full extent permitted by applicable law, upon receipt of any undertaking required by applicable law, and (ii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed) and provided, further, that Parent shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

    (b) Parent shall cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

    (c) For a period of four years after the Effective Time, Parent shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by HSI's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, that Parent shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of two times the current annual premium paid by HSI for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

    (d) Parent shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 7.10.

    (e) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Certificate of Incorporation or Bylaws of HSI, under the DGCL or otherwise. The provisions of this Section shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

  7.11. Certain Benefits.

    (a) From and after the Effective Time, subject to applicable law, and except as contemplated hereby with respect to the HSI Stock Option Plans, Parent and its Subsidiaries will honor in accordance with their terms, all HSI Benefit Plans; provided, however, that nothing herein shall preclude any change effected on a prospective basis in any HSI Benefit Plan that is permitted pursuant to the following sentence of this Section 7.11. For a period of not less than six months following the Effective Time, subject to applicable law, Parent and its Subsidiaries will provide benefits (or cash compensation in lieu thereof) to HSI employees who become employees of Parent and its Subsidiaries which will, in the aggregate, be no less favorable than those provided by HSI and its Subsidiaries to their employees immediately prior to the Effective Time. With respect to the each employee benefit or compensation plan or arrangement, including each "employee benefit plan" as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries (the "Parent Benefit Plans"), Parent and the Surviving Corporation shall grant all HSI employees from and after the Effective Time credit for all service with HSI and its affiliates and predecessors prior to the Effective Time for all purposes for which such service was recognized by HSI. To the extent Parent Benefit Plans provide medical or dental welfare benefits after the Effective Time, such plans shall waive any pre-existing conditions and actively-at-work exclusions and shall provide that any expenses incurred on or before the Effective Time shall be taken into account under Parent Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

    (b) Parent agrees to employ at the Effective Time all employees of HSI and its Subsidiaries who are employed on the Closing Date on terms consistent with HSI's current employment practices and at comparable levels of compensation and positions. Such employment shall be at will and Parent shall be under no obligation to continue to employ any individuals.

    (c) For purposes of this Section 7.11, the term "employees" shall mean all current employees of HSI and its Subsidiaries (including those on lay-off, disability or leave of absence, paid or unpaid).

    (d) Notwithstanding the provisions of Section 7.11(a), at or prior to the Effective Time, Parent shall expressly assume and agree to perform (i) the Protective Compensation and Benefits Agreement between the HSI and certain employees of HSI (ii) the Employment Agreement between HSI and Philip E. Beekman and (iii) the various bonus plans of the Company and its Subsidiaries in effect for Fiscal Year 1994 (the "Bonus Plans"). Notwithstanding the terms of the Bonus Plans, Parent shall make payments to all employees whose employment is terminated on or prior to August 31, 1994 and on or after the Effective Time of a bonus equal to the product of

      (x) such employee's entitlement under the Bonus Plans; and

      (y) a percentage equal to (1) the number of days such employee was employed by the Company (including days employed by the Surviving Corporation) during the fiscal year ending August 31, 1994, divided by
    (ii) 365.

  It is understood that in making any discretionary payments under the Bonus Plans, Parent shall determine the amount of any such payment consistent with the Company's past practice (with any such payments to employees no longer employed at the time of payment being made without consideration of the fact that such employee is no longer employed).

  7.12. Restructuring of Merger. Upon the mutual agreement of Parent and HSI, the Merger shall be restructured in the form of a forward triangular merger of HSI into Merger Sub, with Merger Sub being the surviving corporation, or as a merger of HSI into Parent, with Parent being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

  7.13 New York Real Estate Gains Tax. Merger Sub agrees that either Merger Sub or the Surviving Corporation will pay the New York State Real Property Transfer Tax, the New York State Real

Property Transfer Gains Tax and the New York City Real Property Transfer Tax (collectively, the "Gains Taxes"), if any, and any penalties or interest with respect to the Gains Taxes payable in connection with the consummation of the Merger. HSI agrees to cooperate with Merger Sub in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by HSI that are located in New York State and any information with respect to such property that is reasonably necessary to complete such returns.

  7.14 Placement of Subordinated Notes. Parent shall not seek to issue nor file with the SEC any registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to any public debt, except Subordinated Notes (as defined herein) of aggregate principal amount not in excess of $175,000,000; except, however, that this Section 7.14 shall not apply and be of no force and effect if the condition set forth in Section 8.3(c) has been waived in writing by Parent. Parent shall use reasonable best efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or appropriate to satisfy the condition set forth in Section 8.3(c).

                                   ARTICLE 8

  8. CONDITIONS.

  8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body by the holders of the issued and outstanding shares of capital stock of HSI entitled to vote thereon.

    (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (c) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

    (d) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have an HSI Material Adverse Effect following the Effective Time.

  8.2. Conditions to Obligation of HSI to Effect the Merger. The obligation of HSI to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) Parent shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and HSI shall have received a certificate of the President or a Vice President of Parent, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 8.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have a Parent Material Adverse Effect.

    (b) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Parent and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Parent Material Adverse Effect.

  8.3. Conditions to Obligation of Parent and Merger Sub to Effect the
Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) HSI shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of HSI contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and Parent shall have received a certificate of the President or a Vice President of HSI, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 8.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have an HSI Material Adverse Effect.

    (b) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of HSI and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have an HSI Material Adverse Effect.

    (c) Parent shall have completed and received the proceeds from the issuance and sale of not less than $175,000,000 aggregate principal amount of Subordinated Notes pursuant to an underwritten public offering registered under the Securities Act, or pursuant to a placement in compliance with Regulation 144A thereunder or in a private placement made in accordance with exemptions thereunder. As used herein, "Subordinated Notes" shall mean notes of Parent issued under an indenture qualifiable under the Trust Indenture Act which shall (i) bear a stated interest rate of not greater than 12% per annum, (ii) mature not more than ten years from the date of issue, (iii) be subordinated to the Parent's bank indebtedness and senior to other subordinated indebtedness, (iv) not be redeemable at the Parent's option for a period of not less than five years following the date of issue, (v) have other terms and non-financial covenants substantially similar to the existing $145,000,000 Senior Subordinated Debentures of HSI, and (vi) have financial covenants customary for other similar debt issuances then being issued in the market by corporations of comparable credit.

                                   ARTICLE 9

  9. TERMINATION.

  9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of HSI, by the mutual consent of Parent and HSI.

  9.2. Termination by Either Parent or HSI. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or HSI if (a) the Merger shall not have been consummated by September 30, 1994, or (b) the approval of HSI's stockholders required by Section 8.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

  9.3. Termination by HSI.

    (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of HSI referred to in Section 8.1(a), by action of the Board of Directors of HSI, if (i) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law the Board of Directors of HSI determines that such termination is required by reason of an Acquisition Proposal being made, or (ii) there has been a breach by Parent or Merger Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Parent Material Adverse Effect, or (iii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by HSI to Parent.

    (b) If, on or prior to April 29, 1994, Parent fails to either (A) (i) deposit or cause to be deposited with First Fidelity Bank, National Association, New Jersey, (the "Trustee"), trustee under that certain Indenture (the "Indenture") dated as of January 1, 1993 between Parent and Trustee, sufficient funds to defease (the "Defeasance") Parent's 9 1/8% Senior Notes due 2000 (the "Parent Notes") and (ii) take any other action required to effect the Defeasance at the earliest time permitted under the Indenture; or (B) obtain the consents (which may be in the form of waivers) of the holders of Parent Notes to certain covenants contained in the Parent Notes necessary to permit the consummation of the Merger in accordance with the terms of this Agreement, including the incurrence of indebtedness and granting of liens resulting therefrom (clauses (A) and (B) of this Section 9.03(b), hereinafter referred to as "Parent Notes Condition"), then

      (x) Parent shall pay HSI a fee in cash of $6,000,000, payable on or before the fifth business day following Parent's failure to satisfy the Parent Note Condition; and

      (y) HSI, by action of its Board of Directors taken within five business days of Parent's failure to satisfy the Parent Note Condition, may terminate the Agreement and the Merger.

  9.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent, if (a) there has been a breach by HSI of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an HSI Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of HSI, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to HSI.

  9.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and Section 7.9 and except for the provisions of Sections 10.3, 10.4, 10.6, 10.9, 10.12 and 10.13 and the
Confidentiality Agreement referred to in Section 10.4. Moreover, in the event of termination of this Agreement pursuant to Section 9.3 or 9.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

  9.6. Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party granting such extension or waiver. HSI's determination to forego action under Section 9.3(b)(y) shall not be deemed a waiver by HSI of any other provisions of this Agreement.

                                   ARTICLE 10

  10. GENERAL PROVISIONS.

  10.1. Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger, provided, however, that the agreements contained in Article 4 and in Sections 7.10, 7.11, 7.12, and 7.13 and this Article 10 and the agreements delivered pursuant to this Agreement shall survive the Merger.

  10.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to HSI:                                If to Parent or Merger Sub:
Philip E. Beekman                         D. Dwayne Hoven
President, Chairman of the Board and      President and Chief Executive
 Chief Executive Officer                   Officer
Hook-SupeRx, Inc.                         Revco D.S., Inc.
175 Tri-County Parkway                    1925 Enterprise Parkway
Cincinnati, OH 45246-3298                 Twinsburg, OH 44017
Facsimile: (513) 782-3576                 Facsimile: (216) 487-1679


With copies to:                           With copies to:
James S. Johns, Esq.                      Jack A. Staph, Esq.
Hook-SupeRx, Inc.                         Senior Vice President, Secretary and
175 Tri-County Parkway                     General Counsel
Cincinnati, OH 45246-3290                 Revco D.S., Inc.
Facsimile: (513) 782-3062                 1925 Enterprise Parkway
                                          Twinsburg, OH 44017
                                          Facsimile: (216) 487-1679
Jeffrey Bagner, Esq.
Fried, Frank, Harris, Shriver &
 Jacobson                                 Michael K. L. Wager, Esq.
One New York Plaza                        Benesch, Friedlander, Coplan &
New York, NY 10004                         Aronoff
Facsimile: (212) 747-1526                 88 East Broad Street
                                          Columbus, OH 43215-3506
                                          Facsimile: (614) 223-9330

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

  10.3. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Article 4 and Sections 7.10, 7.11, and 7.13 (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced on behalf of the beneficiaries thereof by the directors of HSI prior to the Effective Time. Parent shall pay all expenses, including attorneys' fees, that may be incurred by any of such directors in enforcing the Third Party Provisions.

  10.4. Entire Agreement. This Agreement, the Exhibits, the HSI Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement between HSI and Parent and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto. During the term of this Agreement, neither party hereto shall terminate the foregoing Confidentiality Agreement.

  10.5. Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of HSI, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

  10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of HSI and Parent hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim that such litigation brought in any Delaware Court has been brought in an inconvenient forum.

  10.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

  10.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

  10.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

  10.10. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

  10.11. Incorporation of Exhibits. The HSI Disclosure Letter, the Parent Disclosure Letter and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

  10.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  10.13. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they may be entitled at law or in equity.

  10.14. Subsidiaries. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. When a reference is made in this Agreement to Significant Subsidiaries, the words "Significant Subsidiaries" shall refer to Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act.

  10.15 Performance by Merger Sub. Parent hereby agrees to cause Merger Sub to comply with its obligations hereunder and to cause Merger Sub to consummate the Merger as contemplated herein.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                          REVCO D.S., INC.


                                          By:       /s/ D. Dwayne Hoven
                                             ----------------------------------
                                                      D. Dwayne Hoven
                                               President and Chief Executive
                                                          Officer

                                          HSX ACQUISITION CORP.


                                          By:       /s/ D. Dwayne Hoven
                                             ----------------------------------
                                                      D. Dwayne Hoven
                                                         President

                                          HOOK-SUPERX, INC.


                                          By:       /s/ Philip E. Beekman
                                             ----------------------------------
                                                     Philip E. Beekman
                                               President and Chief Executive
                                                          Officer

                                                                         ANNEX B

                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

  262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251, 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

      b. Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

      c. Cash in lieu of fractional shares of the corporations described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a., b. and
    c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 61, L. '93, eff. 7-1-93.)

                                                                         ANNEX C

                                VOTING AGREEMENT

  VOTING AGREEMENT (this "Agreement"), dated as of March 31, 1994, by and among Broad Street Investment Fund I, L.P., Stone Street Fund 1986, Bridge Street Fund 1986, Goldman, Sachs & Co., The Goldman Sachs Group, L.P., and The Kroger Co., (individually, a "Shareholder" and collectively, the "Shareholders"), Revco D.S., Inc., a Delaware corporation ("RDS"), and HSX Acquisition Corp., a Delaware corporation and wholly owned subsidiary of RDS ("Sub").

                              W I T N E S S E T H:

  WHEREAS, the Shareholders own, of record and/or beneficially, an aggregate of 10,249,998 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Hook-SupeRx, Inc., a Delaware corporation (the "Company"), which shares constitute approximately 49% of the currently issued and outstanding shares of Common Stock (all such shares together with any shares of Common Stock acquired by the Shareholders after the date hereof and prior to the termination hereof, being referred to herein as the "Shares"); and

  WHEREAS, concurrently herewith, RDS, Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, among other things, Sub will merge with and into the Company (the "Merger"), and the holders of all of the issued and outstanding shares of Common Stock will receive for $13.75 per share (the "Merger Price") in cash; and

  WHEREAS, the Shareholders desire to vote in favor of the Merger; and

  WHEREAS, RDS and Sub are entering into the Merger Agreement in reliance on the Shareholders' covenants hereunder;

  NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereto hereby agree as follows:

  1. AGREEMENT TO VOTE.

  1.1 Voting. The Shareholders hereby agree, during the time this Agreement is in effect, at any meeting of the shareholders of the Company, however called, and in any action by written consent of the shareholders of the Company, to (a) vote all of their Shares in favor of the Merger; (b) vote such Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) vote such Shares against any action or agreement that would impede, interfere with or attempt to discourage the Merger, including, but not limited to: (i) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Sub; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the Company's corporate structure or business; provided, however, that nothing herein shall be construed to obligate any Shareholder to act in accordance with the terms hereof in such person's capacity as a director or officer of the Company.

  2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each Shareholder represents and warrants to Sub and RDS as follows:

  2.1 Ownership of Shares. The Shares indicated on Exhibit I hereto next to the name of such Shareholder are owned of record and/or beneficially by such Shareholder, constitute all of the outstanding shares of Common Stock owned of record and/or beneficially by such Shareholder. Such Shareholder does not have any rights to acquire any additional shares of Common Stock.

  2.2 Power; Binding Agreement. Such Shareholder has full legal right, power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. The execution and delivery of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party including, without limitation, any voting agreement, shareholders' agreement or voting trust. This Agreement has been duly executed and delivered by such Shareholder. To the knowledge of such Shareholder, no consent or approval of or filing with any governmental or other regulatory body is required for the execution and performance in accordance with the terms of this Agreement, except for filings required pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

  2.3 Shares. On the date hereof each Shareholder is, and on the date of the Closing hereunder each Shareholder will be, the lawful owner of the Shares indicated next to such Shareholder's name on Exhibit I hereto, and there are no restrictions of any kind upon the ability of such Shareholder to vote such Shares on the date hereof and there will be no such restrictions to vote such Shares during the term of this Agreement.

  3. REPRESENTATIONS AND WARRANTIES OF RDS AND SUB. Each of RDS and Sub jointly and severally represent and warrant to the Shareholders as follows: (a) that each of RDS and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (b) the execution, delivery and performance of this Agreement by each of RDS and Sub have been duly authorized and approved by all required corporate action on the part of each of Sub and RDS; (c) this Agreement has been duly executed and delivered by each of RDS and Sub and is a legal, valid and binding obligation of each of RDS and Sub, enforceable against each in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

  4. TERMINATION OF AGENT. The Agreement shall expire upon the earliest to occur of (x) the Effective Time (as defined in the Merger Agreement), and (y) September 30, 1994.

  5. CERTAIN COVENANTS OF THE SHAREHOLDERS. Except in accordance with the provisions of this Agreement, each Shareholder, while this Agreement is in effect, shall not:

    (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Shares;

    (b) acquire any additional shares of Common Stock without the prior consent of Sub;

    (c) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or

    (d) solicit or enter into any negotiations with, or furnish or cause to be furnished any information concerning the business or assets of the Company or its subsidiaries to, any person or entity (other than RDS and Sub) in connection with the acquisition of the business or substantially all the assets (including by merger, sale of stock, consolidation, business combination or otherwise) of the Company; provided, however, that the foregoing shall not restrict any Shareholder or any officer, director or partner of such Shareholder or its affiliates, from otherwise exercising the fiduciary duties owed by such person to the Company by virtue of such person's position as a director or officer of the Company; provided further, however, that each Shareholder will promptly communicate to RDS any solicitation or inquiry received by such Shareholder; and, provided further that the foregoing shall not prohibit Goldman, Sachs & Co. from taking any action solely in its capacity as financial advisor to the Company.

  6. EXPENSES. Each party hereto will pay all of its own expenses in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel and other advisors.

  7. CONFIDENTIALITY. The Shareholders recognize that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each Shareholder shall not disclose or discuss such matters with anyone (other than such Shareholder's counsel and advisors, if any) not a party to this Agreement, without the prior written consent of Sub, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures such Shareholder's counsel advises are necessary in order to fulfill such Shareholder's obligations imposed by law, in which event such Shareholder shall give notice of such disclosure to Sub as promptly as practicable so as to enable RDS to seek a protective order from a court of competent jurisdiction with respect thereto.

  8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants and agreements made by the Shareholders, RDS or Sub in this Agreement shall survive each Closing hereunder and any investigation at any time made by or on behalf of any party.

  9. AMENDMENT; ASSIGNS. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by all of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but none of the parties hereto may assign any of such party's rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto, except that Sub may assign all of its rights and obligations under this Agreement to any subsidiary of Sub or RDS without the consent of the Shareholders, but no such transfer shall relieve Sub of its obligations hereunder if such subsidiary does not perform such obligations.

  10. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) if delivered in person, by cable, telegram, telex, or telecopy, or sent by registered or certified mail (postage prepaid, return receipt requested), to the respective parties as follows:

  If to RDS or Sub:

    REVCO D.S., INC.
    1925 Enterprise Parkway
    Twinsburg, Ohio 44087
    Attention: Jack A. Staph

  With copies to:

    BENESCH FRIEDLANDER COPLAN & ARONOFF
    88 East Broad Street
    Columbus, Ohio 43215-3506
    Attention: Michael K.L. Wager, Esq.

    WEIL, GOTSHAL & MANGES
    767 Fifth Avenue
    New York, New York 10153
    Attention: Akiko Mikumo, Esq.

  If to Broad Street Investment Fund I, L.P.,
    Stone Street Fund 1986,
    Bridge Street Fund 1986,
    Goldman, Sachs & Co.
    The Goldman Sachs Group, L.P.:

    GOLDMAN, SACHS & CO.
    85 Broad Street
    New York, New York 10004
    Attention: Richard A. Friedman

  With a copy to:

    SULLIVAN & CROMWELL
    125 Broad Street
    New York, New York 10004
    Attention: James C. Morphy

  If to The Kroger Co.:

    The Kroger Co.
    1014 Vine Street
    Cincinnati, Ohio 45202
    Attention: Paul W. Heldman, Esq.

or to such other address as any party may designate in writing in accordance herewith, except that notices of changes of address shall only be effective upon receipt.

  11. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

  12. GOVERNING LAW. THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY PRINCIPLES OF CHOICE OF LAWS OR CONFLICTS OF LAW.

  13. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in another jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

  14. FURTHER ASSURANCES. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

  15. THIRD PARTY BENEFICIARIES. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

  16. ENTIRE AGREEMENT. This Agreement, together with the documents expressly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter contained herein and therein and supersedes all prior agreements and understandings, express or implied, between the parties with respect to such subject matter.

  17. INJUNCTIVE RELIEF. The parties agree that in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

  IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                          Revco D.S., Inc.


                                          By:      /s/ D. Dwayne Hoven
                                              ---------------------------------
                                            Name:D. Dwayne Hoven
                                            Title: President and Chief
                                                   Executive Officer

                                          HSX Acquisition Corp.


                                          By:      /s/ D. Dwayne Hoven
                                              ---------------------------------
                                            Name:D. Dwayne Hoven
                                            Title:President

                                          Broad Street Investment Fund I, L.P.

                                          By:Goldman, Sachs & Co.
                                          General Partner


                                          By:      /s/ Goldman Sachs & Co.
                                              ---------------------------------
                                            Name:Joseph H. Gleberman
                                            Title:Partner

                                          Stone Street Fund 1986

                                          By:Stone Street Advisors Corp.
                                          General Partner


                                          By:     /s/ Sanjeev Mehra
                                              ---------------------------------
                                            Name:Sanjeev Mehra
                                            Title:Vice President

                                          BRIDGE STREET FUND 1986

                                          By:Stone Street Advisors Corp.
                                          Managing General Partner


                                          By:     /s/ Sanjeev Mehra
                                             ----------------------------------
                                            Name:Sanjeev Mehra
                                            Title:Vice President

                                          GOLDMAN, SACHS & CO.


                                          By:    /s/ Goldman, Sachs & Co.
                                             ----------------------------------
                                            Name:Joseph H. Gleberman
                                            Title:Partner

                                          THE GOLDMAN SACHS GROUP, L.P.

                                          By:Goldman, Sachs & Co.
                                          General Partner


                                          By:    /s/ Goldman, Sachs & Co.
                                             ----------------------------------
                                            Name:Joseph H. Gleberman
                                            Title:Partner

                                          THE KROGER CO.


                                          By:    /s/ William J. Sinkula
                                             ----------------------------------
                                            Name:William J. Sinkula
                                            Title:Executive Vice President

                                                            EXHIBIT I TO ANNEX C

                              OWNERSHIP OF SHARES

                                                                        SHARES
                                                                       ---------
Bridge Street Fund 1986...............................................    66,666
Stone Street Fund 1986................................................    83,333
Goldman, Sachs & Co...................................................   365,724
The Goldman Sachs Group, L.P. ........................................   500,000
Broad Street Investment Fund I, L.P................................... 4,109,275
The Kroger Co......................................................... 5,125,000

[LOGO OF GOLDMAN SACHS APPEARS HERE]

                                                                         ANNEX D

                                            [LOGO OF GOLDMAN SACHS APPEARS HERE]

June 17, 1994

Board of Directors Hook-SupeRx, Inc. 175 Tri-County Parkway Cincinnati, OH
45246

Gentlemen:

You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Hook-SupeRx, Inc. (the "Company") of the $13.75 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger dated as of March 31, 1994 among Revco D.S., Inc. ("Revco"), HSX Acquisition Corp., a wholly-owned subsidiary of Revco ("Merger Sub"), and the Company (the "Merger Agreement").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having performed various investment banking services for the Company from time to time, including having acted as managing underwriter of a $145,000,000 senior note offering and the Company's initial public offering of Common Stock, both in June 1992, and having acted as the Company's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. On December 8, 1986, Goldman, Sachs & Co. and certain of its affiliates invested $13,875,000 in exchange for approximately 37.5% of the outstanding Shares in connection with the Company's acquisition of the drug store operations of The Kroger Co. Goldman, Sachs & Co. and certain of its affiliates currently hold 5,124,998 Shares or approximately 24.6% of the Shares currently outstanding and have agreed pursuant to a Voting Agreement, dated as of March 31, 1994, by and among Broad Street Investment Fund I, L.P., Stone Street Fund 1986, Bridge Street Fund 1986, Goldman, Sachs & Co., The Goldman Sachs Group, L.P., The Kroger Co., Revco, and Merger Sub (the "Voting Agreement") to, among other things, vote such Shares in favor of the proposed transaction. In addition, Howard A. Silverstein, a general partner of Goldman, Sachs & Co., and Michael H. Coles, a limited partner of Goldman, Sachs & Co., have served on the Board of Directors of the Company since December of 1986.

HOOK-SUPERX, INC.
JUNE 17, 1994
PAGE 2

In connection with this opinion, we have reviewed, among other things, the Merger Agreement; the Voting Agreement; the Proxy Statement, dated the date hereof, relating to the Special Meeting of Stockholders of the Company to be held in connection with the Merger Agreement; Annual Reports to Stockholders for the two fiscal years ended August 31, 1993; Annual Reports on Form 10-K of the Company for the five fiscal years ended August 31, 1993; certain interim reports to stockholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the drug store industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $13.75 per Share in cash to be received by the holders of Shares pursuant to the Merger Agreement is fair to such holders.

Very truly yours,

GOLDMAN, SACHS & CO.

                                                                         ANNEX E

                                  (LETTERHEAD)

April 1, 1994

Board of Directors
Hook-SupeRx, Inc.
175 Tri-County Parkway
Cincinnati, OH 45246-3298

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (the "Stockholders") of the outstanding shares of Common Stock, $.01 par value (the "Shares") of Hook-SupeRx, Inc. (the "Company"), of the consideration to be received by the Stockholders in the merger of the Company into a wholly-owned subsidiary of Revco D.S., Inc. ("Revco") and the resultant conversion of each of the Shares, together with the conversion of all associated preferred stock rights, other than dissenting shares, into the right to receive cash from Revco in the amount of $13.75 in a merger transaction (the "Merger Agreement").

In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) certain publicly available information concerning the Company; (ii) certain internal information, primarily financial in nature, including projections, prepared by the management of the Company, furnished to us for purposes of our analysis; (iii) certain publicly available information with respect to other companies that we believe to be comparable to the Company and the trading markets for such other companies' securities; (iv) the trading and ownership characteristics of the Shares; (v) certain publicly available information with respect to transactions involving the sale of other companies that we believe to be comparable to the Company; (vi) drafts and final versions of the Agreement and Plan of Merger and the Voting Agreement by any among Broad Street Investment Fund I, L.P., Stone Street Fund 1986, Bridge Street Fund 1986, Goldman, Sachs & Co., The Goldman Sachs Group, L.P., and The Kroger Co., Revco D.S., Inc. and HSX Acquisition Corp.; and (vii) certain other analyses and studies that we deemed appropriate. We have also had discussions with certain senior management of the Company, regarding the Company's past and current business operation, financial condition and future prospects as well as other matters we believed to be relevant to our inquiry.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided us or publicly available and have not attempted independently to verify any of such information. We have also taken into account our assessment of general economic, market and financial conditions, as well as our experience in connection with similar transactions. Our opinion necessarily is based upon conditions as they exist and that were evaluated on the date hereof. With respect to financial projections, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company, as to the future financial performance of the Company. We express no view as to such forecasts or the assumptions on which they are based. We have not conducted a physical inspection of any of the properties or facilities of the Company (other than of certain office facilities), nor have we made or obtained any independent evaluations or

                                    [LOGO OF SALOMON BROTHERS INC. APPEARS HERE]

appraisals of any of such properties or facilities. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Stockholders and we express no opinion with respect to the underlying business decision of the Company to agree to the Merger Agreement.

Salomon Brothers Inc trades the outstanding debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Brothers Inc has previously rendered certain investment banking and financial advisory services to the Company (including having acted as co-manager for the IPO in June 1992) for which we have received customary compensation.

Based upon and subject to the foregoing, we are of the opinion that the consideration to be received by the Stockholders pursuant to the Merger Agreement is fair, from a financial point of view, to the Stockholders.

Very truly yours,

/s/SALOMON BROTHERS INC

SALOMON BROTHERS INC

                               HOOK-SUPERX, INC.

                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                         SPECIAL MEETING - JULY 8, 1994

  The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Stockholders of Hook-SupeRx, Inc., a Delaware corporation (the "Company"), to be held at One New York Plaza, New York, NY 10004, 27th Floor, on July 8, 1994 at 10:00 a.m., local time (the "Special Meeting") and the Proxy Statement in connection therewith and (2) appoints Philip E. Beekman and Timothy M. Mooney, and each of them, as proxies, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock, par value $.01 per share (the "Common Stock"), of the Company, held of record by the undersigned as of the close of business on June 7, 1994, at the Special Meeting, or at any postponement or adjournment thereof.

  This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the approval and adoption of the Merger Agreement as listed on the reverse side.

  The undersigned directs that his or her proxy be voted as follows:

                     (TO BE SIGNED AND DATED ON OTHER SIDE)

1. APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 31, 1994 (THE "MERGER AGREEMENT"), BETWEEN THE COMPANY, REVCO D.S., INC., A DELAWARE CORPORATION ("REVCO"), AND HSX ACQUISITION CORP., A DELAWARE CORPO-RATION AND WHOLLY-OWNED SUBSIDIARY OF REVCO ("MERGER SUB"), AND THE TRANSAC-TIONS CONTEMPLATED THEREBY. PURSUANT TO THE TERMS OF THE MERGER AGREEMENT, AMONG OTHER THINGS, (i) MERGER SUB WILL BE MERGED WITH AND INTO THE COMPANY, WITH THE COMPANY BEING THE SURVIVING CORPORATION (THE "MERGER"), AND (ii) EACH OUTSTANDING SHARE OF THE COMMON STOCK OF THE COMPANY (OTHER THAN SHARES OF COMMON STOCK HELD BY THE COMPANY AS TREASURY STOCK OR HELD BY STOCKHOLD-ERS, IF ANY, WHO PROPERLY EXERCISED THEIR DISSENTERS' RIGHTS UNDER DELAWARE
   LAW) WILL BE, TOGETHER WITH EACH ASSOCIATED PREFERRED STOCK PURCHASE RIGHT ATTACHED THERETO, CANCELLED AND CONVERTED INTO THE RIGHT TO RECEIVE $13.75 IN CASH.
                       For [X] Against [X] Abstain [X]

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

                       For [X] Against [X] Abstain [X]




Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope








- ------------------------------------------------------
                 Address Change Comments
- ------------------------------------------------------
 If you have noted either an Address Change or made
 Comments on the reverse side of this card, mark here.
- ------------------------------------------------------

 Address Change                                   [X]

 and/or Comments Mark Here
- ------------------------------------------------------



Please sign exactly as your name appears hereon. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated                                                                       1994
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- --------------------------------------------------------------------------------
Signature

- --------------------------------------------------------------------------------
Signature, if held jointly


VOTES MUST BE INDICATED
(X) IN BLACK OR BLUE INK.   [X]